    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 1998.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          THE COLONIAL BANCGROUP, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

           DELAWARE                           6711                          63-0661573
   (State of Incorporation)       (Primary Standard Industrial           (I.R.S. Employer
                                   Classification Code Number)          Identification No.)


                             ---------------------



       ONE COMMERCE STREET, SUITE 800       (334) 240-5000
         MONTGOMERY, ALABAMA 36104          Telephone  No.)
  (Address of principal executive offices)

                               WILLIAM A. MCCRARY
                        VICE PRESIDENT AND LEGAL COUNSEL
                          THE COLONIAL BANCGROUP, INC.
                              POST OFFICE BOX 1108
                         MONTGOMERY, ALABAMA 36101-1108
                            TELEPHONE: 334-240-5315
                            FACSIMILE: 334-240-5326
                    (Name and address of agent for service)
                             ---------------------
                                   COPIES TO:

             WILLARD H. HENSON                                     MARK HAYNIE
      MILLER, HAMILTON, SNIDER & ODOM                          14651 DALLAS PARKWAY
         ONE COMMERCE ST., STE. 305                                 SUITE 136
         MONTGOMERY, ALABAMA 36101                             DALLAS, TEXAS 75240
          TELEPHONE: 334-834-5550                            TELEPHONE: 972-716-1855
          FACSIMILE: 334-265-4533                            FACSIMILE: 972-716-1850

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the proposed merger of Commercial Bank of Nevada ("Commercial") with and into Colonial Bank, a subsidiary of the Registrant (the "Merger") as described in the Agreement and Plan of Merger, dated as of February 25, 1998, attached as Exhibit A to the Proxy Statement and Prospectus forming a part of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                        PROPOSED             PROPOSED
                                     AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
    TITLE OF EACH CLASS OF            TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
 SECURITIES TO BE REGISTERED      REGISTERED(1)         PER UNIT         OFFERING PRICE(2)           FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $2.50 per share                   1,263,235        Not Applicable         10,291,158            3,035.89
================================================================================================================

(1) This Registration Statement covers the maximum number of shares of the common stock of the Registrant which is expected to be issued in connection with the Merger.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, and based upon the book value as of December 31, 1997 of $12.22 per share of 842,157 shares of Commercial common stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON EACH SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                           COMMERCIAL BANK OF NEVADA
                          2820 W. CHARLESTON BOULEVARD
                            LAS VEGAS, NEVADA 89012
                                 (702) 258-9990

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
               TO BE HELD ON                1998, AT          .M.
                             ---------------------

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of Commercial Bank of Nevada ("Commercial") will be held at
     ,                               , on           , 1998, at        .m., local
time, for the following purposes:

          1. Merger. To consider and vote upon an Agreement and Plan of Merger, dated as of February 25, 1998, between Commercial, The Colonial BancGroup, Inc. ("BancGroup") and Colonial Bank, a wholly owned subsidiary of BancGroup (the "Agreement"), and the proposed merger (the "Merger") of Commercial with and into Colonial Bank, pursuant to the Agreement. Colonial Bank will be the surviving corporation in the Merger. Each share of common stock of Commercial, par value $1.00 (the "Commercial Common Stock") outstanding at the Effective Date of the Merger will be converted into one share of common stock of BancGroup, par value $2.50 (the "BancGroup Common Stock"), provided that the Market Value of BancGroup Common Stock is neither greater than $38.00 nor less than $30.00. However, if the Market Value of BancGroup Common Stock is greater than $38.00, each share of Commercial Common Stock will be converted at the Effective Date of the Merger into a number of shares of BancGroup Common Stock equal to $38.00 divided by the Market Value, and if the Market Value of BancGroup Common Stock is less than $30.00, then each share of Commercial Common Stock will be converted at the Effective Date of the Merger into a number of shares of BancGroup Common Stock equal to $30.00 divided by the Market Value. The "Market Value" means the average of the closing prices for BancGroup Common Stock for the ten trading days ending on the trading day five calendar days before the Effective Date of the Merger. Cash will be paid in lieu of fractional shares at the Market Value of such fractional shares, as described more fully in the accompanying Proxy Statement and Prospectus. A copy of the Agreement is attached to the Proxy Statement and Prospectus as Appendix A.

          2. Other Matters. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors of Commercial has fixed the close of business on
            , 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Holders of Commercial Common Stock as of the Record Date are entitled to exercise dissenters' rights of appraisal pursuant to Section 92A.300 et seq. of the Nevada Revised Statutes ("NRS"). A holder of Commercial Common Stock who complies with the provisions of applicable law relating to dissenters' rights will be entitled to object to the Agreement and Plan of Merger and make written demand that BancGroup pay in cash the fair value of the shares of Commercial Common Stock held as determined in accordance with statutory provisions. A copy of the dissenters' rights provisions under applicable Nevada law is attached to the enclosed Proxy Statement and Prospectus as Appendix C. Pursuant to Commercial's Articles of Incorporation and assuming the Merger is consummated, a dissenting shareholder will be entitled to receive for each share of Commercial Common Stock as to which dissenters' rights are perfected not less than the greater of the value per share received by non-dissenting shareholders in the Merger and the per-share book value of Commercial Common Stock as of the end of the most recently completed fiscal quarter.

     You are cordially invited to attend the Special Meeting, but whether or not you plan to attend, please complete and sign the enclosed form of proxy and mail it promptly in the enclosed envelope. The proxy may be revoked at any time by filing a written revocation with the Secretary of Commercial, by executing a later dated proxy and delivering it to the Secretary of Commercial, or by attending the Special Meeting and voting in person.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         Chairman

PROSPECTUS

                         COMMON STOCK, $2.50 PAR VALUE

                          THE COLONIAL BANCGROUP, INC.

                                PROXY STATEMENT
                     FOR SPECIAL MEETING OF SHAREHOLDERS OF
                           COMMERCIAL BANK OF NEVADA
                             ---------------------

    This Proxy Statement and Prospectus (the "Prospectus") relates to the proposed merger (the "Merger") of Commercial Bank of Nevada, a Nevada state bank ("Commercial"), with and into Colonial Bank, an Alabama banking corporation ("Colonial Bank"). Colonial Bank is a wholly owned subsidiary of The Colonial BancGroup, Inc. ("BancGroup"), a Delaware corporation. This Prospectus is being furnished to the shareholders of Commercial in connection with the solicitation of proxies by the Board of Directors of Commercial for use at a special meeting of the shareholders of Commercial (the "Special Meeting") to be held on
           , 1998, at       .m., local time, at
        ,                 ,             , including any adjournments or
postponements thereof. At the Special Meeting, shareholders of Commercial will consider and vote upon the matters set forth in the preceding Notice of Special Meeting of Shareholders, as more fully described in this Prospectus.

    The Merger will be consummated pursuant to the terms of a certain Agreement and Plan of Merger dated as of February 25, 1998, by and among BancGroup, Colonial Bank and Commercial (the "Agreement"). The Agreement provides that, subject to the approval of the Agreement by the shareholders of Commercial at the Special Meeting and the satisfaction (or waiver, to the extent that such waiver is permitted by law) of other conditions contained in the Agreement, Commercial will be merged with and into Colonial Bank, and Colonial Bank will be the surviving corporation. Each issued and outstanding share of common stock, par value $1.00 per share (the "Commercial Common Stock"), will be converted into one share of common stock of BancGroup, par value $2.50 per share (the "BancGroup Common Stock"), provided that the Market Value of BancGroup Common Stock is not less than $30.00 per share or greater than $38.00 per share. If the Market Value of BancGroup Common Stock is less than $30.00 per share, then each share of Commercial Common Stock shall be converted into a number of shares of BancGroup Common Stock equal to $30.00 divided by the Market Value. If the Market Value of BancGroup Common Stock is greater than $38.00, then each share of Commercial Common Stock shall be converted into a number of shares of BancGroup Common Stock equal to $38.00 divided by the Market Value. The Market Value of BancGroup Common Stock will be the average of the closing prices of BancGroup Common Stock as reported on the New York Stock Exchange ("NYSE") on each of the ten consecutive trading days ending on the trading day five calendar days preceding the day on which the Merger become effective (the "Effective Date"). Cash will be paid in lieu of fractional shares at the Market Value of such fractional shares. See "The Merger -- Conversion of Commercial Common Stock." The shares of BancGroup Common Stock are listed on the NYSE. The closing price per share of the BancGroup Common Stock on the NYSE on March 27, 1998 was $35.875.

    Consummation of the Merger requires, among other things, the affirmative vote of the holders of at least a majority of the outstanding shares of Commercial Common Stock.

    BancGroup has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of the BancGroup Common Stock to be issued in connection with the Merger. This document constitutes a Proxy Statement of Commercial in connection with the solicitation of proxies by Commercial for the Special Meeting and a Prospectus of BancGroup with respect to the BancGroup Common Stock to be issued in the Merger. This Prospectus and accompanying form of proxy are first being mailed to shareholders of Commercial on or about the date set forth below.
   THE BOARD OF DIRECTORS OF COMMERCIAL BANK OF NEVADA UNANIMOUSLY RECOMMENDS
                           APPROVAL OF THE AGREEMENT.
                             ---------------------

   THE SECURITIES TO WHICH THIS PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

THE SHARES OF BANCGROUP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                           OTHER GOVERNMENTAL AGENCY.

    The principal office and mailing address of Commercial are 2820 W. Charleston Boulevard, Las Vegas, Nevada 89012, (telephone 702-258-9990), and the principal office and mailing address of BancGroup are Colonial Financial Center, One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101 (telephone 334-240-5000).

               THE DATE OF THIS PROSPECTUS IS             , 1998.

                             AVAILABLE INFORMATION

     BancGroup is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by BancGroup, including proxy and information statements, can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. D.C. 20549, at prescribed rates.

     The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as BancGroup, that file electronically with the Commission.

     The BancGroup Common Stock is listed for trading on the NYSE. Reports, including proxy and information statements, of BancGroup and other information may be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

     BancGroup has filed with the Commission a Registration Statement under the Securities Act to register the shares of BancGroup Common Stock being issued in connection with the Merger. This Prospectus omits certain information contained in the Registration Statement and exhibits thereto. Such Registration Statement, including the exhibits thereto, can be inspected at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such Registration Statement can be obtained at prescribed rates from the Commission at that address.

     The information in this Prospectus concerning BancGroup and its subsidiaries has been furnished by BancGroup, and the information concerning Commercial has been furnished by Commercial.

     This Prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, and business of BancGroup following the consummation of the Merger and the proposed acquisition of another banking institution (the "Other Pending Acquisitions"), including statements relating to the expected impact of the Merger and the Other Pending Acquisitions on BancGroup's financial performance. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) expected cost savings from the Merger and the Other Pending Acquisitions, if any or all of such transactions are consummated, cannot be fully realized; (ii) deposit attrition, customer loss, or revenue loss following the Merger and the Other Pending Acquisitions is greater than expected; (iii) competitive pressure in the banking industry increases significantly; (iv) costs or difficulties related to the integration of the businesses of BancGroup and the institutions to be acquired are greater than expected; (v) changes in the interest rate environment reduce margins; (vi) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (vii) changes occur in the regulatory environment; (viii) changes occur in business conditions and the rate of inflation; and (ix) changes occur in the securities markets. Forward-looking earnings estimates, if any, included in this Prospectus have not been examined or compiled by the independent public accountants of BancGroup and Commercial, nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors that could affect the financial results of BancGroup after the Merger and the Other Pending Acquisitions is included in the filings with the Commission incorporated by reference herein. When used in this Prospectus, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to BancGroup (including its subsidiaries), or its management are intended to identify forward-looking statements.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AN OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANCGROUP OR COMMERCIAL SINCE THE DATE OF THIS PROSPECTUS OR THAT INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                      DOCUMENTS INCORPORATED BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS OF BANCGROUP BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM THE PERSONS SPECIFIED BELOW. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY BANCGROUP NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

     The following documents filed by BancGroup with the Commission are hereby incorporated by reference into this Prospectus:

          (1) BancGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (2) BancGroup's Registration Statement on Form 8-A dated November 22, 1994, effective February 22, 1995, containing a description of the BancGroup Common Stock.

          (3) BancGroup's Reports on Form 8-K dated March 16, 1998 and April 15, 1998; and

          (4) The description of the current management and Board of Directors contained in the Proxy Statement pursuant to Section 14(a) of the Exchange Act for BancGroup's Annual Meeting of Shareholders held on April 15, 1998.

     All documents filed by BancGroup pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting shall be deemed incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     BancGroup has entered into the Agreement with Commercial regarding the Merger described herein. Various provisions of the Agreement are summarized or referred to in this Prospectus, and are qualified in their entirety by reference to the Agreement which is incorporated by reference into this Prospectus and attached hereto as Appendix A.

     BancGroup will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the documents which have been incorporated herein by reference but not delivered herewith (other than the exhibits to such documents unless specifically incorporated herein). Such request, in writing or by telephone, should be directed to W. Flake Oakley, IV, Secretary, The Colonial BancGroup, Inc., One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101 (telephone 334-240-5000).

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
THE SPECIAL MEETING.........................................   10
  General...................................................   10
  Record Date; Shares Entitled to Vote; Vote Required for
     the Merger.............................................   10
  Solicitation, Voting and Revocation of Proxies............   11
  Effect of Merger on Outstanding BancGroup Common Stock....   11
THE MERGER..................................................   12
  General...................................................   12
  Background of the Merger..................................   12
  Commercial's Board of Directors' Reasons for Approving the
     Merger.................................................   13
  Fairness Opinion..........................................   14
  Recommendation of the Board of Directors of Commercial....   17
  BancGroup's Reasons for the Merger........................   17
  Related Transactions -- Stock Option......................   17
  Interests of Certain Persons in the Merger................   18
  Conversion of Commercial Common Stock.....................   19
  Surrender of Commercial Common Stock Certificates.........   20
  Certain Federal Income Tax Consequences...................   20
  Other Possible Consequences...............................   22
  Conditions to Consummation of the Merger..................   22
  Amendment or Termination..................................   23
  Regulatory Approvals......................................   23
  Conduct of Business Pending the Merger....................   25
  Commitments with Respect to Other Offers..................   26
  Rights of Dissenting Shareholders.........................   26
  Resale of BancGroup Common Stock Issued in the Merger.....   28
  Accounting Treatment......................................   29
  NYSE Reporting of BancGroup Common Stock Issued in the
     Merger.................................................   29
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................   30
  BancGroup.................................................   30
  Commercial................................................   30
BANCGROUP CAPITAL STOCK AND DEBENTURES......................   31
  BancGroup Common Stock....................................   31
  Preference Stock..........................................   32
  1986 Debentures...........................................   32
  Other Indebtedness........................................   33
  Changes in Control........................................   33
COMPARATIVE RIGHTS OF SHAREHOLDERS..........................   35
  Director Elections........................................   35
  Removal of Directors......................................   35
  Voting....................................................   35
  Preemptive Rights.........................................   35
  Directors' Liability......................................   36
  Indemnification...........................................   36
  Special Meetings of Shareholders; Action Without a
     Meeting................................................   37
  Mergers, Share Exchanges and Sales of Assets..............   37
  Amendment of Certificate of Incorporation and Bylaws......   38
  Rights of Dissenting Shareholders.........................   38
  Preferred Stock...........................................   39

                                                              PAGE
                                                              ----
  Effect of the Merger on Commercial Shareholders...........   39
THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES...............   40
  Condensed Pro Forma Statements of Condition (Unaudited)...   40
COMPLETED BUSINESS COMBINATIONS.............................   41
PENDING BUSINESS COMBINATION................................   43
  Condensed Pro Forma Statements of Income (Unaudited)......   44
  Selected Financial and Operating Information..............   49
COMMERCIAL BANK OF NEVADA...................................   51
  Selected Financial Data...................................   51
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................   52
  General...................................................   52
  Regulation and Legislation................................   52
  Credit Risk...............................................   52
  Results of Operations.....................................   56
  Rate/Volume Analysis......................................   57
  Liquidity and Capital Resources...........................   57
  Regulatory Capital Requirements...........................   58
  Asset and Liability Management............................   59
  Loan Maturities...........................................   61
  Comparison of Years Ended December 31, 1997 and December
     31, 1996...............................................   62
  Comparison of Years Ended December 31, 1996 and December
     31, 1995...............................................   62
  Impact of Inflation and Changing Prices...................   63
  Current Accounting Development............................   63
  Year 2000 Compliance......................................   63
BUSINESS OF BANCGROUP.......................................   64
  General...................................................   64
  Recently Completed and Other Proposed Business
     Combinations...........................................   64
  Year 2000 Compliance......................................   64
  Voting Securities and Principal Shareholders..............   65
  Security Ownership of Management..........................   67
  Management Information....................................   68
BUSINESS OF COMMERCIAL......................................   69
  General...................................................   69
  Market Area...............................................   69
  Properties................................................   69
  Competition...............................................   69
  Principal Holders of Common Stock.........................   70
ADJOURNMENT OF SPECIAL MEETING..............................   70
OTHER MATTERS...............................................   71
DATE FOR SUBMISSION OF BANCGROUP SHAREHOLDER PROPOSALS......   71
LEGAL MATTERS...............................................   71
EXPERTS.....................................................   71
INDEX TO FINANCIAL STATEMENTS...............................  F-1
APPENDIX A -- Agreement and Plan of Merger..................  A-1
APPENDIX B -- Fairness Opinion of Hoefer & Arnett,
  Incorporated..............................................  B-1
APPENDIX C -- Section 92A.300-92A.500 of the Nevada Revised
  Statutes Regarding Dissenters' Rights.....................  C-1
APPENDIX D -- Stock Option Agreement........................  D-1

                                    SUMMARY

     The following provides a summary of certain information included in this Prospectus. This summary is qualified in its entirety by the more detailed information appearing elsewhere herein, the Appendices hereto and the documents incorporated herein by reference. Shareholders of Commercial are urged to read this Prospectus, including the Appendices, in full.

GENERAL

     This Prospectus relates to the issuance of shares of BancGroup Common Stock in connection with the proposed Merger of Commercial with and into Colonial Bank, a wholly owned subsidiary of BancGroup.

THE SPECIAL MEETING

     The Special Meeting will be held at                , on             , 1998,
at            .m., local time, for the purpose of considering and voting upon the Agreement and the Merger. Only holders of record of Commercial Common Stock
at the close of business on             , 1998 (the "Record Date") are entitled
to the notice of and to vote at the Special Meeting. As of the Record Date, 842,157 shares of Commercial Common Stock were issued and outstanding. See "The Special Meeting."

THE COMPANIES

     BancGroup. BancGroup is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). It was organized in Delaware in 1974 and has operated under its current name and management since 1981. BancGroup operates a wholly owned commercial banking subsidiary, Colonial Bank, in the states of Alabama, Georgia, Florida and Tennessee. Colonial Bank conducts a full service commercial banking business through 134 branches in Alabama, five branches in Tennessee, 13 branches in Georgia and 75 branches in Florida. BancGroup has also entered into an agreement to acquire one additional bank. Colonial Mortgage Company, a subsidiary of Colonial Bank, is a mortgage banking company which, as of December 31, 1997, serviced approximately $12.9 billion in residential loans and which originates residential mortgages in 34 states through four divisional offices. At December 31, 1997, BancGroup had consolidated total assets of $6.9 billion and consolidated shareholders' equity of $494.3 million.

     Commercial. Commercial is a Nevada state bank which is headquartered in Las Vegas, Nevada. Currently, the Bank operates three offices located in the greater Las Vegas area. At December 31, 1997, Commercial had total assets of approximately $120.1 million, total deposits of approximately $108.7 million and total shareholders' equity of approximately $10.3 million. See "Business of Commercial."

THE MERGER

     The Agreement provides for the Merger of Commercial with and into Colonial Bank, with Colonial Bank to be the surviving corporation. Upon the date of consummation of the Merger (the "Effective Date"), each outstanding share of Commercial Common Stock (except shares as to which dissenters' rights are perfected) will be converted by operation of law and without any action by any holder thereof into one share of BancGroup Common Stock. If the Market Value of BancGroup Common Stock is greater than $38.00 per share or less than $30.00 per share, then each share of Commercial Common Stock will be converted into a number of shares of BancGroup Common Stock obtained by dividing the Market Value into $38.00 or $30.00, as the case may be. Cash will be paid in lieu of fractional shares at the Market Value of such fractional shares. The "Market Value" will be the average of the closing prices of the BancGroup Common Stock as reported by the NYSE on each of the ten trading days ending on the trading day five calendar days immediately preceding the Effective Date. If the Market Value is neither greater than $38.00 nor less than $30.00, then a total of 842,157 shares of BancGroup Common Stock will be issued in the Merger. If the Market Value falls outside those thresholds, then the total number of shares of BancGroup Common Stock issued in the Merger will increase proportionally as the Market Value falls below $30.00 and will decrease proportionally as the Market Value exceeds $38.00.

     No fractional shares of BancGroup Common Stock will be issued in the Merger. Each shareholder of Commercial otherwise entitled to receive a fractional share of BancGroup Common Stock will receive instead a cash payment (without interest) equal to such fractional share multiplied by the Market Value.

     Promptly after the Effective Date, Commercial shareholders will be given notice of the consummation of the Merger and instructions for the exchange of such shareholders' certificates representing shares of Commercial Common Stock for certificates representing shares of BancGroup Common Stock. Certificates for the shares of BancGroup Common Stock issued will not be distributed or dividends paid on such shares until shareholders surrender their certificates representing their shares of Commercial Common Stock in accordance with those instructions. COMMERCIAL SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE INSTRUCTIONS.

     See "The Merger -- Conversion of Commercial Common Stock," "-- Surrender of Commercial Common Stock Certificates."

     For certain information concerning dissenters' rights, voting at the Special Meeting, and management of BancGroup and Commercial, see "The
Merger -- Rights of Dissenting Shareholders," "-- Conversion of Commercial Common Stock;" "The Special Meeting -- Solicitation, Voting and Revocation of Proxies," "-- Record Date; Shares Entitled to Vote; Vote Required;" "Business of BancGroup -- Voting Securities and Principal Stockholders," "-- Security Ownership of Management;" and "Business of Commercial -- Principal Holders of Common Stock."

OPINION OF FINANCIAL ADVISORS

     Commercial has received an opinion from Hoefer & Arnett, Incorporated that the terms of the Agreement are fair, from a financial point of view, to the shareholders of Commercial. The full text of Hoefer & Arnett, Incorporated's opinion is set forth in Appendix B to this Prospectus and should be read in its entirety by Commercial shareholders. For additional information regarding Hoefer & Arnett, Inc's. opinion, see "The Merger -- Opinion of Financial Advisor."

RECOMMENDATION OF COMMERCIAL'S BOARD OF DIRECTORS

     The Board of Directors of Commercial has unanimously approved the Agreement. THE BOARD OF DIRECTORS OF COMMERCIAL BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF COMMERCIAL AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT. For a discussion of the factors considered by the Board of Directors in reaching its conclusions, see "The Merger -- Background of the Merger" and "-- Commercial's Board of Director's Reasons for Approving the Merger."

RELATED TRANSACTIONS -- STOCK OPTION

     In connection with the Agreement, Commercial has granted to BancGroup an option to purchase up to 19.9% of the Commercial Common Stock at a purchase price of $34.00 per share. The option will become exercisable upon the occurrence of certain events which are generally related to the potential acquisition of Commercial by another party. The option is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for any third party to acquire control of Commercial while BancGroup is seeking to consummate the Merger. See "The Merger -- Related Transactions -- Stock Option."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Commercial's management and its Board of Directors have interests in the Merger in addition to, or different from, the interests of shareholders of Commercial generally. These interests are related to certain agreements and arrangements as described below.

     John Gaynor, Commercial's President and Chief Executive Officer and Richard Helgren, Commercial's Executive Vice President and Chief Operating Officer, have each agreed to enter into employment contracts with Colonial Bank. The agreements will commence at the Effective Date of the Merger and will terminate on the third anniversary of the Effective Date. Mr. Gaynor and Mr. Helgren will serve as President and Executive Vice President, respectively, of the Las Vegas Region of Colonial Bank. Mr. Gaynor will receive a salary of $132,500 annually and will be granted options under BancGroup's stock option plans respecting 30,000 shares of BancGroup Common Stock. Mr. Helgren will receive a salary of $105,000 annually and will be granted options under BancGroup's stock option plans respecting 20,000 shares of BancGroup Common Stock. These options granted to Mr. Gaynor and Mr. Helgren shall vest ratably over a period of five years from the date of the grant. See "The
Merger -- Interests of Certain Person in the Merger -- Employment Contracts."

     Prior to the Effective Date certain key employees of Commercial shall enter into agreements with Commercial providing that they will not compete with BancGroup for a period of at least one year from the Effective Date. As consideration, the employees shall receive compensation which shall not total more than $200,000. The amount of such compensation which each key employee shall receive shall be proposed by Commercial's President subject to the approval of BancGroup, provided that no one key employee shall receive more than 50% of the total compensation.

     On February 10, 1998 the Board of Directors of Commercial resolved to pay $100,000 to be shared equally by Jerry E. Polis, Gerald L. Ehrens and William K. Stephan, M.D., members of the Merger Negotiating Committee of the Board in recognition of their efforts on behalf of Commercial in connection with the Merger. The $100,000 is payable upon consummation of the transactions contemplated in the Merger Agreement.

     On the Effective Date and subject to the existing agreements discussed above, all employees of Commercial will, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of the Agreement. All employees of Commercial who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees.

     Except as indicated above, none of the directors or executive officers of Commercial, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of Commercial Common Stock.

     See "The Merger -- Interests of Certain Persons in the Merger."

VOTE REQUIRED

     Under Nevada law, the Agreement must be approved by the affirmative vote of the holders of at least a majority of issued and outstanding shares of Commercial Common Stock. Each share of Commercial Common Stock is entitled to one vote on the Agreement. Approval of the Agreement and the Merger by BancGroup shareholders is not required under Delaware, Alabama, Nevada or other applicable law, or the rules of the NYSE on which the BancGroup Common Stock is listed. See "The Special Meeting."

     Only holders of record of Commercial Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of such date, 842,157 shares of Commercial Common Stock were issued and outstanding. As of the Record Date, the directors and executive officers of
Commercial beneficially owned approximately      % of the outstanding shares of
Commercial Common Stock. As of the same date, the directors, executive officers and affiliates of BancGroup held no shares of Commercial Common Stock. See "The Special Meeting."

     As of the Record Date, the directors of Commercial beneficially owned 250,250 shares of Commercial Common Stock representing approximately 29.71% of the outstanding shares and have agreed with BancGroup to vote their shares in favor of the Agreement. See "The Special Meeting." As of February 27, 1998, Directors and executive officers of BancGroup beneficially owned in the aggregate 4,965,923 shares of BancGroup Common Stock representing approximately 10.24% of BancGroup's outstanding shares.

     Proxies should be returned to Commercial in the envelope enclosed herewith. Shareholders of Commercial submitting proxies may revoke their proxies by (i) giving notice of such revocation in writing to the Secretary of Commercial at or prior to the Special Meeting, (ii) by executing and delivering a proxy bearing a later date to the Secretary of Commercial at or prior to the Special Meeting, or
(iii) by attending the Special Meeting and voting in person. Because approval of the Agreement requires the approval of at least a majority of the outstanding shares of Commercial Common Stock, failure to submit a proxy or failure to vote in person at the Special Meeting will have the same effect as a negative vote. See "The Special Meeting -- Solicitation, Voting and Revocation of Proxies."

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of Commercial Common Stock as of the Record Date are entitled to exercise dissenters' rights of appraisal pursuant to Section 92A.300 et seq. of the Nevada Revised Statutes ("NRS"). A holder of Commercial Common Stock who complies with the provisions of applicable law relating to dissenters' rights will be entitled to object to the Agreement and Plan of Merger and make written demand that BancGroup pay in cash the fair value of the shares of Commercial Common Stock held as determined in accordance with statutory provisions. Shareholders wishing to exercise dissenters' rights of appraisal must follow exactly all requirements for the exercise of such rights as set forth in NRS
Section 92A.300 et seq., a copy of which is attached as Appendix C to this Prospectus. Pursuant to Commercial's Articles of Incorporation and assuming the Merger is consummated, a dissenting shareholder will be entitled to receive for each share of Commercial Common Stock as to which dissenters' rights are perfected not less than the greater of the value per share received by non-dissenting shareholders in the Merger and the per-share book value of Commercial Common Stock as of the end of the most recently completed fiscal quarter. See "The Merger -- Rights of Dissenting Shareholders." Any shareholder who properly exercises dissenters' rights of appraisal and receives cash for his or her shares will encounter income tax treatment different from the treatment for shareholders who do not exercise dissenters' rights. See "The
Merger -- Certain Federal Income Tax Consequences."

CONDITIONS TO THE MERGER

     The parties' respective obligations to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The obligations of Commercial and BancGroup to consummate the Merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least a majority of issued and outstanding shares of Commercial Common Stock; (ii) the approval of the Merger by the Board of Governors of the Federal Reserve Board (the "Federal Reserve"), the Alabama Banking Department (the "Alabama Department") and by the Commissioner, Financial Institutions Division, Nevada Department of Business and Industry (the "Nevada Commissioner"); (iii) each party's having obtained consents of third parties required for the consummation of the Merger or for the prevention of default under material contracts or permits of such party; (iv) the Registration Statement of which this Prospectus forms a part having become effective, with no stop order or proceedings for such purpose suspending the effectiveness of the Registration Statement pending or in effect; (v) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or in which it is sought to obtain divestiture, rescission or damages in connection with the Merger; (vi) the absence of any investigation by any governmental agency which might result in any such proceeding; (vii) consummation of the Merger no later than September 30, 1998; (vii) receipt of an opinion of Coopers & Lybrand L.L.P. regarding certain tax matters; and, (ix) receipt of opinions of counsel.

     The obligation of Commercial to consummate the Merger is further subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement having been approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of Commercial; (ii) the number of shares as to which holders of Commercial Common Stock exercise dissenters' rights not exceeding 10% of the outstanding shares of Commercial Common Stock; (iii) the receipt of a letter from Coopers & Lybrand L.L.P. concurring with the conclusions of BancGroup's and Commercial's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests; (iv) the accuracy in all material respects of the representations and warranties of Commercial contained in the Agreement, and the performance by Commercial of all of its covenants and agreements under the Agreement; and, (v) the receipt by BancGroup of certain undertakings from holders of Commercial Common Stock who may be deemed to be "affiliates" of Commercial pursuant to the rules of the Commission.

     Applications for appropriate regulatory approvals by the Federal Reserve, the Nevada Commissioner and the Alabama Department were filed with such agencies on April 6, 1998. The Federal Reserve's approval is anticipated before the Special Meeting. Approval of the Alabama Department and the Nevada Commissioner is anticipated after the Special Meeting, if the shareholders of Commercial approve the Merger. It is currently anticipated that the Merger will be consummated during the second quarter of 1998. No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that the other conditions precedent to the Merger can or will be satisfied.

     See "The Merger -- Conditions to Consummation of the Merger" and "Regulatory Approvals."

AMENDMENT OR TERMINATION OF AGREEMENT

     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, after adoption of the Agreement and the merger by the holders of Commercial Common Stock, no amendment decreasing the consideration to be received by Commercial shareholders may be made without the further approval of such shareholders. Such amendments may require the filing with the Commission of an amendment of the Registration Statement, of which this Prospectus forms a part. The Agreement may be terminated at any time prior to or on the Effective Date, whether before or after adoption of the Agreement by the shareholders of Commercial, by the mutual consent of the respective Boards of Directors of Commercial and BancGroup, or by the Board of Directors of either BancGroup or Commercial under certain circumstances including, but not limited to, the failure of the transactions contemplated by the Agreement to be consummated on or prior to September 30, 1998, if such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate. See "The Merger -- Amendment or Termination of Agreement."

COMPARATIVE RIGHTS OF SHAREHOLDERS

     The rights of the holders of the Commercial Common Stock may be different from the rights of the holders of the BancGroup Common Stock. A discussion of these rights and a comparison thereof is set forth at "Comparative Rights of Shareholders."

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). No ruling with respect to the federal income tax consequences of the Merger to Commercial's shareholders will be requested from the Internal Revenue Service (the "IRS"). Commercial has received an opinion from Coopers & Lybrand L.L.P., that, among other things, a shareholder of Commercial who exchanges shares of Commercial Common Stock for BancGroup Common Stock will not recognize gain, except that shareholders of Commercial will recognize gain to the extent such shareholders receive cash in lieu of fractional shares of BancGroup Common Stock. Shareholders who receive cash for their shares of Commercial Common Stock upon perfection of dissenters' rights also will realize gain or loss for federal income tax purposes with respect to such shares. See "Approval of the Merger -- Certain Federal Income Tax Consequences." TAX CONSEQUENCES

OF THE MERGER FOR INDIVIDUAL TAX PAYERS CAN VARY, HOWEVER, AND COMMERCIAL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM.

ACCOUNTING TREATMENT

     The merger of Commercial into BancGroup will be treated as a "pooling-of-interests" transaction by BancGroup for accounting purposes. See "The Merger -- Accounting Treatment."

  Recent Per Share Market Prices

     Commercial. There is no established public trading market for the Commercial Common Stock. The shares of Commercial Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Management of Commercial is aware of certain transactions in shares of Commercial that have occurred since January 1, 1996, although the trading prices of all stock transactions are not known. The following table sets forth the trading prices for the shares of Commercial Common Stock that have occurred since January 1, 1996 for transactions in which the trading prices are known to management of Commercial:

                                                              PRICE PER SHARE
                                                              OF COMMON STOCK
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
1996
First Quarter...............................................  $15.00    $12.00
Second Quarter..............................................   13.00     13.00
Third Quarter...............................................   15.00     15.00
Fourth Quarter..............................................   15.00     12.00
1997
First Quarter...............................................   12.00     12.00
Second Quarter..............................................   14.00     14.00
Third Quarter...............................................   12.00     12.00
Fourth Quarter..............................................     N/A       N/A
1998
First Quarter...............................................     N/A       N/A

     BancGroup. BancGroup Common Stock is listed for trading on the NYSE under the symbol "CNB." The following table indicates the high and low closing prices of the BancGroup Common Stock as reported on the NYSE for the last two full fiscal years and the first quarter of 1998.

                                                              PRICE PER SHARE
                                                                 OF COMMON
                                                                  STOCK(1)
                                                              ----------------
                                                               HIGH      LOW
                                                              -------  -------
1996
First Quarter...............................................  $18 1/4   $15
Second Quarter..............................................   18 1/16   15 5/8
Third Quarter...............................................   17 15/16  15 5/8
Fourth Quarter..............................................   20 1/8    17 3/18
1997
First Quarter...............................................   24        18 2/3
Second Quarter..............................................   24 7/8    22
Third Quarter...............................................   29 3/16   24 1/4
Fourth Quarter..............................................   35 1/16   28 15/16
1998
First Quarter (through March 27, 1998)......................   36 1/4    31 1/2

---------------

(1) Restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.

          On February 25, 1998, the business day immediately prior to the public announcement of the Merger, the closing price of the BancGroup Common Stock on the NYSE was $34.8125 per share. The following table presents the market value of BancGroup Common Stock per share on that date, and the per share market value and equivalent per share value of Commercial Common Stock on that date:

                                                                              EQUIVALENT
                                           BANCGROUP        COMMERCIAL         BANCGROUP
                                        COMMON STOCK(1)   COMMON STOCK(2)   COMMON STOCK(3)
                                        ---------------   ---------------   ---------------
Comparative Market Value..............     $34.8125           $12.00           $34.8125

---------------

(1) Closing price as reported by the NYSE on February 25, 1998.
(2) There is no established public trading market for the shares of Commercial Common Stock. The value shown is the price at which shares of Commercial Common Stock were sold in the third quarter of 1997, which was the last sale price prior to the public announcement of the Merger on February 26, 1998, of which management of Commercial is aware.
(3) If the Merger had closed on February 25, 1998, then one share of BancGroup Common Stock would have been exchanged for each share of Commercial Common Stock.

     See "Comparative Market Prices and Dividends."

CERTAIN LEGAL RESTRICTIONS ON ACQUISITIONS OF CONTROL

     Certain restrictions under Delaware law prevent a person who beneficially owns 15% or more of the BancGroup Common Stock from engaging in a "business combination" with BancGroup unless certain conditions are satisfied. Also, the Change in Bank Control Act of 1978 prohibits a person from acquiring "control" of BancGroup unless certain notice provisions with the Federal Reserve have been satisfied.

     BancGroup's Restated Certificate of Incorporation (the "BancGroup Certificate") and Bylaws also contain provisions which may deter or prevent a takeover of BancGroup that is not supported by BancGroup's Board of Directors. These provisions include: (i) a classified board of directors, (ii) super majority voting requirements for certain "business combinations" that exceed the provisions of Delaware law described above,

(iii) flexibility for the Board of Directors to consider non-economic and other factors in evaluating a "business combination," (iv) inability of shareholders to call special meetings and act by written consent, and (v) certain advance notice provisions for the conduct of business at shareholder meetings.

     See "BancGroup Capital Stock and Debentures" and "Comparative Rights of Shareholders."

PER SHARE DATA

     The table below presents on a per share basis the book value, cash dividends and income from continuing operations of BancGroup and Commercial on a historical basis and on a pro forma equivalent basis assuming consummation of the Merger. Certain information from the table has been taken from the condensed pro forma statements of condition and income included elsewhere in this document. The table should be read in conjunction with those pro forma statements.

                                                               YEAR     YEAR     YEAR
                                                              ENDED    ENDED     ENDED
                                                               1997     1996     1995
                                                              ------   ------   -------
BANCGROUP-HISTORICAL:
Net Income
     Basic..................................................  $ 1.84   $ 1.30   $  1.30
     Diluted................................................    1.78     1.25      1.21
Book value at end of period.................................   11.62    10.29      9.43
Dividends per share:
     Common Stock...........................................    0.60     0.54    0.3375
     Common A(a)............................................                     0.1125
     Common B(a)............................................                     0.0625
COMMERCIAL BANK OF NEVADA
Net Income
  Historical:
     Basic..................................................    1.15     1.11     (0.47)
     Diluted................................................    1.15     1.05     (0.47)
  Pro forma equivalent assuming combination with Commercial
     Bank and completed business combinations(b):
     Basic..................................................    1.75     1.31      1.25
     Diluted................................................    1.70     1.26      1.17
Book value at end of period
  Historical................................................   12.22    11.07      9.68
  Pro forma equivalent assuming combination with Commercial
     Bank and completed business combinations(b)............   11.66      N/A       N/A
Dividends per share
  Historical................................................      --       --        --
  Pro forma equivalent assuming combination with Commercial
     Bank and completed business combinations(c)............    0.60     0.54      0.45
BANCGROUP-PRO FORMA COMBINED (COMMERCIAL BANK AND COMPLETED
  BUSINESS COMBINATIONS):
Net Income
     Basic..................................................    1.75     1.31      1.25
     Diluted................................................    1.70     1.26      1.17
Book value at end of period.................................   11.66      N/A       N/A

---------------
N/A Not applicable due to pro forma balance sheet being presented only at December 31, 1997 which assumes the transaction consummated on the latest balance sheet date in accordance with Rule 11.02(b) of Regulation S-X.

(a) Before February 21, 1995, BancGroup had two classes of common stock outstanding, Class A and Class B. Class B was not publicly traded. Class A was traded on the Nasdaq National Market System under the symbol of "CLBGA" until February 24, 1995. On February 21, 1995, the Class A and Class B common stock were reclassified into the BancGroup Common Stock. Trading on the NYSE commenced on February 24, 1995.
(b) Pro forma equivalent per share amounts are calculated by multiplying the pro forma combined total income per share and the pro forma combined total book value per share of BancGroup by the conversion ratio so that the per share amounts are equated to the respective values for one share of Commercial Bank. For these pro forma equivalent per share amounts, a 1.00 BancGroup common stock conversion ratio is utilized.
(c) Pro forma equivalent dividends per share are shown at BancGroup's Common Stock dividend per share rate multiplied by the 1.00 conversion ratio per share of Commercial Bank common stock (see note (a)). BancGroup presently contemplates that dividends will be declared in the future. However, the payment of cash dividends is subject to BancGroup's actual results of operations as well as certain other internal and external factors. Accordingly, there is no assurance that cash dividends will either be declared and paid in the future, or, if declared and paid, that such dividends will approximate the pro forma amounts indicated.

                              THE SPECIAL MEETING

GENERAL

     This Prospectus is being furnished to the shareholders of Commercial in connection with the solicitation of proxies by the Board of Directors of Commercial for use at the Special Meeting and any adjournments or postponements thereof. The purpose of the Special Meeting is to consider and vote upon the Agreement which provides for the proposed Merger of Commercial with and into Colonial Bank. Colonial Bank will be the surviving corporation in the Merger.

     THE BOARD OF DIRECTORS OF COMMERCIAL BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF COMMERCIAL AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AGREEMENT (ITEM 1 ON THE PROXY CARD).

     This Prospectus is also furnished by BancGroup in connection with the offer of shares of BancGroup Common Stock to be issued in the Merger. No vote of BancGroup shareholders is required to approve the Merger.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED FOR THE MERGER

     The Board of Directors of Commercial has fixed the close of business on
            , 1998, as the Record Date for determination of shareholders entitled to vote at the Special Meeting. As of the Record Date, there were record holders of Commercial Common Stock and 842,157 shares of Commercial Common Stock outstanding, each entitled to one vote per share.

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Commercial Common Stock on the Record Date is necessary to constitute a quorum for the transaction of business at the Special Meeting. In the absence of a quorum, the Special Meeting may be postponed from time to time until Commercial shareholders holding the requisite number of shares of Commercial Common Stock are represented in person or by proxy. If a quorum is present, the affirmative vote of the holders of at least a majority of the outstanding shares of Commercial Common Stock, whether or not present or represented at the Special Meeting, is required to approve the Agreement. Broker nonvotes and abstentions will not be counted as votes cast "FOR" or "AGAINST" the proposal to approve the Agreement, and, as a result, such non-votes will have the same effect as votes cast "AGAINST" the Agreement. Each holder of record of shares of Commercial Common Stock is entitled to cast, for each share registered in his or her name, one vote on the Agreement as well as on each other matter presented to a vote of shareholders at the Special Meeting.

     Pursuant to Commercial's Articles of Incorporation and assuming the Merger is consummated, a dissenting shareholder will be entitled to receive for each share of Commercial Common Stock as to which dissenters' rights are perfected not less than the greater of the value per share received by non-dissenting shareholders in the Merger and the per-share book value of Commercial Common Stock as of the end of the most recently completed fiscal quarter.

     As of the Record Date, directors of Commercial owned           shares of
Commercial Common Stock representing approximately      % of the outstanding
shares. These individuals have agreed with BancGroup to vote their shares in favor of the Merger. As of the Record Date, the directors, executive officers and affiliates of BancGroup held no shares of Commercial Common Stock.

     If the Agreement is approved at the Special Meeting, Commercial is expected to merge with and into Colonial Bank promptly after the other conditions to the Agreement are satisfied. See "The Merger -- Conditions to Consummation of the Merger."

     THE BOARD OF DIRECTORS OF COMMERCIAL URGES THE SHAREHOLDERS OF COMMERCIAL TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF THE AGREEMENT.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     In addition to soliciting proxies by mail, directors, officers and other employees of Commercial, without receiving special compensation therefor, may solicit proxies from Commercial's shareholders by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, if any, to forward solicitation materials to any beneficial owners of shares of Commercial Common Stock.

     Commercial will bear the cost of assembling and mailing this Prospectus and other materials furnished to shareholders of Commercial. It will also pay all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of Commercial, mail material to, or otherwise communicate with, beneficial owners of the shares held by them. BancGroup will pay all expenses incident to the registration of the BancGroup Common Stock to be issued in connection with the Merger.

     Shares of Commercial Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without any voting instructions, shares of Commercial Common Stock represented by the proxy will be voted "FOR" the proposal to approve the Agreement and in accordance with the determination of the majority of the Board of Directors of Commercial as to any other matter which may properly come before the Special Meeting, including any adjournment or postponement thereof. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to the Secretary of Commercial, prior to or at the Special Meeting, a written notice revoking the proxy; (ii) delivering to the Secretary of Commercial, at or prior to the Special Meeting, a duly executed proxy relating to the same shares and bearing a later date; or (iii) voting in person at the Special Meeting. Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of Commercial's proxies should be addressed to:

                                  COMMERCIAL BANK OF NEVADA
                                  2820 W. Charleston Boulevard
                                  Las Vegas, Nevada 89012
                                  Attention: Ms. Diana Swaim

     Proxies marked as abstentions and shares held in a street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Such proxies will, however, be counted for purposes of determining whether a quorum is present at the Special Meeting.

     The Board of Directors of Commercial is not aware of any business to be acted upon at the Special Meeting other than consideration of the Agreement and the Merger described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment. Proxies voted in favor of approval of the Agreement, or proxies as to which no voting instructions are given, will be voted to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in favor of approval of the Agreement. Proxies voted against approval of the Agreement and abstentions will not be voted for an adjournment. See "Adjournment of the Special Meeting."

EFFECT OF MERGER ON OUTSTANDING BANCGROUP COMMON STOCK

     Assuming that no dissenters' rights of appraisal are exercised in the Merger and that the Market Value of BancGroup Common Stock will be neither less than $30.00 nor more than $38.00 on the Effective Date, BancGroup will issue 842,157 shares of BancGroup Common Stock to the shareholders of Commercial pursuant to the Merger. (As of March 18, 1998, the ten-day average of closing prices for BancGroup Common Stock was $34.394.) Based on those assumptions, the 842,157 shares of BancGroup Common Stock would represent approximately 1.8% of the total number of shares of BancGroup Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue.

                                   THE MERGER

     The following sets forth a summary of the material provisions of the Agreement and the Option Agreement and the transactions contemplated thereby. The description does not purport to be complete and is qualified in its entirety by reference to the Agreement and the Option Agreement, copies of which are attached hereto as Appendix A and Appendix D, respectively, and certain provisions of Nevada law relating to the rights of dissenting shareholders, a copy of which is attached hereto as Appendix C. All Commercial shareholders are urged to read the Agreement and the Appendices in their entirety.

GENERAL

     The Agreement provides that, subject to approval by the shareholders of Commercial, receipt of necessary regulatory approval and satisfaction of certain other conditions described below at "Conditions to Consummation of the Merger," Commercial will merge with and into Colonial Bank. Upon completion of the Merger, the corporate existence of Commercial will cease, and Colonial Bank will succeed to the business formerly conducted by Commercial.

BACKGROUND OF THE MERGER

     On December 15, 1997, three members of Commercial's Board of Directors, Jerry E. Polis, Gerald L. Ehrens and William K. Stephan, M.D. informally met with Hoefer & Arnett, Incorporated ("Hoefer & Arnett"), an investment banking firm, to consider long range planning issues. These individuals believed that Commercial was at a crossroads in its planning process. Hoefer & Arnett was hired to assist these individuals, on an informal basis, in determining whether Commercial should remain independent and continue its existing growth strategies or whether Commercial should enter into a strategic alliance with a larger banking organization. Hoefer & Arnett informally advised these individuals that an appropriate value for a sale of control of Commercial would be approximately $25 million.

     The individual board members determined that if a qualified banking organization would pay a price higher than $25 million, it would be in the best interests of Commercial to align itself with such a banking organization rather than remain independent. On this basis, these individuals instructed Hoefer & Arnett to pursue an informal process of confidentially contacting a select group of potential purchasers. Given the uncertainty of the outcome of this process, management of Commercial was not initially informed that Hoefer & Arnett was contacting prospective acquirors.

     In mid January 1998, Hoefer & Arnett delivered information regarding Commercial to three interested parties. The three organizations were selected based upon strength of financial performance, geographic scope of operations, and history of completing acquisitions. One of the potential purchasers expressed interest at a price of approximately $25 million. Two potential purchasers, including BancGroup, orally indicated an interest at prices higher than $25 million. On February 4, 1998, the individual board members met with representatives of the two potential purchasers. BancGroup orally offered to pay the price reflected in the Merger Agreement at the meeting with these individuals. The other potential purchaser did not make an offer at the meeting with the individual board members and never formally responded in a timely fashion. Based on these responses, the individual board members decided to proceed with a transaction with BancGroup.

     At about this same time, one of the individual board members, Gerald L. Ehrens, and John S. Gaynor, Commercial's President and Chief Executive Officer, attended a seminar conducted by a national consulting firm regarding the sale of community banks. The information gathered at this seminar further supported the position that an alliance with BancGroup was in the best interests of Commercial.

     Following the seminar, the individual board members informed management of its informal discussions with BancGroup and arranged for a meeting between management and BancGroup. On February 10, 1998, management met with representatives of BancGroup to discuss the proposed transaction and various aspects of aligning the two organizations. Pursuant to these discussions, Mr. Gaynor and Richard M. Helgren, Commercial's Executive Vice President and Chief Operating Officer, and BancGroup agreed upon the terms of employment contracts. The purpose of this arrangement was to induce Mr. Gaynor and Mr. Helgren to remain in the employ of Commercial and to encourage BancGroup to maintain their status and principal responsibilities following a change in control.

     On February 10, 1998, the individual board members and management formally informed the Board of Directors of Commercial of the discussions with BancGroup and the process undertaken to identify BancGroup as a potential purchaser. After extensive deliberations, the Board of Directors decided to proceed with negotiations with BancGroup. The Board of Directors also formally formed a Merger Negotiating Committee to consist of the three individual board members, Jerry E. Polis, Gerald L. Ehrens, and William K. Stephan, M.D., who had informally been acting as a committee, plus board member Andras F. Babero, Esq., and John Gaynor, the President and Chief Executive Officer of Commercial. The Board of Directors determined that, as compensation for their services in arranging for and negotiating the proposed transaction, Commercial will pay $100,000 to the three initial members of the Merger Negotiating Committee, Mr. Polis, Mr. Ehrens and Dr. Stephan, upon consummation of the transaction. At the meeting, the Board of Directors also formally engaged Hoefer & Arnett to serve as its investment advisor with respect to the transaction.

     From February 10 through February 25, 1998 BancGroup and Commercial and their respective representatives negotiated the financial and other terms of the Agreement on an "arm's length" basis. During the week of February 16, 1998, BancGroup performed a due diligence review of Commercial. On February 20, 1998, the Board of Directors held a meeting, attended by legal counsel, to review the terms and conditions of the Agreement. During this meeting, legal counsel reviewed generally the fiduciary obligations of directors in mergers of financial institutions. In addition, a representative of Hoefer & Arnett orally advised the Board of Directors that the terms of the Agreement were fair to the shareholders of Commercial from a financial point of view. Following discussion and review, the Commercial Board of Directors unanimously approved the Agreement. The Agreement between Commercial and BancGroup was entered into as of February 25, 1998.

COMMERCIAL'S BOARD OF DIRECTORS' REASONS FOR APPROVING THE MERGER

     In connection with its decision to approve the Merger and recommend the transaction to the shareholders of Commercial, the Board of Directors of Commercial, with the assistance of its financial advisor, Hoefer & Arnett, reviewed the adequacy and fairness of the consideration to be received by shareholders of Commercial in the Merger.

     The Board considered that Commercial's stock trades infrequently and that the liquidity for larger blocks of stock is virtually nonexistent. The consideration to be received for Commercial as a whole was valued at approximately $30 million as of the date of the Agreement. The level of the consideration represents a $19.7 million premium over the book value of Commercial as of December 31, 1997.

     The Board further considered the future prospects for Commercial and its business. In its informal review of Commercial, Hoefer & Arnett developed a consensus estimate of Commercial's earnings prospects operating as an independent bank. The forecast included net income of $1.5 to $1.8 million in 1998. Based in part on these financial prospects, Hoefer & Arnett estimated a value for Commercial in a sale of control environment of approximately $25 million.

     In addition, the Board considered the potential social and economic impact of the Merger on Commercial's employees, depositors and other customers and vendors as well as the potential social and economic impact of the Merger on the community in which Commercial operates. Of particular importance to the Board was the fact that BancGroup had no existing presence in the western United States. This should enhance the likelihood that BancGroup will allow Commercial to continue its operations as presently conducted, allowing it to continue to serve its community with its existing employees.

     Finally, the Board considered the business and financial condition and earnings prospects of BancGroup and the competence, experience and integrity of its management. The long term performance trend for BancGroup has been notably positive. BancGroup's 1996 Annual Report notes that operating earnings per share have increased an average of 23.7% per year since 1992. In addition, the Board reviewed two independent equity research reports on BancGroup, including those issued by: (1) Morgan Keegan & Company, Inc. dated January 9, 1998 which indicated that "traditional measures at this company continue to improve and excel", and (2) Stephen, Inc. dated September 9, 1997 which indicated 1997 and 1998 earnings per share growth of 10% annually.

FAIRNESS OPINION

     Commercial's Board of Directors retained Hoefer & Arnett to render a written opinion (the "Fairness Opinion") as investment bankers as to the fairness, from a financial point of view, to the shareholders of Commercial of the terms of the proposed Merger. No limitations were imposed by the Board of Directors upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering the Fairness Opinion.

     A copy of the Fairness Opinion of Hoefer & Arnett, dated as of March 30, 1998, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Hoefer & Arnett, is attached as an Appendix B to this Prospectus. Shareholders are urged to read the Fairness Opinion in its entirety. The following summary of the procedures and analyses performed, and assumptions used by Hoefer & Arnett is qualified in its entirety by reference to the text of such Fairness Opinion. Hoefer & Arnett's Fairness Opinion is directed to Commercial's Board of Directors only and is directed only to the financial terms of the transaction and does not constitute a recommendation to any Commercial shareholder as to how such shareholder should vote at the Special Meeting.

     In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) Annual Reports to Shareholders of BancGroup for the year ended December 31, 1997 and of Commercial and BancGroup for the year ended December 31, 1996; (iii) Quarterly FDIC Call Reports for the quarters ended December 31, 1997, September 30, 1997, June 30, 1997, March 31, 1997 and December 31, 1996; (iv) certain other publicly available financial and other information concerning Commercial and BancGroup;
(v) the historical market prices and trading activity for the common stock of BancGroup; and (vi) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions Hoefer & Arnett believed relevant to its inquiry. Hoefer & Arnett held discussions with senior management of Commercial and BancGroup concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

     Hoefer & Arnett reviewed with senior management of Commercial earnings projections for 1998 through 2002 for Commercial as a stand-alone entity, assuming the Merger does not occur, prepared by Commercial. Hoefer & Arnett reviewed with senior management of BancGroup earnings projections for 1998 through 2002 as a stand-alone entity, assuming the Merger does not occur, as well as projected operating cost savings and earnings enhancement opportunities expected to be achieved in each such years resulting from the Merger. Such projections were prepared by BancGroup senior management. Certain pro forma financial projections for the years 1998 through 2002 for the combined entity were derived by Hoefer & Arnett based partially upon the projections discussed above, as well as Hoefer & Arnett's own assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included projected operating cost savings derived by Hoefer & Arnett partially based upon the projections discussed above to be realizable in the Merger.

     In conducting its review and in arriving at its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer & Arnett relied upon the managements of Commercial and BancGroup as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings and earnings enhancement opportunities (and the assumptions and bases therefor) provided to it. Hoefer & Arnett assumed that such forecasts, projections and projected operating cost savings and earnings enhancement opportunities reflect the best currently available estimates and judgments of the applicable managements. Hoefer & Arnett also assumed, without independent verification, that the aggregate allowance for loan losses for Commercial and BancGroup are adequate to cover such losses. Hoefer & Arnett did not make or obtain any evaluations or appraisals of the property of Commercial or BancGroup, nor did it examine any individual loan credit files. For purposes of its opinion, Hoefer & Arnett assumed that the Merger will have the tax, accounting and legal effects described in the Agreement and relied, as to legal matters, exclusively on counsel to Commercial, as to the accuracy of the disclosures set forth in the Agreement. Hoefer & Arnett's opinion is limited to the fairness, from a financial point of view, to the holders of the Commercial Common Stock of the terms of the proposed Merger and does not address Commercial's underlying business decision to proceed with the Merger.

     As more fully discussed below, Hoefer & Arnett considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Commercial and BancGroup, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Commercial and BancGroup; (ii) the assets and liabilities of Commercial and BancGroup, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. Hoefer & Arnett also took into account its own assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Hoefer & Arnett's opinion is based upon conditions as they existed and could be evaluated on the date of its opinion and the information made available to it through that date.

     In connection with rendering its Fairness Opinion to Commercial's Board of Directors, Hoefer & Arnett performed certain financial analyses, which are summarized below. Hoefer & Arnett believes that its analysis must be considered as a whole and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Commercial and BancGroup. Any estimates contained in Hoefer & Arnett's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the financial analyses performed by Hoefer & Arnett was assigned a greater significance by Hoefer & Arnett than any other.

     The financial forecasts and projections of Commercial and BancGroup prepared by Hoefer & Arnett were based on projections provided by the respective companies as well as Hoefer & Arnett's own assessment of general economic, market and financial conditions. All such information was reviewed with the management of Commercial. Commercial does not publicly disclose internal management financial forecasts and projections of the type provided to Hoefer & Arnett in connection with its review of the proposed Merger. Such forecasts and projections were not prepared with a view towards public disclosure. The forecasts, projections, and possible operating cost savings prepared by Hoefer & Arnett were based on numerous variables and assumptions, which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

     Summary of Proposal. Hoefer & Arnett reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. A transaction value of approximately $30.3 million, or $36.00 per share, represents a price to stated book value at December 31, 1997 of 2.95, a price to 1997 earnings of 31.19 and a price to assets ratio of 25.20%. (Based on the issuance of 842,157 shares of BancGroup Common Stock and a market price of $36.00 per share for BancGroup Common Stock, the approximate closing price on March 30, 1998.)

     Comparable Transaction Analysis. Hoefer & Arnett reviewed certain information relating to the announced sale of 54 banking organizations in western United States from January 1, 1997 through March 25, 1998 (the "Comparable Transactions"). This data was obtained from Sheshunoff Information Services, Inc.

     On the basis of the Comparable Transactions, Hoefer & Arnett calculated a range of purchase prices as a multiple of stated book value for the Comparable Transactions from a low of 1.03 to a high of 4.21, with an average of 2.43. These transactions indicated a range of $12.58 per share to $51.40 per share, with an average of $29.67 per share for Commercial (based on December 31, 1997 equity). On the basis of the Comparable Transactions, Hoefer & Arnett calculated a range of purchase prices as a multiple of earnings for the Comparable Transactions from a low of 5.98 to a high of 35.56, with an average of 18.26. These transactions indicated a range of $6.88 per share to $40.89 per share, with an average of $21.00 per share for Commercial (based on Commercial's 1997 earnings). Finally, Hoefer & Arnett calculated a range of purchase prices as a percentage of total assets for the Comparable Transactions from a low of 7.39% to a high of 47.43%, with an average of 21.24%. These transactions indicated a range of $10.56 per share to $67.75 per share, with an average of $30.34 per share for Commercial (based on December 31, 1997 total assets for Commercial).

     The price to book value multiple, the price to earnings multiple and the price to assets ratio resulting from the terms of the Agreement all compare favorably with the prices paid in the Comparable Transactions.

     Additionally, Hoefer & Arnett reviewed pricing information on BancGroup's 13 previous acquisitions over the past two years. Based on data obtained from Sheshunoff Information Services, Inc., BancGroup paid an average of 2.14 times book value, 17.84 times trailing 12 months earnings and 20.35% of total assets. The multiples resulting from the terms of the Agreement in this transaction all compare favorably with the average of the prices paid in the previous acquisitions by BancGroup.

     Present Value Analysis. Hoefer & Arnett calculated the present value of Commercial assuming that Commercial remained independent. Based on projected earnings for Commercial for 1998 through 2002 and using a discount rate of 12%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the present value equaled $32.13 per share, which is below the transaction value of $36.00.

     Contribution Analysis. Hoefer & Arnett reviewed the relative contributions in terms of various balance sheet items, net income and market capitalization to be made by Commercial and BancGroup to the combined institution based on (i) balance sheet at December 31, 1997, and (ii) actual 1997 earnings. The income statement and balance sheet components analyzed included total assets, total loans (net), total deposits, shareholders' equity and net income. This analysis showed that, while Commercial shareholders would own approximately 1.90% of the aggregate outstanding shares of the combined institution (on a fully-diluted basis) based on the issuance of 842,157 shares of BancGroup Common Stock, Commercial was contributing 1.73% of total assets, 1.60% of total loans (net), 2.03% of total deposits, 2.04% of shareholders' equity, and 1.24% of 1997 earnings. On balance, this contribution analysis reflects favorably on this transaction.

     Pro Forma Analysis. Hoefer & Arnett compared the changes in the amount of earnings, book value and dividends attributable to one share of Commercial Common Stock before the Merger with the amounts attributable to the shares of BancGroup Common Stock for which such shares of Commercial would be exchanged under the Agreement.

     Hoefer & Arnett's analysis utilized an exchange ratio of 1 for 1 and included pre-tax merger savings and earnings enhancements of $250,000 in 1999 through 2002. On an earnings per share basis, Commercial shareholders are projected to experience appreciation of 7.01% in 1998 and dilution ranging from 3.78% to 18.74% from 1999 to 2002. On a book value per share basis, Commercial shareholders are projected to experience dilution ranging from 3.41% to 6.72%. However, on a dividend per share basis, Commercial shareholders are projected to experience substantial appreciation in that Commercial does not currently, and would not, on a standalone basis, pay a dividend. Even though this analysis shows long-term dilution for Commercial shareholders on an earnings per share and equity per share basis, Hoefer & Arnett's opinion is that this dilution is outweighed by the dividend appreciation and the favorable aspects of all of the other analyses performed.

     Stock Trading History. Hoefer & Arnett reviewed and analyzed the historical trading prices and volumes for BancGroup Common Stock on a monthly basis from January 31, 1997 to March 30, 1998. The BancGroup Common Stock price has ranged from a low of $20.625 to a high of $36.00. The stock price to trailing 12 months earnings per share has ranged from a low of 13.0 to a high of
20.22. The stock price to book value has ranged from a low of 2.00 to a high of
3.10. The volume of shares traded during a one-month period has ranged from 570,200 to 1,271,400 indicating an active market for BancGroup Common Stock.

     Other Analysis. Hoefer & Arnett also reviewed selected investment research reports on and earnings estimates for BancGroup. In addition, Hoefer & Arnett prepared an overview of historical financial performance of both Commercial and BancGroup.

     The opinion expressed by Hoefer & Arnett was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Commercial could materially affect the assumptions used in preparing the opinion.

     Financial Advisory Fees. Pursuant to an engagement letter dated February 10, 1998, Commercial engaged Hoefer & Arnett to review the terms of the transaction and to render a fairness opinion in connection with the Merger for $100,000 excluding out-of-pocket expenses.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF COMMERCIAL

     The Board of Directors of Commercial has determined that the Merger is in the best interests of Commercial and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF COMMERCIAL VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE AGREEMENT AND THE MERGER.

BANCGROUP'S REASONS FOR THE MERGER

     The Boards of Directors of BancGroup and Colonial Bank have unanimously approved the Agreement and the Merger. BancGroup currently operates Colonial Bank as a network of "community banks" in the Southeastern United States and operates Colonial Mortgage Company, a subsidiary of Colonial Bank, as a mortgage banking company in 34 states. Responding to the advent of interstate banking and its experience outside of the Southeast through Colonial Mortgage Company, BancGroup has identified the opportunity to make selective acquisitions nationwide in areas of unusually favorable demographic characteristics. The Boards of Directors regard the Merger as an opportunity for Colonial Bank to enter the rapidly growing Las Vegas, Nevada market area.

     In approving the Merger and the Agreement, the Board of Directors of BancGroup took into account, among other things: (i) the rapid population growth of the State of Nevada in general and the city of Las Vegas in particular, (ii) the experience of Colonial Mortgage Company in the Las Vegas market area, (iii) the financial performance and condition of Commercial, including it strong capital and good asset quality, (iv) similarities in the philosophies of Commercial and BancGroup, including Commercial's commitment to delivering high quality personalized financial services to its customers, and (v) Commercial's management's knowledge of and experience in the Las Vegas market area.

RELATED TRANSACTIONS -- STOCK OPTION

     Commercial and BancGroup have entered into a stock option agreement dated as of February 25, 1998 (the "Option Agreement") whereby Commercial has granted to BancGroup an option to purchase up to 167,589 shares, or 19.9% of Commercial Common Stock at a purchase price of $34.00 per share. The Option Agreement is attached hereto as Appendix D. Both the number of shares subject to the option and the purchase price per option share are subject to adjustment in certain circumstances. The Option Agreement was entered into as an inducement for, and as a condition to, BancGroup's execution of the Agreement. The Option Agreement is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for a third party to acquire control of Commercial while BancGroup is seeking to consummate the Merger.

     The option granted under the Option Agreement may be exercised by BancGroup, in whole or in part, in the event a "Purchase Event" precedes the termination of the Agreement. If the option becomes exercisable, Commercial may be required to repurchase the option or any shares issued thereunder at a price calculated in accordance with the Option Agreement. In addition, under certain circumstances, the option may be converted into a similar option to acquire shares of an entity engaging in certain transactions with Commercial.

     The term "Purchase Event" is defined in the Option Agreement to include:
(i) Commercial's agreement, without BancGroup's prior written consent, to effect an "Acquisition Transaction" with any person other than BancGroup, or Commercial's authorization, recommendation, or public proposal of (or public announcement of its intention to authorize, recommend, or propose) such an agreement; or (ii) the acquisition by any person of beneficial ownership of 25% or more of the outstanding shares of Commercial Common Stock. The term "Acquisition Transaction" is defined to include: (i) a merger, consolidation, or other business combination involving Commercial; (ii) the disposition, by sale, exchange, lease, or otherwise, of substantially all of the consolidated assets of Commercial; or (iii) the issuance of securities representing 25% or more of the voting power of Commercial.

     The Option Agreement and the option granted thereunder terminate upon the earliest to occur of: (i) the Effective Date; (ii) termination of the Agreement in accordance with its terms prior to the occurrence of a Purchase Event or a "Preliminary Purchase Event" (generally, a tender offer or exchange offer by a third party to acquire more than 25% of the outstanding shares of Commercial Common Stock or the failure of Commercial's shareholders to approve the Agreement following the public announcement of a proposed Acquisition Transaction or tender offer); (iii) termination of the Agreement by BancGroup prior to the occurrence of a Purchase Event or a Preliminary Purchase Event for reasons other than a breach of the Agreement by Commercial or the failure to occur of certain conditions precedent to the Merger; or (iv) the passage of eighteen months after termination of the Agreement by BancGroup because of a material breach of the Agreement by Commercial or the failure to occur of certain conditions precedent to the consummation of the Merger.

     To the knowledge of Commercial, no event that would permit the exercise of the option has occurred as of the date hereof. The rights and obligations of Commercial and BancGroup under the Option Agreement are subject to receipt of any required regulatory approval, including approval by the Federal Reserve under the BHCA.

     The Option Agreement, together with Commercial's agreement not to solicit or negotiate any proposals for the sale of Commercial or its subsidiaries to another party (see "The Merger -- Commitments with Respect to Other Offers"), have the effect of discouraging persons who might now, or prior to the Effective Date, be interested in acquiring all or a significant interest in Commercial from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the Commercial Common Stock than the price per share to be paid by BancGroup in the Merger. The option granted to BancGroup under the Option Agreement will become exercisable in the event of the occurrence of certain proposals to acquire Commercial. The possibility that BancGroup might exercise the option, and thus acquire a substantial block of Commercial Common Stock, might deter offers of other persons or entities interested in such an acquisition.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Commercial's management and its Board of Directors have interests in the Merger in addition to, or different from, the interests of shareholders of Commercial generally. These interests are related to certain agreements and arrangements as described below.

     Employment Agreements. John Gaynor, Commercial's President and Chief Executive Officer and Richard Helgren, Commercial's Executive Vice President and Chief Operating Officer, have each agreed to enter into employment contracts with Colonial Bank. The agreements will commence at the Effective Date of the Merger and will terminate on the third anniversary of the Effective Date. Mr. Gaynor and Mr. Helgren will serve as President and Executive Vice President, respectively, of the Las Vegas Region of Colonial Bank. Mr. Gaynor will receive a salary of $132,500 annually and will be granted options under BancGroup's stock option plans respecting 30,000 shares of BancGroup Common Stock. Mr. Helgren will receive a salary of $105,000 annually and will be granted options respecting 20,000 shares of BancGroup Common Stock. These options granted to Mr. Gaynor and Mr. Helgren shall vest ratably over a period of five years from the date of the grant. See "The Merger -- Interests of Certain Person in the Merger -- Employment Contracts."

     Noncompete Agreements. Prior to the Effective Date certain key employees of Commercial shall enter into agreements with Commercial providing that they will not compete with BancGroup for a period of at least one year from the Effective Date. As consideration, the employees shall receive compensation which shall not total more than $200,000. The amount of such compensation which each key employee shall receive shall be proposed by Commercial's President subject to the approval of BancGroup, provided that no one key employee shall receive more than 50% of the total compensation.

     Director Payments. On February 10, 1998 the Board of Directors of Commercial resolved to pay $100,000 to be shared equally by Jerry E. Polis, Gerald L. Ehrens and William K. Stephan, M.D., members of the Merger Negotiating Committee in recognition of their efforts on behalf of Commercial in connection with the Merger. The $100,000 is payable upon consummation of the transactions contemplated in the Merger Agreement.

     On the Effective Date, all employees of Commercial (including its executive officers) will, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with the severance policy of Colonial Bank, as in effect as of the date of the Agreement, except that such severance policy will be modified and will apply to employees of Commercial who become employees of BancGroup. All employees of Commercial who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees.

     Except as described above, none of the directors or executive officers of Commercial, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of Commercial Common Stock.

CONVERSION OF COMMERCIAL COMMON STOCK

     On the Effective Date, each share of Commercial Common Stock outstanding and held by Commercial's shareholders (except shares as to which dissenters' rights of appraisal are perfected) will be converted by operation of law and without any action by any holder thereof into one share of BancGroup Common Stock, provided that the Market Value of BancGroup Common Stock is neither greater than $38.00 nor less than $30.00. The Market Value shall be the average of the closing prices of BancGroup Common Stock as reported on the NYSE on each of the ten consecutive trading days ending on the trading day five calendar days immediately preceding the Effective Date of the Merger. If the Market Value is greater than $38.00, then each share of Commercial Common Stock will be converted into the number of shares of BancGroup Common Stock obtained by dividing $38.00 by the Market Value. If the Market Value is less than $30.00, then each share of Commercial Common Stock will be converted into the number of shares of BancGroup Common Stock obtained by dividing $30.00 by the Market Value. For example, if the Market Value is $25.00, each share of Commercial Common Stock will be converted into 1.200 ($30.00 / $25.00) shares of BancGroup Common Stock; but, if the Market Value is $45.00, each share of Commercial Common Stock will be converted into 0.8444 ($38.00 / $45.00) shares of BancGroup Common Stock. If the Market Value is neither greater than $38.00 nor less than $30.00, then all of the issued and outstanding Commercial Common Stock will be converted into 842,157 shares of BancGroup Common Stock. If the Market Value is greater than $38.00 or less than $30.00, the total number of shares of BancGroup Common Stock into which the issued and outstanding Commercial Common Stock to be converted will decrease proportionally as the Market Value rises above $38.00 and increase proportionally as the Market Value falls below $30.00.

     No fractional shares of BancGroup Common Stock will be issued in the Merger. Each shareholder of Commercial otherwise entitled to receive a fractional share of BancGroup Common Stock will receive instead a cash payment (without interest) equal to such fractional share multiplied by the Market Value.

     As of March 18, 1998, the ten-day average of the closing prices of BancGroup Common Stock was $34.394. Shareholders are advised to obtain current market quotations for BancGroup Common Stock. The Market Value of BancGroup Common Stock at the Effective Date, or the market price of BancGroup Common Stock on the date on which certificates representing such shares are received by Commercial shareholders, may be higher or lower than the market price of BancGroup Common Stock as of the Record Date or at the time of the Special Meeting.

     The Agreement provides that if, prior to the Effective Date, BancGroup Common Stock is changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportional adjustment will be made in the number of shares of BancGroup Common Stock into which the Commercial Common Stock will be converted in the Merger.

SURRENDER OF COMMERCIAL COMMON STOCK CERTIFICATES

     Upon the Effective Date and subject to the conditions described at "The Merger -- Conditions to Consummation of the Merger," Commercial's shareholders (except to the extent that such holders perfect dissenters' rights of appraisal under the NBC) will automatically, and without further action by such shareholders or by BancGroup, become holders of BancGroup Common Stock as described herein. Outstanding certificates representing shares of the Commercial Common Stock will represent shares of BancGroup Common Stock. Thereafter, upon surrender of the certificates formerly representing shares of Commercial Common Stock, the holders will be entitled to receive certificates for the BancGroup Common Stock. Dividends on the shares of BancGroup Common Stock will accumulate without interest and will not be distributed to any former shareholder of Commercial unless and until such shareholder surrenders for cancellation his certificate for Commercial Common Stock. SunTrust Bank, Atlanta, Atlanta, Georgia, transfer agent for BancGroup Common Stock, will act as the Exchange Agent with respect to the shares of Commercial Common Stock surrendered in connection with the Merger.

     A detailed explanation of these arrangements will be mailed to Commercial shareholders promptly following the Effective Date. STOCK CERTIFICATES SHOULD NOT BE SENT TO THE EXCHANGE AGENT UNTIL SUCH NOTICE IS RECEIVED.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Code. The obligation of the parties to consummate the Merger is conditioned on the receipt of an opinion in form and substance reasonably satisfactory to Commercial and BancGroup from Coopers & Lybrand L.L.P., which serves as BancGroup's independent public accountant, to the effect that the Merger will constitute such a reorganization. A copy of such opinion has been delivered to Commercial. In delivering its opinion, Coopers & Lybrand L.L.P., has received and relied upon certain representations contained in certificates of officers of BancGroup and Commercial and certain other information, data, documentation and other materials as it deems necessary. The tax opinion is based upon customary assumptions contained therein, including the assumption that Commercial has no knowledge of any plan or intention on the part of the Commercial shareholders to sell or dispose of BancGroup Common Stock that would reduce their holdings to the number of shares having in the aggregate a fair Market Value of less than 50% of the total fair Market Value of the Commercial Common Stock outstanding immediately upon consummation of the Merger.

     Neither Commercial nor BancGroup intends to seek a ruling from the IRS as to the federal income tax consequences of the Merger. Commercial's shareholders should be aware that the opinion of Coopers & Lybrand L.L.P will not be binding on the IRS or the courts. Commercial's shareholders also should be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

     The tax opinion states that, provided the assumptions stated therein are satisfied, the Merger will constitute a reorganization as defined in Section 368(a) of the Code, and the following federal income tax consequences will result to Commercial's shareholders who exchange their shares of Commercial Common Stock for shares of BancGroup Common Stock:

          (i) No gain or loss will be recognized by Commercial's shareholders on the exchange of shares of Commercial Common Stock for shares of BancGroup Common Stock;

          (ii) The aggregate basis of BancGroup Common Stock received by each Commercial shareholder (including any fractional shares of BancGroup Common Stock deemed received, but not actually received), will be the same as the aggregate tax basis of the shares of Commercial Common Stock surrendered in exchange therefor;

          (iii) The holding period of the shares of BancGroup Common Stock received by each Commercial shareholder will include the period during which the shares of Commercial Common Stock exchanged therefor were held, provided that the shares of Commercial Common Stock were a capital asset in the holder's hands as of the Effective Date;

          (iv) Cash payments received by each Commercial shareholder in lieu of a fractional share of BancGroup Common Stock will be treated for federal income tax purposes as if the fractional share had been issued in the exchange and then redeemed by BancGroup. Gain or loss will be recognized on the redemption of the fractional share and generally will be capital gain or loss if the Commercial Common Stock is a capital asset in the hands of the holder;

          (v) No gain or loss will be recognized by Commercial upon the transfer of its assets and liabilities to BancGroup. No gain or loss will be recognized by Colonial Bank upon the receipt of the assets and liabilities of Commercial;

          (vi) The basis of the assets of Commercial acquired by Colonial Bank will be the same as the basis of the assets in the hands of Commercial immediately prior to the Merger;

          (vii) The holding period of the assets of Commercial in the hands of Colonial Bank will include the period during which such assets were held by Commercial; and

          (vii) A Commercial shareholder who dissents and receives only cash pursuant to dissenters' rights will recognize gain or loss. Such gain or loss will, in general, be treated as capital gain or loss, measured by the difference between the amount of cash received and the tax basis of the shares of Commercial Common Stock converted, if the shares of Commercial Common Stock were held as capital assets. However, a Commercial shareholder who receives only cash may need to consider the effects of Section 302 and 318 of the Code in determining the federal income tax consequences of the transaction.

     Each Commercial shareholder will be required to report on such shareholder's federal income tax return for the fiscal year of such shareholder in which the Merger occurs that such shareholder has received BancGroup Common Stock in a reorganization.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDERS OF COMMERCIAL, TO COMMERCIAL AND TO BANCGROUP AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT

TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, STOCKHOLDERS WHO DO NOT HOLD THEIR SHARES OF COMMERCIAL COMMON STOCK AS "CAPITAL ASSETS" WITHIN THE MEANING OF SECTION 1221 OF THE CODE, AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF COMMERCIAL COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION; MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF COMMERCIAL OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. COMMERCIAL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

OTHER POSSIBLE CONSEQUENCES

     If the Merger is consummated, the shareholders of Commercial, a Nevada state bank, will become shareholders of BancGroup, a Delaware business corporation.

     For a discussion of the differences, if any, in the rights, preferences, and privileges attaching to Commercial Common Stock as compared with BancGroup Common Stock, see "Comparative Rights of Shareholders."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The parties' respective obligations to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The obligations of Commercial and BancGroup to consummate the Merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least a majority of Commercial Common Stock; (ii) the approval of the Merger by the Federal Reserve, the Nevada Commissioner and by the Alabama Department; (iii) each party's having obtained consents of third parties required for the consummation of the Merger or for the prevention of default under material contracts or permits of such party; (iv) the Registration Statement of which this Prospectus forms a part having become effective, with no stop order or proceedings for such purpose suspending the effectiveness of the Registration Statement pending or in effect; (v) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or to obtaining divestiture, rescission or damages in connection with the Merger; (vi) the absence of any investigation by any governmental agency which might result in any such proceeding; (vii) consummation of the Merger no later than September 30, 1998; (vii) receipt of an opinion of Coopers & Lybrand L.L.P. regarding certain matters; and, (ix) receipt of opinions of counsel.

     The obligation of Commercial to consummate the Merger is further subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of Commercial; (ii) the number of shares as to which holders of Commercial Common Stock exercise dissenters' rights not exceeding 10% of the outstanding shares of Commercial Common Stock; (iii) the receipt of a letter from Coopers & Lybrand L.L.P. concurring with the conclusions of BancGroup's and Commercial's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests; (iv) the accuracy in all material respects of the representations and warranties of Commercial contained in the Agreement, and the performance by Commercial of all of its covenants and agreements under the Agreement; and, (v) the receipt by BancGroup of certain undertakings from holders of Commercial Common Stock who may be deemed to be "affiliates" of Commercial pursuant to the rules of the Commission.

     It is anticipated that the foregoing conditions, as well as certain other conditions contained in the Agreement, such as the receipt of certificates of officers of each party as to compliance with the Agreement and satisfaction by each party of all representations, warranties and covenants, will be satisfied. The Agreement provides that Commercial and BancGroup may waive all conditions to their respective obligations to consummate the Merger, other than the receipt of the requisite approvals of regulatory authorities and Commercial shareholder approval of the Merger. In making any decision regarding a waiver of one or more conditions to consummation of the Merger or an amendment of the Agreement, the Boards of Directors of Commercial and BancGroup would be subject to the fiduciary duty standards imposed upon such boards by relevant law that would require such boards to act in the best interests of their respective shareholders.

AMENDMENT OR TERMINATION

     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, after adoption of the Agreement and approval of the Merger by the holders of Commercial Common Stock, no amendment decreasing the consideration to be received by Commercial stockholders may be made without the further approval of such shareholders. Such amendments may require the filing with the Commission of an amendment of the Registration Statement, of which this Prospectus forms a part. The Agreement may be terminated at any time prior to or on the Effective Date, whether before or after adoption of the Agreement by the Shareholders of Commercial, by the mutual consent of the respective Boards of Directors of Commercial and BancGroup, or by the Board of Directors of either BancGroup or Commercial under certain circumstances including, but not limited to, the failure of the transactions contemplated by the Agreement to be consummated on or prior to September 30, 1998, if such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate.

REGULATORY APPROVALS

     The approval of the Federal Reserve, the Nevada Commissioner and the Alabama Department must be obtained prior to consummation of the Merger. Applications were filed with the Federal Reserve, the Nevada Commissioner and the Alabama Department on April 6, 1998. The Federal Reserve and the Nevada Commissioner's approval is anticipated before the Special Meeting. Approval of the Alabama Department is anticipated after the Special Meeting, if the shareholders of Commercial approve the Merger.

     Alabama Department Approval. The Merger must be approved by the Alabama Department pursuant to applicable provisions of the Alabama Banking Code. If the Superintendent of the Alabama Department finds that (1) the proposed transaction will not be detrimental to the safety and soundness of the bank resulting from the Merger, (2) any new officers and directors of the resulting bank are qualified by character, experience, and financial responsibility to direct and manage the resulting bank, and (3) the proposed Merger is consistent with the convenience and needs of the communities to be served by the resulting bank in the State of Alabama and is otherwise in the public interest, the Merger shall be approved by the Superintendent.

     Federal Reserve Approval. The Federal Reserve's approval of the Merger is required. The Federal Reserve is prohibited from approving the Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve is prohibited from approving the Merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the Merger in meeting the convenience and needs of the community to be served. The Federal Reserve is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served.

     In that the Merger constitutes an interstate bank merger, certain additional requirements are applicable to the Merger. For example, subject to certain exceptions, the Federal Reserve is prohibited from approving the Merger if Colonial Bank materially fails to comply with filing requirements imposed by the Nevada Commissioner for interstate bank merger transactions. In addition, the Federal Reserve is prohibited from approving the Merger if the bank resulting from the Merger, including all insured depository institutions which are affiliates of such resulting bank, upon consummation of the transaction, would control more than 10% of the total amount of deposits of insured depository institutions in the United States. The Federal Reserve is also prohibited from approving the Merger if either party to the Merger has a branch in any state in which any other bank involved in the Merger has a branch, and the resulting bank, upon consummation of the Merger, would control 30% or more of the total amount of deposits of insured depository institutions in any such state. Finally, the Federal Reserve may approve the interstate bank merger only if each bank involved in the transaction is adequately capitalized as of the date the application is filed, and the Federal Reserve determines that the resulting bank will continue to be adequately capitalized and adequately managed upon consummation of the Merger.

     The Bank Merger Act imposes a waiting period which prohibits consummation of the Merger, in ordinary circumstances, for a period ranging from 15 to 30 days following the Federal Reserve's approval of the Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     Nevada Commissioner Approval. The Merger must be approved by the Commissioner, Financial Institutions Division, Nevada Department of Business and Industry (the "Nevada Commissioner") pursuant to applicable provisions of the NRS. Subsequent to filing an application with the Nevada Commissioner, the Nevada Commissioner conducts an investigation of each depository institution which is party to the Merger to determine (a) whether the interests of the depositors, creditors, and stockholders or members of each party are protected;
(b) that the Merger is in the public interest; (c) that the Merger is made for legitimate purposes; and (d) whether each depository institution has a good record of compliance with the Community Reinvestment Act of 1997 (12 U.S.C.
sec. 2901 to sec. 2905, inclusive).

     The Nevada Commissioner's approval or rejection of the Merger shall be based upon his investigation. Under Nevada law, the Nevada Commissioner shall disapprove an application for a Merger if he finds that (a) the proposed transaction would be detrimental to the safety and soundness of any institution which is a party to the transaction; (b) any of the principals of the parties have not established a record of sound performance, efficient management, financial responsibility and integrity so that it would be against the interests of the depositors, other customers, creditors, stockholders or members of an institution or to the general public to authorize the proposed merger; (c) the financial condition of the applicant or any other institution which is a party to the proposed transaction might jeopardize the financial stability of the applicant or the institution, or prejudice the interest of depositors or other customers of the applicant or other institution; (d) the consummation of the proposed merger would tend to lessen competition substantially, unless the Nevada Commissioner finds that the anti-competitive effects of the proposed transaction are clearly outweighed by the benefit of accommodating the convenience and needs of the relevant markets to be served; or (e) the applicant has not established a record of meeting the needs for credit of the community which it or its subsidiary depository institution serves.

     The Agreement provides that the obligation of each of BancGroup, Colonial Bank and Commercial to consummate the Merger is conditioned upon the receipt of all necessary regulatory approvals. There can be no assurance that the applications necessary for Colonial Bank to consummate the Merger with Commercial will be approved, and, if such approvals are received, that such approvals will not be conditioned upon terms and conditions that would cause the parties to abandon the Merger.

     Any approval received from bank regulatory agencies reflects only their view that the Merger does not contravene applicable competitive standards imposed by law, and that the Merger is consistent with regulatory policies relating to safety and soundness. THE APPROVAL OF THE BANK REGULATORY AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

     BancGroup is not aware of any other governmental approvals or actions that may be required for consummation of the Merger except for the Federal Reserve, the Nevada Commissioner and the Alabama Department approvals, described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Agreement contains certain restrictions on the conduct of the business of Commercial pending consummation of the Merger. The Agreement prohibits Commercial from taking, without the prior written consent of BancGroup, any of the following actions, prior to the Effective Date, subject to certain limited exceptions previously agreed to by BancGroup and Commercial:

          (i) Issuing, delivering or agreeing to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury);

          (ii) Borrowing or agreeing to borrow any funds or incurring or becoming subject to, any liability (absolute or contingent) except borrowings, obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

          (iii) Paying any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (iv) Declaring or making or agreeing to declare or make, any payment of dividends (except for cash dividends at then-current rates in accordance with past practice) or distributions of any assets of any kind whatsoever to shareholders, or purchasing or redeeming or agreeing to purchase or redeem, any of its outstanding securities;

          (v) Except in the ordinary course of business, selling or transferring or agreeing to sell or transfer, any of its assets, property or rights or canceling, or agreeing to cancel, any debts or claims;

          (vi) Except in the ordinary course of business, entering or agreeing to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of any of its assets, property or rights;

          (vii) Waiving any rights of value which in the aggregate are material;

          (viii) Except in the ordinary course of business, making or permitting any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (ix) Except in accordance with normal and usual practice, making any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (x) Except in accordance with normal and usual practice, increasing the rate of compensation payable to or to become payable to any of its officers or employees or making any material increase in any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (xi) Failing to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations; and

          (xii) Entering into any other material transaction other than in the ordinary course of business.

     The Agreement provides that prior to the Effective Date, no director or officer of Commercial or any of its subsidiaries shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of Commercial or its subsidiaries.

     The Agreement also provides that (i) Commercial will consult with BancGroup respecting loan requests outside the ordinary course of business or in excess of $100,000, except for single-family residential loan requests and renewals of existing loans which do not increase the outstanding principal amount of the loan, and (ii) Commercial will consult with BancGroup respecting business issues on a basis mutually satisfactory to BancGroup and Commercial.

COMMITMENTS WITH RESPECT TO OTHER OFFERS

     Until the termination of the Agreement, and except for the Merger, neither Commercial nor any of its directors or officers (or any person representing any of the foregoing) shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the assets of, or of a substantial equity interest in, Commercial or any business combination involving Commercial (collectively, an "Acquisition Proposal") other than as contemplated by the Agreement. Commercial will notify BancGroup immediately if any such inquiries or proposals are received by Commercial, if any such information is requested from Commercial, or if any such negotiations or discussions are sought to be initiated with Commercial. Commercial is required to instruct its officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above. Commercial may communicate information about an Acquisition Proposal to its shareholders if and to the extent that legal counsel provides a written opinion to Commercial that it is required to do so in order to comply with its legal obligations.

     In connection with the Agreement, Commercial has granted to BancGroup the option to purchase up to 19.9% of the Commercial Common Stock at a purchase price of $34.00 per share. The option will become exercisable upon the occurrence of certain events which are generally related to the potential acquisition of Commercial by another party. The option is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for any third party to acquire control of Commercial while BancGroup is seeking to consummate the Merger. See "The Merger -- Related Transactions -- Stock Option."

RIGHTS OF DISSENTING SHAREHOLDERS

     A holder of shares of Commercial is entitled to exercise the rights of a dissenting shareholder under Nevada General Corporation Law, Nevada Revised Statutes ("NRS") sec.sec. 92A.300 et seq., to object to the Agreement and Plan of Merger and make written demand that BancGroup pay in cash the fair value of the shares of Commercial Stock held as determined in accordance with all pertinent provisions of Commercial's Articles of Incorporation, Bylaws and statutory provisions. Consummation of the Merger is subject to, among other things, the holders of no more than 10% of the outstanding Commercial Common Stock electing to exercise their dissenters' rights.

     In order to exercise dissenters' rights, a dissenting shareholder of Commercial (a "Dissenting Shareholder") must strictly comply with the statutory procedures of NRS 92A.300 et seq., which are summarized below. A copy of the text provisions of these statutes is attached hereto as Appendix C. Shareholders of Commercial are urged to read these statutes in their entirety and to consult with their legal advisors. Nevada law requires that holders of Commercial Stock follow certain prescribed procedures in the exercise of their statutory right to dissent in connection with the Merger. The failure to follow such procedures on a timely basis and in the precise manner required by Nevada law may result in a loss of a shareholder's dissenters' rights. Pursuant to Commercial's Articles of Incorporation and assuming the Merger is consummated, a dissenting shareholder will be entitled to receive for each share of Commercial Common Stock as to which dissenters' rights are perfected not less than the greater of the value per share received by non-dissenting shareholders in the Merger and the per-share book value of Commercial Common Stock as of the end of the most recently completed fiscal quarter. The following summary does not purport to be a complete statement of the dissenters rights provision of Nevada law and is qualified in its entirety by reference to the full text of the provisions of the NRS pertaining to dissenters rights attached hereto as Appendix C.

     Overview. Holders of Commercial Common Stock have the right under Nevada Law to dissent from the Merger and obtain payment of the fair value of his or her shares. Fair value means the value of the shares immediately before the Special Meeting, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. If BancGroup and a Dissenting Shareholder are not able to agree on a fair value, BancGroup must petition a court in Clark County, Nevada for a determination of fair value.

     Procedure for Dissenting. A shareholder wishing to dissent from the Merger must deliver to Commercial, before the Special Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is consummated. The written notice should be sent to Commercial at 2820 W. Charleston Blvd., Las Vegas, Nevada 89012, Attn: Ms. Diane Swaim so that Commercial receives it before the Special Meeting. A shareholder wishing to dissent may not vote in favor of the Merger. If a shareholder's written notice of intent to demand payment is not received by Commercial before the Special Meeting, or if the shareholder votes in favor of the Merger, such shareholder will not have the right to dissent and will be required to participate in the Merger.

     Within 10 days after the Special Meeting, Commercial will deliver to each Dissenting Shareholder a written notice instructing the Dissenting Shareholder to demand payment and send his or her Commercial Common Stock certificates to Commercial. The notice will include a copy of NRS 92A.300 et seq. and a form for demanding payment and will show the deadline for submitting the payment demand form and the Commercial Common Stock certificates. The form will also show the date that the merger was first announced to the news media or the shareholders, and the Dissenting Shareholder will be required to state whether or not he or she acquired his or her shares before that date.

     The Dissenting Shareholder must then properly complete and sign the payment demand form, and submit it to Commercial along with his or her Commercial Common Stock certificates by the deadline shown in the notice from Commercial. If the payment demand form and the Commercial Common Stock certificates are not submitted by the deadline, the shareholder will no longer be a Dissenting Shareholder and will not be entitled to receive payment of the fair value of his or her shares. Such a shareholder will be required to participated in the Merger. The payment demand form and Commercial Common Stock certificate should be sent to Commercial at 2820 W. Charleston Blvd., Las Vegas, NV 89012, Attn:
Ms. Diane Swaim.

     Payment for Shares. Within 30 days after receiving a Dissenting Shareholder's payment demand form and Commercial Common Stock certificates, BancGroup will pay such Dissenting Shareholder, in accordance with Commercial's Articles of Incorporation and Bylaws, BancGroup's estimate of the fair value of the Commercial Common Stock for which certificates were submitted, plus accrued interest. Accompanying the payment will be financial information for Commercial as of the end of a fiscal year ending not more than 16 months before the date of payment, and for the year then ended, as well as the latest available interim financial information. Also accompanying the payment will be a statement of BancGroup's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the Dissenting Shareholder's rights to demand additional payment and a copy of the relevant Nevada statutes. BancGroup's obligation to pay fair value may be enforced by a court. However, if the Dissenting Shareholder did not own the shares before the date the Merger was first announced to the news media or to the shareholders, BancGroup will have the right to withhold payment, and instead to offer to pay BancGroup's estimate of the fair value of the shares. Such an offer will be accompanied by a statement of BancGroup's estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the Dissenting Shareholder's rights to demand payment.

     If a Dissenting Shareholder estimates the fair value of his or her shares and the amount of accrued interest to be higher than the amount paid by BancGroup, the Dissenting Shareholder may send a notice to BancGroup demanding payment of the difference between the Dissenting Shareholder's estimate and the amount paid by BancGroup. Or, if the Dissenting Shareholder was only entitled to receive BancGroup's offer to pay fair value, the Dissenting Shareholder may reject the offer and demand payment of the Dissenting

Shareholder's estimate of the fair value of his or her shares and accrued interest. If a Dissenting Shareholder does not send a notice demanding payment within 30 days after BancGroup has made its payment or offer, the Dissenting Shareholder will not have the right to receive any amount in excess of the fair value plus interest already paid or offered by BancGroup.

     Court Proceeding to Determine Fair Value. If a demand for payment remains unsettled for 60 days following Commercial's receipt of the demand, BancGroup will petition a court in Clark county to determine the fair value of the shares and accrued interest. Court costs will be paid by BancGroup unless the court finds that one or more Dissenting Shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment, in which case some or all court costs may be allocated to such Dissenting Shareholder or Shareholders. Attorneys' and experts' fees may be assessed against BancGroup if the court finds that BancGroup did not comply with the applicable statute or acted arbitrarily, vexatiously or not in good faith, or such fees may be assessed against one or more Dissenting Shareholders if the same acted arbitrarily, vexatiously or not in good faith.

     Holders of Commercial Common Stock considering seeking appraisal by exercising their dissenters' rights should be aware that the fair value of their Commercial Common Stock determined pursuant to Nevada law, the Articles of Incorporation or the Bylaws could be more than, the same as, or less than the value of the securities that they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their Commercial Common Stock.

     THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY HOLDERS OF COMMERCIAL COMMON STOCK DESIRING TO EXERCISE APPRAISAL RIGHTS AND, IN VIEW OF THE FACT THAT EXERCISE OF SUCH RIGHTS REQUIRES STRICT ADHERENCE TO THE RELEVANT PROVISIONS OF THE NEVADA GENERAL CORPORATION LAW, EACH SHAREHOLDER WHO MAY DESIRE TO EXERCISE APPRAISAL RIGHTS IS ADVISED INDIVIDUALLY TO CONSULT THE LAW (AS SET FORTH IN APPENDIX C HERETO) AND COMPLY WITH THE PROVISIONS THEREOF.

     HOLDERS OF THE COMMERCIAL COMMON STOCK WISHING TO EXERCISE DISSENTERS' RIGHTS ARE ADVISED TO CONSULT THEIR OWN COUNSEL TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF NEVADA LAW.

     The foregoing discussion is only a summary of the provisions of Nevada law, does not purport to be complete and is qualified in its entirety by reference to NRS 92A.300 et seq., which is attached hereto as Appendix C. Any shareholder who intends to dissent from the Merger should review the text of NRS 92A.300 et seq. carefully and should also consult with his or her attorney. Any shareholder who fails to follow strictly the procedures set forth in said statute will forfeit dissenters' rights.

     Any Dissenting Shareholder who perfects his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Code. See "-- Certain Federal Income Tax Consequences."

     BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE NEVADA LAW RELATING TO DISSENTERS' APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT WITH THEIR OWN LEGAL ADVISERS.

RESALE OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     The issuance of the shares of BancGroup Common Stock pursuant to the Merger has been registered under the Securities Act. As a result, shareholders of Commercial who are not "affiliates" of Commercial (as such term is defined under the Securities Act) may resell, without restriction, all shares of BancGroup Common Stock which they receive in connection with the Merger. Under the Securities Act, only affiliates of Commercial are subject to restrictions on the resale of the BancGroup Common Stock which they receive in the Merger.

     The BancGroup Common Stock received by affiliates of Commercial who do not also become affiliates of BancGroup after the consummation of the Merger may not be sold except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits BancGroup Common Stock held by such shareholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers' or certain other transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of BancGroup Common Stock or the average weekly trading volume in BancGroup Common Stock reported on the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about BancGroup. The restrictions on sales will cease to apply under most circumstances once the former Commercial affiliate has held the BancGroup Common Stock for at least one year. BancGroup Common Stock held by affiliates of Commercial who become affiliates of BancGroup, if any, will be subject to additional restrictions on the ability of such persons to resell such shares.

     Commercial will provide BancGroup with such information as may be reasonably necessary to determine the identity of those persons (primarily officers, directors and principal shareholders) who may be deemed to be affiliates of Commercial. Commercial will also obtain from each such person a written undertaking to the effect that no sale or transfer will be made of any shares of BancGroup Common Stock by such person except pursuant to Rule 145 or pursuant to an effective registration statement or an exemption from registration under the Securities Act. Receipt of such an undertaking is a condition to BancGroup's obligation to close the Merger. The undertaking will also require each affiliate of Commercial to agree not to sell or otherwise reduce risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup within the meaning of
Section 201.01 of the Commission's Codification of Financial Reporting Policies. If such undertakings are not received and BancGroup waives receipt of such condition, the certificates for the shares of BancGroup Common Stock to be issued to such person will contain an appropriate restrictive legend, and appropriate stock transfer orders will be given to BancGroup's stock transfer agent.

ACCOUNTING TREATMENT

     BancGroup will account for the Merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of Commercial Common Stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of Commercial Common Stock. Under this accounting treatment, assets and liabilities of Commercial would be added to those of BancGroup at their recorded book values, and the shareholders' equity of the two companies would be combined in BancGroup's consolidated balance sheet. Financial statements of BancGroup issued after the Effective Date of the Merger will be restated to reflect the consolidated operations of BancGroup and Commercial as if the Merger had taken place prior to the periods covered by the financial statements.

NYSE REPORTING OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     Sales of BancGroup Common Stock to be issued in the Merger in exchange for Commercial Common Stock will be reported on the NYSE.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

BANCGROUP

     BancGroup Common Stock is listed for trading on the NYSE. The following tables shows the dividends paid per share and indicates the high and low closing prices for BancGroup Common Stock as reported by the NYSE.

                                                               PRICE(1)
                                                              -----------
                                                              HIGH      LOW    DIVIDENDS
                                                              ----      ---    ---------
1996
First Quarter...............................................  $18 1/4   $15      $0.135
Second Quarter..............................................   18 1/16   15 5/8   0.135
Third Quarter...............................................   17 15/16  15 5/8   0.135
Fourth Quarter..............................................   20 1/8    17 3/8   0.135
1997
First Quarter...............................................   24        18 2/3    0.15
Second Quarter..............................................   24 7/8    22        0.15
Third Quarter...............................................   29 3/16   24 1/4    0.15
Fourth Quarter..............................................   35 1/16   28 15/16  0.15
1998
First Quarter (through March 27, 1998)......................   36 1/4    31 1/2    0.17

---------------

(1) Price and dividends have been restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.

     On February 25, 1998, the business day immediately prior to the public announcement of the Merger, the closing price as reported on the NYSE of the BancGroup Common Stock was $34.8125 per share.

     At December 31, 1997, BancGroup's subsidiaries accounted for approximately 98% of BancGroup's consolidated assets. BancGroup derives substantially all of its income from dividends received from its subsidiaries. Various statutory provisions and regulatory policies limit the amount of dividends the subsidiary banks may pay without regulatory approval. In addition, federal statutes restrict the ability of subsidiary banks to make loans to BancGroup, and regulatory policies may also restrict such dividends.

COMMERCIAL

     There is no established public trading market for the Commercial Common Stock. The shares of Commercial Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions.

     Management of Commercial is aware of certain transactions in shares of Commercial that have occurred since January 1, 1996, although the trading prices of all stock transactions are not known. The following table sets forth the trading prices for the shares of Commercial Common Stock that have occurred since January 1, 1996 for transactions in which the trading prices are known to management of Commercial:

                                                              PER PER SHARE OF
                                                                COMMON STOCK      DIVIDENDS
                                                              -----------------      PER
                                                               HIGH       LOW       SHARE
                                                              -------   -------   ---------
1996
First Quarter...............................................  $15.00    $12.00       --
Second Quarter..............................................   13.00     13.00       --
Third Quarter...............................................   15.00     15.00       --
Fourth Quarter..............................................   15.00     12.00       --
1997
First Quarter...............................................   12.00     12.00       --
Second Quarter..............................................   14.00     14.00       --
Third Quarter...............................................   12.00     12.00       --
Fourth Quarter..............................................     N/A       N/A       --
1998
First Quarter...............................................     N/A       N/A       --

     The Agreement restricts Commercial's ability to pay dividends prior to the Effective Date. See "The Merger -- Conduct of Business Pending the Merger."

                     BANCGROUP CAPITAL STOCK AND DEBENTURES

     BancGroup's authorized capital stock consists of 100,000,000 shares of BancGroup Common Stock, par value $2.50 per share, and 1,000,000 shares of its Preference Stock, par value $2.50 per share. As of December 31, 1997, there were issued and outstanding a total of 42,545,425 shares of BancGroup Common Stock. No shares of Preference Stock are issued and outstanding. In 1986, BancGroup issued $28,750,000 in principal amount of its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") of which $4,893,000 were outstanding as of December 31, 1997 and convertible at any time into 349,500 shares of BancGroup Common Stock, subject to adjustment. On February 5, 1998, BancGroup issued subordinated debentures in the aggregate principal amount of $7,725,000 with a ten-year maturity that rank pari passu with the 1986 Debentures. As of December 31, 1997, there were 1,803,259 shares of BancGroup Common Stock subject to issue upon exercise of options under BancGroup's stock option plans. In addition to BancGroup Common Stock to be issued in the Merger, BancGroup will issue additional shares of its Common Stock in pending acquisitions. See "Business of BancGroup -- Proposed Affiliate Banks." On January 29, 1997, BancGroup issued, through a special purpose trust, $70.0 million of Trust Preferred Securities, all of which was outstanding at December 31, 1997.

     The following statements with respect to BancGroup Common Stock and Preference Stock are brief summaries of material provisions of Delaware law, the Restated Certificate of Incorporation, as amended (the "BancGroup Certificate"), and bylaws of BancGroup (the "BancGroup Bylaws"), do not purport to be complete and are qualified in their entirety by reference to the foregoing.

BANCGROUP COMMON STOCK

     Dividends. Subject to the rights of holders of BancGroup's Preference Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of BancGroup Common Stock, when and as dividends, payable in cash, stock or other property, are declared by the BancGroup Board of Directors, the holders of BancGroup Common Stock are entitled to share ratably in such dividends.

     Voting Rights. Each holder of BancGroup Common Stock has one vote for each share held on matters presented for consideration by the shareholders.

     Preemptive Rights. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup.

     Issuance of Stock. The BancGroup Certificate authorizes the BancGroup Board to issue authorized shares of BancGroup Common Stock without shareholder approval. However, BancGroup's Common Stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of BancGroup Common Stock under certain circumstances.

     Liquidation Rights. In the event of liquidation, dissolution or winding-up of BancGroup, whether voluntary or involuntary, the holders of BancGroup Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Preference Stock.

PREFERENCE STOCK

     The Preference Stock may be issued from time to time as a class without series, or if so determined by the Board of Directors of BancGroup, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preference Stock (or of the entire class of Preference Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the Board of Directors of BancGroup. Preference Stock may have a preference over the BancGroup Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the Board of Directors of BancGroup.

1986 DEBENTURES

     BancGroup issued in 1986 its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") in the total principal amount of $28,750,000. The 1986 Debentures were issued under a trust indenture (the "1986 Indenture") between BancGroup and SunTrust Bank, Atlanta, Georgia, as trustee.

     The 1986 Debentures will mature on March 31, 2011, and are convertible at any time into shares of BancGroup Common Stock at the option of a holder thereof, at the conversion price of $14.00 principal amount of the 1986 Debentures for each share of BancGroup Common Stock. The conversion price is, however, subject to adjustment upon the occurrence of certain events as described in the 1986 Indenture. In the event all of the outstanding 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, as of December 31, 1997, a total of 349,500 shares of such BancGroup Common Stock will be issued. The 1986 Debentures are redeemable, in whole or in part, at the option of BancGroup at certain premiums until 1996, when the redemption price shall be equal to 100% of the face amount of the 1986 Debentures, plus accrued interest. The payment of principal and interest on the 1986 Debentures is subordinate, to the extent provided in the 1986 Indenture, to the prior payment when due of all Senior Indebtedness of BancGroup. "Senior Indebtedness" is defined as any indebtedness of BancGroup for money borrowed, or any indebtedness incurred in connection with an acquisition or with a merger or consolidation, outstanding on the date of execution of the 1986 Indenture as originally executed, or thereafter created, incurred or assumed, and any renewal, extension, modification or refunding thereof, for the payment of which BancGroup (which term does not include BancGroup's consolidated or unconsolidated subsidiaries) is at the time of determination responsible or liable as obligor, guarantor or otherwise. Senior Indebtedness does not include
(i) indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of BancGroup, and (ii) indebtedness which by its terms states that such indebtedness is subordinate to or equally subordinate with the 1986 Debentures.

     At December 31, 1997, BancGroup's Senior Indebtedness as defined in the 1986 Indenture aggregated approximately $940 million. Such debt includes all short-term debt consisting of federal funds purchased, securities purchased under repurchase agreements and borrowing with the Federal Home Loan Bank but excludes all federally-insured deposits. BancGroup may from time to time incur additional indebtedness constituting Senior Indebtedness. The 1986 Indenture does not limit the amount of Senior Indebtedness which BancGroup may incur, nor does such indenture prohibit BancGroup from creating liens on its property for any purpose.

OTHER INDEBTEDNESS

     On January 29, 1997, BancGroup issued, through a special purpose trust, $70.0 million of Trust Preferred Securities. The securities bear interest at 8.92% and are subject to redemption in whole or in part at any time after January 29, 2007 through January 2027. It is unlikely that redemption will occur prior to maturity. The securities are subordinated to substantially all of BancGroup's indebtedness. In BancGroup's consolidated statement of condition, these securities are shown as long-term debt.

     On February 5, 1998, BancGroup consummated a merger with ASB Bancshares, Inc., a Delaware corporation ("ASB"). As part of the consideration for the common stock of ASB, BancGroup issued debentures to three ASB shareholders. The aggregate principal amount of these debentures is $7,724,813. The debentures pay a rate of interest equal to the New York Prime Rate minus 1% (but in no event less than 7% per annum) and are due and payable ten years from the date of issuance. They are senior to the BancGroup Common Stock upon liquidation, but are subordinate to BancGroup's Senior Indebtedness. See "BancGroup Capital Stock and Debentures." The debentures are redeemable by BancGroup with the consent of the holders thereof. A holder of a debenture may, subject to BancGroup's right to decline, request redemption of any or all of the debentures held by him or her.

CHANGES IN CONTROL

     Certain provisions of the BancGroup Certificate and The BancGroup bylaws may have the effect of preventing, discouraging or delaying any change in control of BancGroup. The authority of the BancGroup Board of Directors to issue Preference Stock with such rights and privileges, including voting rights, as it may deem appropriate may enable the BancGroup Board of Directors to prevent a change in control despite a shift in ownership of the BancGroup Common Stock. See and "-- Preference Stock." In addition, the power of BancGroup's Board of Directors to issue additional shares of BancGroup Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See "BancGroup Common Stock." The following provisions also may deter any change in control of BancGroup.

     Classified Board. BancGroup's Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of BancGroup's Board of Directors is elected by shareholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 22 directors of BancGroup. This provision of the BancGroup Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified Board of Directors can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

     Business Combinations. Certain "Business Combinations" of BancGroup with a "Related Person" may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of "Voting Stock," plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the Continuing Directors of BancGroup approve such Business Combination. A "Related Person" is a person, or group, who owns or acquires 10% or more of the outstanding shares of BancGroup Common Stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by BancGroup's Board of Directors, i.e., April 20, 1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman and Chief Executive Officer of BancGroup, and certain members of his family from the definition of Related Person. A "Continuing Director" is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a merger or other Business Combination and Executive Officers that could be desired by a majority of BancGroup's stockholders. As of February 27, 1998, the Board of Directors of BancGroup as a group beneficially owned approximately 10.24% of the outstanding shares of BancGroup Common Stock.

     Board Evaluation of Mergers. The BancGroup Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of BancGroup, and other factors when considering whether BancGroup should undertake a merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of BancGroup Common Stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a merger or other Business Combination of BancGroup.

     Director Authority. The BancGroup Certificate prohibits shareholders from calling special shareholders' meetings and acting by written consent. It also provides that only BancGroup's Board of Directors has the authority to undertake certain actions with respect to governing BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board to act by majority vote.

     Bylaw Provisions. The BancGroup Bylaws provide that stockholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of BancGroup shareholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of shareholder meetings but could make it more difficult for shareholders to nominate directors or introduce business at shareholder meetings.

     Delaware Business Combination Statute. Subject to some exceptions, Delaware law prohibits BancGroup from entering into certain "business combinations" (as defined) involving persons beneficially owning 15% or more of the outstanding BancGroup Common Stock (or who is an affiliate of BancGroup and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Shareholder"), unless the BancGroup Board has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (a "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows BancGroup to enter into a business combination with an Interested Shareholder if (i) the business combination is approved by the BancGroup Board of Directors and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of BancGroup which is not owned by the Interested Shareholder or (ii) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, such shareholder owned at least 85% of the outstanding stock of BancGroup (excluding BancGroup stock held by officers and directors of BancGroup or by certain BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of the BancGroup Certificate relating to business combinations with a related person, described above at "Business Combinations," but they are generally less restrictive than the BancGroup Certificate.

     Control Acquisitions. As it relates to BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     If the Merger is consummated, shareholders of Commercial (except those perfecting dissenters' rights of appraisal) will become holders of BancGroup Common Stock. The rights of the holders of the Commercial Common Stock who become holders of the BancGroup Common Stock following the Merger will be governed by the BancGroup Certificate and the BancGroup Bylaws, as well as the laws of Delaware, the state in which BancGroup is incorporated.

     The following summary compares the rights of the shareholders of Commercial Common Stock with the rights of the holders of the BancGroup Common Stock. For a more complete description of the rights of the holders of BancGroup Common Stock, particularly provisions in BancGroup's Certificate that may limit or discourage changes in control of BancGroup, see "BancGroup Capital Stock and Debentures."

     The following information is qualified in its entirety by the BancGroup Certificate, the BancGroup Bylaws, and Commercial's Articles of Incorporation and Bylaws, the Delaware General Corporation Law (the "DGCL") and the NRS.

DIRECTOR ELECTIONS

     Commercial. Commercial's Directors are elected annually by a plurality of the votes cast by the shareholders of its Common Stock. Commercial's shareholders have cumulative voting rights in the election of Directors.

     BancGroup. BancGroup's directors are elected to terms of three years with approximately one-third of the Board of Directors to be elected annually. There is no cumulative voting in the election of directors. See "BancGroup Capital Stock and Debentures -- Changes in Control -- Classified Board."

REMOVAL OF DIRECTORS

     Commercial. Pursuant to the Nevada Corporate Code, no Director may be removed from office except upon the vote of stockholders owning sufficient shares to have prevented his election to office in the first instance.

     BancGroup. The BancGroup Certificate provides that a director may be removed from office, but only for cause and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors.

VOTING

     Commercial. Each shareholder of Commercial is entitled to one vote for each share of Commercial stock held, and with regard to the election of Directors, such shareholders are entitled to as many votes as equal the number of the holder's shares of stock multiplied by the number of Directors to be elected.

     BancGroup. Each shareholder of BancGroup is entitled to one vote for each share of BancGroup Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

     Commercial. Holders of Commercial Common Stock have no preemptive rights to acquire any additional shares of Commercial Common Stock.

     BancGroup. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup Common Stock or any other shares of BancGroup capital stock.

DIRECTORS' LIABILITY

     Commercial. The Commercial Articles of Incorporation provides that no Director of Commercial shall be personally liable to Commercial or any of its stockholders for damages for breach of fiduciary duty as a Director; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of unlawful distributions or dividends in violation of sec.78.300 of the Nevada Revised Statutes. This provision would absolve Directors of personal liability for negligence in the performance of duties, including gross negligence.

     BancGroup. The BancGroup Certificate provides that a director of BancGroup will have no personal liability to BancGroup or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to BancGroup and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

INDEMNIFICATION

     Commercial. Commercial's Bylaws direct that Commercial shall, to the fullest extent permitted by Nevada law, advance expenses to and indemnify any of its directors, officers or any other person serving at the request of Commercial against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any action, suit or proceeding arising because such Person is or was a director, officer or agent of Commercial. A "Person" is defined to include a director, officer, employee or other agent of Commercial or a predecessor corporation, who is or was serving at the request of Commercial or a predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The character of expenses subject to indemnification or advancement include attorneys' fees, costs, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the Person in connection with the litigation, but excluding judgments in favor of the corporation and amounts paid in settlement with the corporation and attorneys' fees and costs incurred in connection with such judgments and settlements. Commercial's Bylaws provide that Commercial shall indemnify the costs of Persons incurred in litigation, regardless of the conduct of the Person, unless a final adjudication establishes that the Person's acts or omissions involved intentional misconduct, fraud or knowing violation of the law and was material to the cause of action.

     BancGroup. The BancGroup Certificate provides that BancGroup shall indemnify its officers, directors, agents and employees to the full extent permitted under the DGCL. Section 145 of the DGCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the DGCL, other than an action brought by or in the right of BancGroup, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of BancGroup, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to BancGroup unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     BancGroup maintains an officers' and directors' insurance policy and a separate indemnification agreement pursuant to which directors and certain officers of BancGroup would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses that extends beyond the minimum indemnification provided by Section 145 of the DGCL.

SPECIAL MEETINGS OF SHAREHOLDERS; ACTION WITHOUT A MEETING

     Commercial. Pursuant to the Bylaws of Commercial, a Special Meeting of Commercial shareholders may only be called by the President, the Board of Directors, or the holder or holders of not less than one-tenth of all the shares of Commercial stock entitled to vote at the Meeting.

     BancGroup. Under the BancGroup Certificate, a special meeting of BancGroup's shareholders may only be called by a majority of the BancGroup Board of Directors or by the chairman of the Board of Directors of BancGroup. Holders of BancGroup Common Stock may not call special meetings or act by written consent.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     Commercial. Pertinent provisions of the Nevada Revised Statutes provides that mergers and sales of substantially all of the assets of Nevada corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. Except as described below, the Commercial Articles of Incorporation and Bylaws have no provisions governing voting approval for extraordinary corporate transactions.

     The Commercial Articles of Incorporation and Bylaws provide that Commercial elects not to apply the provisions of the Nevada Business Combination Statute, NRS 78.411 to 78.444, inclusive, to the corporation. These Nevada statutes prohibit business combinations or mergers between Nevada corporations and certain interested stockholders for a period of three years after the interested stockholder's date of acquiring shares unless the combination or the purchase of the shares made by the interested stockholder is approved by the Board of Directors. These Nevada statutes also prohibit such business combinations after the expiration of three years after the interested stockholder's date of acquiring shares unless the combination meets certain statutory requirements. The Nevada statute defines interested stockholders to include persons who, along or together with affiliates, beneficially own ten percent of the outstanding stock of the corporation. As permitted by Nevada law, Commercial has opted out of the application of these provisions to Commercial.

     Under the Nevada Control Shares statute, NRS 78.378 to 78.3793, a corporation denies voting rights to a stockholder who acquires a controlling interest in a Nevada corporation, unless such voting rights are approved by a majority of the voting powers of the corporation. As permitted by Nevada law, and pursuant to Commercial's Articles of Incorporation, Commercial has elected to opt out of the application of the Nevada Control Shares statutes.

     BancGroup. The DGCL provides that mergers and sales of substantially all of the assets of Delaware corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The DGCL also provides, however, that the shareholders of the corporation surviving a merger need not approve the transaction if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the Merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the Merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the Merger. See also "BancGroup Capital Stock and Debentures -- Changes in Control" for a description of the statutory provisions and the provisions of the BancGroup Certificate relating to changes of control of BancGroup.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     Commercial. Under Nevada Law, a Nevada corporation's Articles of Incorporation may be amended by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the Articles of Incorporation require the vote of a larger portion of the stock.

     Under Commercial's Bylaws, new Bylaws may be adopted or the existing Bylaws of Commercial may be amended or repealed by the vote or written assent of stockholders entitled to exercise a majority of the voting power of Commercial, except as otherwise provided by Nevada law or the Articles of Incorporation. The Commercial Bylaws provide that subject to the foregoing right of the stockholders to make, amend or repeal Bylaws, the Bylaws may be adopted, amended or repealed by the Board of Directors; provided, however, that a Bylaw or amendment thereof changing the authorized number of Directors may be adopted, amended or repealed only by the stockholders.

     BancGroup. Under the DGCL, a Delaware corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The BancGroup Certificate requires "supermajority" stockholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the BancGroup Certificate governing (i) the election or removal of directors,
(ii) business combinations between BancGroup and a Related Person, and (iii) board of director evaluation of business combination procedures. See "BancGroup Capital Stock and Debentures -- Changes in Control."

     As is permitted by the DGCL, the BancGroup Certificate gives the Board of Directors the power to adopt, amend or repeal the bylaws. The shareholders entitled to vote have concurrent power to adopt, amend or repeal the BancGroup Bylaws.

RIGHTS OF DISSENTING SHAREHOLDERS

     Commercial. Sections 92A.300 to 92A.500 of the Nevada Revised Statutes provides statutory appraisal rights to certain shareholders who may be dissenting from certain corporate reorganizations such as mergers or sales of all or substantially all of the corporation's assets. Commercial's Articles of Incorporation provides that a dissenting shareholder will be entitled to receive for each share of Commercial Common Stock as to which dissenters' rights are perfected not less than the greater of the value per share received by non-dissenting shareholders in the Merger and the per-share book value of Commercial Common Stock as of the end of the most recently completed fiscal quarter. See "The Merger Rights of Dissenting Shareholders."

     BancGroup. Under the DGCL, a shareholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, "fair value" may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. Appraisal rights are not available, however, to shareholders of a corporation (i) if the shares are listed on a national securities exchange (as is BancGroup Common Stock) or quoted on the Nasdaq NMS, or held of record by more than 2,000 shareholders (as is BancGroup Common Stock), and (ii) shareholders are permitted by the terms of the Merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Shareholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its shareholders is required.

PREFERRED STOCK

     Commercial. The Commercial Articles of Incorporation do not authorize the issuance of any preferred stock.

     BancGroup. The BancGroup Certificate authorizes the issuance of 1,000,000 shares of Preference Stock from time to time by resolution of the BancGroup Board of Directors. Currently, no shares of Preference Stock are issued and outstanding. See "BancGroup Capital Stock and Debentures -- Preference Stock."

EFFECT OF THE MERGER ON COMMERCIAL SHAREHOLDERS

     As of the Record Date, Commercial had           shareholders of record and
842,157 outstanding shares of common stock. As of February 27, 1998, BancGroup had 48,092,093 shares of BancGroup Common Stock outstanding with 8,476 shareholders of record.

     Assuming that no dissenters' rights of appraisal are exercised in the Merger, a Market Value of BancGroup Common Stock between $30.00 and $38.00 on the Effective Date (as of March 18, 1998, the ten-day average of the closing prices of BancGroup Common Stock was $34.394 per share), an aggregate number of 842,157 shares of BancGroup Common Stock would be issued to the shareholders of Commercial pursuant to the Merger. Based on those assumptions, the 842,157 shares of BancGroup Common Stock would represent approximately 1.8% of the total number of shares of BancGroup Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue.

     The issuance of the BancGroup Common Stock pursuant to the Merger will reduce the percentage interest of the BancGroup Common Stock currently held by each principal shareholder and each director and officer of BancGroup. Based upon the foregoing assumptions, as a group, the directors and executive officers of BancGroup who own approximately 10.24% of BancGroup's outstanding shares would own approximately 10.07% after the Merger.

     BancGroup has entered into agreements pursuant to which additional shares of BancGroup Common Stock will be issued. See "Business of BancGroup -- Proposed Affiliate Banks."

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)
                                 (IN THOUSANDS)

    The following summary includes (i) the condensed consolidated statement of condition of BancGroup and subsidiaries as of December 31, 1997, (ii) the combined presentation of the condensed consolidated statement of condition of the completed business combinations with United American Holding Corporation, ASB Bancshares, Inc., First Central Bank and South Florida Banking Corp. ("Completed Business Combinations") as of December 31, 1997, (iii) adjustments to give effect to the completed pooling-of-interests method business combinations with United American Holding Corporation, First Central Bank and South Florida Banking Corp. and the completed purchase method business combination with ASB Bancshares, Inc., (iv) the condensed consolidated statement of condition of Commercial Bank of Nevada, (v) adjustments to give effect to the proposed pooling-of-interests method business combination with Commercial Bank of Nevada, (vi) the pro forma combined condensed statement of condition of BancGroup and subsidiaries as if such combinations had occurred on December 31, 1997.

    These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of condition of BancGroup and subsidiaries, incorporated by reference herein. The pro forma information provided below may not be indicative of future results.

                                                                              DECEMBER 31, 1997
                                            -------------------------------------------------------------------------------------
                                            CONSOLIDATED    COMPLETED                     COMMERCIAL                   PRO FORMA
                                              COLONIAL       BUSINESS     ADJUSTMENTS/     BANK OF     ADJUSTMENTS/     COMBINED
                                             BANCGROUP     COMBINATIONS   (DEDUCTIONS)      NEVADA     (DEDUCTIONS)      TOTAL
                                            ------------   ------------   ------------    ----------   ------------    ----------
ASSETS
Cash and due from banks...................   $  254,252      $ 42,505                      $  7,086                    $  303,843
Interest-bearing deposits in banks........       19,160        11,024                        16,950                        47,134
Securities available for sale.............      485,318       118,999       $    396(3)                                   604,713
Investment securities.....................      264,230        19,889                        10,168                       294,287
Mortgage loans held for sale..............      225,331                                                                   225,331
Loans, net of unearned income.............    5,176,926       520,789                        84,108                     5,781,823
Less: Allowance for possible loan
 losses...................................      (62,182)       (6,135)                       (1,067)                      (69,384)
                                             ----------      --------       --------       --------     ----------     ----------
Loans, net................................    5,114,744       514,654                        83,041                     5,712,439
Premises and equipment, net...............      129,588        20,047           (120)(3)      1,880                       151,395
Excess of cost over tangible and
 identified intangible assets acquired,
 net......................................       67,128         2,105          8,844(3)                                    78,077
Mortgage servicing rights.................      141,800                                                                   141,800
Other real estate owned...................       12,631         1,201                                                      13,832
Accrued interest and other assets.........      136,646        10,298            454(3)         983                       148,381
                                             ----------      --------       --------       --------     ----------     ----------
       Total Assets.......................   $6,850,828      $740,722       $  9,574       $120,108     $       --     $7,721,232
                                             ==========      ========       ========       ========     ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits..................................   $5,255,830      $648,754                      $108,661                    $6,013,245
FHLB short-term borrowings................      645,000                                                                   645,000
Other short-term borrowings...............      276,769        24,055                                                     300,824
Subordinated debt.........................        6,088                                                                     6,088
Trust preferred securities................       70,000                                                                    70,000
Other long-term debt......................       14,164           900       $  7,725(3)                                    22,789
Other liabilities.........................       88,723         5,412          1,534(3)       1,157     $      225(1)      97,899
                                                                                 129(2)
                                                                                 607(4)
                                                                                 112(5)
                                             ----------      --------       --------       --------     ----------     ----------
Total liabilities.........................    6,356,574       679,121         10,107        109,818            225      7,155,845
Preferred Stock
Common Stock..............................      106,364         2,876         (2,876)           842           (842)(1)    121,202
                                                                               4,800(2)                      2,105(1)
                                                                               5,043(4)
                                                                               1,722(5)
                                                                               1,168(3)
Additional paid in capital................      193,619        29,973        (29,973)         8,264         (8,264)(1)    232,595
                                                                               5,241(2)                      7,001(1)
                                                                              13,940(4)
                                                                               1,054(5)
                                                                              11,740(3)
Retained earnings.........................      194,317        28,908        (11,982)(3)      1,184           (225)(1)    211,354
                                                                                (129)(2)
                                                                                (607)(4)
                                                                                (112)(5)
Treasury Stock............................                       (534)           534(3)                                        --
Unearned compensation.....................       (1,682)          (69)                                                     (1,751)
Unrealized gain (loss) on securities
 available for sale, net of taxes.........        1,636           447            (96)(3)                                    1,987
                                             ----------      --------       --------       --------     ----------     ----------
Total shareholders' equity................      494,254        61,601           (533)        10,290           (225)       565,387
                                             ----------      --------       --------       --------     ----------     ----------
Total liabilities and equity..............   $6,850,828      $740,722       $  9,574       $120,108     $       --     $7,721,232
                                             ==========      ========       ========       ========     ==========     ==========
Capital Ratios:
 Capital Ratio............................         8.14%                                                                     8.33%
 Tangible Leverage Ratio..................         7.47%                                                                     7.45%
 Tier One Capital Ratio*..................         9.93%                                                                     9.98%
 Total Capital Ratio*.....................        11.30%                                                                    11.47%

---------------

* Based on risk weighted assets
Note: The above pro forma statement of condition excludes the effect of an immaterial pending business combination with CNB Holding Corp. of Daytona Beach, Fla.

                        COMPLETED BUSINESS COMBINATIONS

SOUTH FLORIDA BANKING CORP.
  (pooling of interests)

     (2)(A) To record the issuance of 1,920,170 shares fo BancGroup Common Stock in exchange for all of the outstanding shares of South Florida Banking Corp. ("South Florida")

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
South Florida outstanding shares............................   1,219,465
Conversion ratio............................................      1.5746
BancGroup shares to be issued...............................                1,920,170
Par value of 1,920,170 shares issued at $2.50 per share.....                $   4,800
Shares issued at par value..................................   $   4,800
Total capital stock of South Florida........................      10,041
Excess recorded as an increase to contributed capital.......                    5,241
                                                                            ---------
                                                                               10,041
To eliminate South Florida
  Common stock, at par value................................                $  (1,219)
  Contributed capital.......................................                   (8,822)
                                                                            ---------
                                                                              (10,041)
                                                                            ---------
          Net change in equity..............................                $      --
                                                                            =========
(B) To record possible nonrecurring charges associated with severance payable to terminated employees and fixed assets write-offs, net of
    taxes................................................................   $    (129)
                                                                            =========

ASB BANCSHARES, INC.
  (purchase)

     (3) To assign the amount by which the estimated value of BancGroup's investment in ASB Bancshares, Inc. ("ASB") is in excess of the historical carrying value amount of the net assets acquired, based on their estimated fair value of such assets:

Equity in carrying value of net assets of ASB...............  $12,593
Adjustments to state assets at fair value:
  Write-off computer software and hardware..................     (120)
  Write-up investment securities............................      396
  Write-off prepaid expenses................................      (24)
  Write-off intangibles.....................................      (46)
Acquisition accruals:
  Present value of deferred compensation (calculated
     assuming retirement in 1998, monthly payments of
     $8,333.33 beginning January 1, 2002 for 84 months at
     8%)....................................................     (393)
  Noncompete agreement......................................     (350)
  Professional, travel, computer and other..................     (391)
  Salary and severance accrual..............................     (400)
Tax effect of purchase adjustments..........................      478
Goodwill....................................................    8,890
                                                              -------
                                                                8,040
Adjusted equity in carrying value of net assets.............  $20,633
                                                              =======
Allocated as follows:
  Subordinated Debentures for 31,506 shares of ASB..........  $ 7,725
  Shares to be issued at par value 467,387..................    1,168
  Additional Paid In Capital................................   11,740
                                                              -------
  Total purchase price to be paid in stock and debt.........  $20,633
                                                              =======

UNITED AMERICAN HOLDING CORPORATION
  (pooling of interests)

     (4)(A) To record the issuance of 2,017,177 shares of BancGroup Common Stock in exchange for all of the outstanding shares of United American Holding Corporation ("United American")

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
United American outstanding shares..........................   1,779,600
Conversion ratio............................................      1.1335
BancGroup shares to be issued...............................                2,017,177
Par value of 2,017,177 shares issued at $2.50 per share.....                $   5,043
Shares issued at par value..................................   $   5,043
Total capital stock of United American......................      18,983
Excess recorded as an increase to contributed capital.......                   13,940
                                                                            ---------
                                                                               18,983
To eliminate United American Common stock, at par value.....                $     (18)
  Contributed capital.......................................                  (18,965)
                                                                            ---------
                                                                              (18,983)
                                                                            ---------
          Net change in equity..............................                $      --
                                                                            =========
(B) To record possible nonrecurring charges associated with severance payable to terminated employees, salary continuation agreements and
    fixed assets write-offs, net of taxes................................   $    (607)
                                                                            =========

FIRST CENTRAL BANK
  (pooling of interests)

     (5)(A) To record the issuance of 688,742 shares of BancGroup Common Stock in exchange for all of the outstanding shares of First Central Bank ("First Central")

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
First Central outstanding shares............................     327,500
Conversion ratio............................................       2.103
BancGroup shares to be issued...............................                  688,742
Par value of 688,742 shares issued at $2.50 per share.......                $   1,722
Shares issued at par value..................................   $   1,722
Total capital stock of First Central........................       2,776
Excess recorded as a decrease to contributed capital........                    1,054
                                                                            ---------
                                                                                2,776
To eliminate First Central
  Common stock, at par value................................                $  (1,638)
  Contributed capital.......................................                   (1,138)
                                                                            ---------
                                                                               (2,776)
                                                                            ---------
          Net change in equity..............................                $      --
                                                                            =========
(B) To record possible nonrecurring charges associated with severance payable to terminated employees and salary continuation agreements,
    net of taxes.........................................................   $    (112)
                                                                            =========

                          PENDING BUSINESS COMBINATION

COMMERCIAL BANK OF NEVADA
  (pooling of interests)

     (1)(A) To record the issuance of 842,157 shares of BancGroup Common Stock in exchange for all of the outstanding shares of Commercial Bank of Nevada

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
Commercial Bank of Nevada outstanding shares................    842,157
Conversion ratio............................................      1.000
BancGroup shares to be issued...............................                  842,157
Par value of 842,157 shares issued at $2.50 per share.......                  $ 2,105
Shares issued at par value..................................    $ 2,105
Total capital stock of Commercial Bank of Nevada............      9,106
Excess recorded as an increase to contributed capital.......                    7,001
                                                                              -------
                                                                                9,106
To eliminate Commercial Bank of Nevada
  Common stock, at par value................................                  $  (842)
  Contributed capital.......................................                   (8,264)
                                                                              -------
                                                                               (9,106)
                                                                              -------
     Net change in equity...................................                  $     0
                                                                              =======
(B) To record possible nonrecurring charges associated with
    severance payable to terminated employees, noncompete
    agreements and fixed assets write-offs, net of taxes....                  ($  225)
                                                                              =======

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)

     The following summary includes (i) the condensed consolidated statements of income of BancGroup and subsidiaries on a historical basis for the years ended December 31, 1997, 1996 and 1995, (ii) the condensed consolidated statements of income of the completed business combinations with United American Holding Corporation, First Central Bank, South Florida Banking Corp. and ASB Bancshares, Inc. ("Completed Business Combinations"), for the years ended December 31, 1997, 1996 and 1995 (see note below), (iii) adjustments to give effect to the pooling-of-interests method business combinations with United American Holding Corporation, First Central Bank and South Florida Banking Corp. and the completed purchase method business combination with ASB Bancshares, Inc. (iv) the condensed statements of income of Commercial Bank of Nevada for the years ended December 31, 1997, 1996 and 1995, (v) adjustments to give effect to the proposed pooling-of-interests method business combination with Commercial Bank of Nevada, (vi) the pro forma statements of income of BancGroup and subsidiaries as if such business combinations had occurred on January 1, 1994.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of BancGroup and subsidiaries, incorporated by reference herein. The pro forma information provided may not necessarily be indicative of future results.

NOTE: For the purchase method business combination, Article 11 of Regulation S-X requires the pro forma statements of income to be presented only for the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the year ended December 31, 1997 are included in (ii) and (iii) above for ASB.

                                                    YEAR ENDED DECEMBER 31, 1997
                       --------------------------------------------------------------------------------------
                       CONSOLIDATED    COMPLETED                       COMMERCIAL                  PRO FORMA
                         COLONIAL       BUSINESS     ADJUSTMENTS/       BANK OF     ADJUSTMENTS/    COMBINED
                        BANCGROUP     COMBINATIONS   (DEDUCTIONS)        NEVADA     (DEDUCTIONS)     TOTAL
                       ------------   ------------   ------------      ----------   ------------   ----------
                                                           (IN THOUSANDS)
Interest income......   $  497,987     $  54,005                        $ 8,381       $     --     $  560,373
Interest expense.....      249,488        23,216      $      579(1)       3,286             --        276,569
                        ----------     ---------      ----------        -------       --------     ----------
Net interest
  income.............      248,499        30,789            (579)         5,095             --        283,804
Provision for
  possible loan
  losses.............       13,026         1,894                            874                        15,794
                        ----------     ---------      ----------        -------       --------     ----------
Net interest income
  after provision for
  loan losses........      235,473        28,895            (579)         4,221             --        268,010
                        ----------     ---------      ----------        -------       --------     ----------
Noninterest income...       87,759         6,268                            362             --         94,389
Noninterest
  expense............      200,131        24,668             (24)(1)      3,108             --        228,555
                                                             672(1)
                        ----------     ---------      ----------        -------       --------     ----------
Income before income
  taxes..............      123,101        10,495          (1,227)         1,475             --        133,844
Applicable income
  taxes..............       45,910         3,495            (217)           507                        49,695
                        ----------     ---------      ----------        -------       --------     ----------
Net income...........   $   77,191     $   7,000      $   (1,010)       $   968       $     --     $   84,149
                        ==========     =========      ==========        =======       ========     ==========
Average basic shares
  outstanding........   42,034,000     3,305,900      (3,305,900)       842,157       (842,157)    48,125,093
                                                       5,248,936                       842,157
Average diluted
  shares
  outstanding........   43,436,000     3,305,900      (3,305,900)       842,157       (842,157)    49,748,065
                                                       5,469,908                       842,157
Earnings per share:
  Basic..............        $1.84                                                                      $1.75
  Diluted............         1.78                                                                       1.70

NOTE: The above pro forma statement of income excludes the effect of an immaterial pending business combination with CNB Holding Corp. of Daytona Beach, Fla.

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                                                      YEAR ENDED DECEMBER 31, 1996
                           -----------------------------------------------------------------------------------
                           CONSOLIDATED    COMPLETED                    COMMERCIAL                  PRO FORMA
                             COLONIAL       BUSINESS     ADJUSTMENTS/    BANK OF     ADJUSTMENTS/    COMBINED
                            BANCGROUP     COMBINATIONS   (DEDUCTIONS)     NEVADA     (DEDUCTIONS)     TOTAL
                           ------------   ------------   ------------   ----------   ------------   ----------
Interest income..........   $  408,532     $  35,549      $       --     $ 4,031       $     --     $  448,112
Interest expense.........      205,843        13,651              --       1,194             --        220,688
                            ----------     ---------      ----------     -------       --------     ----------
Net interest income......      202,689        21,898              --       2,837             --        227,424
Provision for possible
  loan losses............       12,545         1,019                         344                        13,908
                            ----------     ---------      ----------     -------       --------     ----------
Net interest income after
  provision for loan
  losses.................      190,144        20,879              --       2,493             --        213,516
                            ----------     ---------      ----------     -------       --------     ----------
Noninterest income.......       70,888         3,972              --         225             --         75,085
Noninterest expense......      183,514        15,457              --       1,896             --        200,867
                            ----------     ---------      ----------     -------       --------     ----------
Income before income
  taxes..................       77,518         9,394              --         822             --         87,734
Applicable income
  taxes..................       27,304         3,327              --          93                        30,724
                            ----------     ---------      ----------     -------       --------     ----------
Net income...............   $   50,214     $   6,067      $       --     $   729       $     --     $   57,010
                            ==========     =========      ==========     =======       ========     ==========
Average basic shares
  outstanding............   38,615,000     3,046,607      (3,046,607)    658,452       (658,452)    43,498,616
                                                           4,225,164                    658,452
Average diluted shares
  outstanding............   40,385,000     3,046,607      (3,046,607)    692,490       (692,490)    45,469,610
                                                           4,392,120                    692,490
Earnings per share:
  Basic..................        $1.30                                                                   $1.31
  Diluted................         1.25                                                                    1.26

NOTE: The above pro forma statement of income excludes the effect of an immaterial pending business combination with CNB Holding Corp. of Daytona Beach, Fla.

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                                                      YEAR ENDED DECEMBER 31, 1995
                           -----------------------------------------------------------------------------------
                           CONSOLIDATED    COMPLETED                    COMMERCIAL                  PRO FORMA
                             COLONIAL       BUSINESS     ADJUSTMENTS/    BANK OF     ADJUSTMENTS/    COMBINED
                            BANCGROUP     COMBINATIONS   (DEDUCTIONS)     NEVADA     (DEDUCTIONS)     TOTAL
                           ------------   ------------   ------------   ----------   ------------   ----------
                                                             (IN THOUSANDS)
Interest income..........   $  341,826     $  30,159      $       --     $ 1,492       $     --     $  373,477
Interest expense.........      170,483        11,958              --         297             --        182,738
                            ----------     ---------      ----------     -------       --------     ----------
Net interest income......      171,343        18,201              --       1,195             --        190,739
Provision for possible
  loan losses............        8,986         1,194                         192                        10,372
                            ----------     ---------      ----------     -------       --------     ----------
Net interest income after
  provision for loan
  losses.................      162,357        17,007              --       1,003             --        180,367
                            ----------     ---------      ----------     -------       --------     ----------
Noninterest income.......       60,527         2,953              --          76             --         63,556
Noninterest expense......      150,654        14,085              --       1,316             --        166,055
                            ----------     ---------      ----------     -------       --------     ----------
Income (loss) before
  income taxes...........       72,230         5,875              --        (237)            --         77,868
Applicable income
  taxes..................       25,765         1,697              --          --                        27,462
                            ----------     ---------      ----------     -------       --------     ----------
Net income (loss)........   $   46,465     $   4,178      $       --     $  (237)      $     --     $   50,406
                            ==========     =========      ==========     =======       ========     ==========
Average basic shares
  outstanding............   35,696,000     2,886,759      (2,886,759)    508,088       (508,088)    40,295,187
                                                           4,091,099                    508,088
Average diluted shares
  outstanding............   39,421,000     2,886,759      (2,886,759)    508,088       (508,088)    44,157,476
                                                           4,228,388                    508,088
Earnings per share:
  Basic..................        $1.30                                                                   $1.25
  Diluted................         1.21                                                                    1.17

NOTE: The above pro forma statement of income excludes the effect of an immaterial pending business combination with CNB Holding Corp. of Daytona Beach, Fla.

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

PRO FORMA ADJUSTMENTS

  Completed business combinations

     Adjustments applicable to the purchase method business combination with ASB
Bancshares:

     (1) To amortize the assignment of estimated fair value in excess of the carrying amount of assets acquired. The amortization consists of the following:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1997
                                                              -----------------
Increases in income:
  Amortization of write-down on fixed assets (5 year
     period)................................................       $    24
                                                                   -------
          Total.............................................            24
                                                                   -------
Increase in expense:
  Interest on subordinated debentures (assumed at 7.5%).....          (579)
  Write-up of investment securities (5 year period).........           (79)
  Amortization of goodwill (15 year period).................          (593)
                                                                   -------
          Total.............................................        (1,251)
                                                                   -------
Net decrease in income before tax...........................        (1,227)
                                                                   -------
Tax effect of the pro forma adjustments (other than goodwill
  amortization).............................................           217
                                                                   -------
          Net decrease in income............................       $(1,010)
                                                                   =======

                              NONRECURRING CHARGES
                                 (IN THOUSANDS)

     The following table reflects the primary components of the nonrecurring charges and related tax effect which will result directly from the business combinations and which will be included in BancGroup's results. These charges are not reflected in the condensed pro forma statements of income. (Please refer to BancGroup's Current Report on Form 8-K dated March 16, 1998 and incorporated by reference herein.)

     (1) Possible adjustments applicable to the pooling-of-interests method business combination with Commercial Bank:

Increase in expense:
  Noncompete agreements.....................................        $(183)
  Potential severance payable to terminated employees.......          (52)
  Write-off of fixed assets.................................         (116)
                                                                    -----
Net decrease in income before tax...........................         (351)
Tax effect of the pro forma adjustments.....................          126
                                                                    -----
          Net decrease in income............................        $(225)
                                                                    =====

     (2) Possible adjustments applicable to the purchase method business combination with ASB.

Increase in expense:
  Write-off of fixed assets.................................        $ (32)
  Accretion of deferred compensation (over 84 months).......          (33)
                                                                    -----
Net decrease in income before taxes.........................          (65)
Tax effect of the pro forma adjustment......................           23
                                                                    -----
          Net decrease in income............................        $ (42)
                                                                    =====

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

     (3) Possible adjustments applicable to the pooling-of-interests method business combination with South Florida:

Increase in expense:
  Potential severance payable to terminated employees.......        $(167)
  Write-off of fixed assets.................................          (34)
                                                                    -----
Net decrease in income before tax...........................         (201)
Tax effect of the pro forma adjustments.....................           72
                                                                    -----
          Net decrease in income............................        $(129)
                                                                    =====

     (4) Possible adjustments applicable to the pooling-of-interests method business combination with United American:

Increase in expense:
  Adjustment for immediate vesting under salary continuation
     agreements.............................................        $(424)
  Potential severance payable to terminated employees.......          (91)
  Write-off of fixed assets.................................         (433)
                                                                    -----
Net decrease in income before tax...........................         (948)
Tax effect of the pro forma adjustments.....................          341
                                                                    -----
          Net decrease in income............................        $(607)
                                                                    =====

     (5) Possible adjustments applicable to the pooling-of-interests method business combination with First Central:

Increase in expense:
  Adjustment for immediate vesting under salary continuation
     agreements.............................................        $(169)
  Potential severance payable to terminated employees.......           (6)
                                                                    -----
Net decrease in income before tax...........................         (175)
Tax effect of the pro forma adjustments.....................           63
                                                                    -----
          Net decrease in income............................        $(112)
                                                                    =====

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                  SELECTED FINANCIAL AND OPERATING INFORMATION

     The following tables present certain financial information for BancGroup on a historical basis for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 and as of December 31, 1997, 1996, 1995, 1994 and 1993 and on a pro forma basis for the years ended December 31, 1997, 1996 and 1995 and as of December 31, 1997.

     The pro forma information includes consolidated BancGroup and subsidiaries and South Florida, United American, ASB, First Central and Commercial Bank of Nevada. The pro forma balance sheet data gives effect to the combinations as if they had occurred on December 31, 1997 and the pro forma operating data gives effect to the combinations as if they occurred at the beginning of the earliest period presented. Note that for the purchase method business combination with ASB, Article 11 of Regulation S-X requires pro forma statements to be presented for only the most recent fiscal year and interim period. Accordingly, ASB is only included in the pro forma information as of and for the year ended December 31, 1997.

     The following selected financial information should be read in conjunction with the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and all financial statements included elsewhere in this Prospectus and incorporated by reference. The pro forma information provided below may not be indicative of future results.

                              YEAR ENDED DECEMBER 31,                           YEAR ENDED DECEMBER 31,
                         ---------------------------------   --------------------------------------------------------------
                         BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP
                         PRO FORMA   PRO FORMA   PRO FORMA   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL
                           1997        1996        1995         1997         1996         1995         1994         1993
                         ---------   ---------   ---------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF INCOME
Interest income........  $560,373    $448,112    $373,477     $497,987     $408,532     $341,826     $255,758     $204,322
Interest expense.......   276,569     220,688     182,738      294,488      205,843      170,483      105,797       81,008
                         --------    --------    --------     --------     --------     --------     --------     --------
Net interest income....   283,804     227,424     190,739      248,499      202,689      171,343      149,961      123,314
Provision for possible
  loan losses..........    15,794      13,908      10,372       13,026       12,545        8,986        8,254       11,767
                         --------    --------    --------     --------     --------     --------     --------     --------
Net interest income
  after provision for
  loan losses..........   268,010     213,516     180,367      235,473      190,144      162,357      141,707      111,547
Noninterest income.....    94,389      75,085      63,556       87,759       70,888       60,527       54,149       50,990
Noninterest expense....   228,555     196,402     166,055      200,131      179,049      150,654      144,119      125,901
SAIF special
  assessment...........        --       4,465          --           --        4,465           --           --           --
                         --------    --------    --------     --------     --------     --------     --------     --------
Income before income
  taxes................   133,844      87,734      77,868      123,101       77,518       72,230       51,737       36,636
Applicable income
  taxes................    49,695      30,724      27,462       45,910       27,304       25,765       17,243       11,249
                         --------    --------    --------     --------     --------     --------     --------     --------
Income before
  extraordinary
  items................    84,149      57,010      50,406       77,191       50,214       46,465       34,494       25,387
Extraordinary items....        --          --          --           --           --           --           --         (396)
Cumulative effect of a
  change in
  accounting...........        --          --          --           --           --           --           --        3,890
                         --------    --------    --------     --------     --------     --------     --------     --------
Net income.............  $ 84,149    $ 57,010    $ 50,406     $ 77,191     $ 50,214     $ 46,465     $ 34,494     $ 28,881
                         ========    ========    ========     ========     ========     ========     ========     ========
EARNINGS PER SHARE
Income before
  extraordinary items:
  Basic................  $   1.75    $   1.31    $   1.25     $   1.84     $   1.30     $   1.30     $   1.02     $   0.86
  Diluted..............      1.70        1.26        1.17         1.78         1.25         1.21         0.95         0.82
Net income:
  Basic................      1.75        1.31        1.25         1.84         1.30         1.30         1.02         0.97
  Diluted..............  $   1.70    $   1.26    $   1.17     $   1.78     $   1.25     $   1.21     $   0.95     $   0.93
Average shares
  outstanding
  Basic................    48,125      43,499      40,295       42,034       38,615       35,696       33,907       29,644
  Diluted..............    49,748      45,470      44,157       43,436       40,385       39,421       37,441       32,806
Cash dividends:
  Common*..............  $   0.60    $   0.54    $ 0.3375     $   0.60     $   0.54     $ 0.3375     $     --     $     --
    Class A*...........        --          --      0.1125           --           --       0.1125        0.400        0.355
    Class B*...........        --          --      0.0625           --           --       0.0625        0.200        0.155

---------------

* The pro forma cash dividends are equal to the historical BancGroup cash dividends.

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                                                           DECEMBER 31,
                            ---------------------------------------------------------------------------
                            BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP
                            PRO FORMA    HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL
                               1997         1997         1996         1995         1994         1993
                            ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF CONDITION
  DATA
At year end:
Total assets..............  $7,721,232   $6,850,828   $5,669,761   $4,960,165   $3,865,936   $3,728,270
  Loans, net of unearned
     inc..................   5,781,823    5,176,926    4,216,178    3,645,727    2,736,041    2,289,233
  Mortgage loans held for
     sale.................     225,331      225,331      157,966      112,203       61,556      368,515
  Deposits................   6,013,245    5,255,830    4,299,821    3,869,012    3,067,500    2,990,190
  Long-term debt..........      98,877       90,252       39,092       47,688       86,662       57,397
  Shareholders' equity....     565,387      494,254      402,708      352,731      275,319      256,866
Average daily balances
  Total assets............   7,146,677    6,368,047    5,288,444    4,373,227    3,708,350    3,015,787
  Interest-earning
     assets...............   6,546,474    5,826,333    4,836,969    3,985,649    3,349,026    2,681,428
  Loans, net of unearned
     income...............   5,341,080    4,803,874    3,932,282    3,123,407    2,477,768    1,813,569
  Mortgage loans held for
     sale.................     149,309      149,309      135,135       98,785      135,046      248,502
  Deposits................   5,568,257    4,971,043    4,065,341    3,420,881    2,994,868    2,407,015
  Shareholders' equity....     527,539      459,666      385,881      308,532      269,353      200,217
Book value per share......       11.66        11.62        10.29         9.43         7.93         7.69
Tangible book value per
  share...................  $    10.05   $    10.04   $     9.53   $     8.62   $     7.35   $     7.18
SELECTED RATIOS
Income before
  extraordinary items and
  the cumulative effect of
  a change in accounting
  for income taxes to:
  Average assets..........        1.18%        1.21%        0.95%        1.06%        0.93%        0.84%
  Average stockholders'
     equity...............       15.95        16.79        13.01        15.06        12.81        12.68
Net income to:
  Average assets..........        1.18         1.21         0.95         1.06         0.93         0.96
  Average stockholders'
     equity...............       15.95        16.79        13.01        15.06        12.81        14.42
Efficiency ratio(1)(2)....       61.91        57.56        60.52        63.64        69.19        71.31
Dividend payout...........       29.65        32.61        41.54        34.62        39.22        36.60
Average equity to average
  assets..................        7.38         7.22         7.30         7.06         7.26         6.64
Allowance for possible
  loan losses to total
  loans
  (Net of unearned
  income).................        1.20         1.20         1.27         1.29         1.55         1.61

---------------

(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,874,000 net of applicable income taxes in 1996.
(2) Excludes acquisition expenses which reflect costs and related restructuring expense of business combinations.

                           COMMERCIAL BANK OF NEVADA

                            SELECTED FINANCIAL DATA

     The following tables present selected historical financial data for Commercial Bank of Nevada. These tables should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus.

                                                           AT AND FOR THE YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------
                                                          1997        1996        1995       1994(1)
                                                        ---------   ---------   ---------   ---------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
At Period End:
  Cash and cash equivalents, including Federal funds
     sold.............................................  $ 20,486    $ 27,235    $  7,538    $  6,227
  Interest-bearing deposits...........................     3,550       1,000       1,000          --
  Investment securities...............................    10,168       3,611       5,043       3,374
  Loans, net..........................................    83,041      36,470      15,879       1,841
  Other assets........................................     2,863       1,016         831         760
                                                        --------    --------    --------    --------
          Total assets................................  $120,108    $ 69,332    $ 30,291    $ 12,202
                                                        ========    ========    ========    ========
  Deposits............................................  $108,661    $ 59,696    $ 23,953    $  7,423
  Other liabilities...................................     1,157         314          31          55
  Shareholders' equity................................    10,290       9,322       6,307       4,724
                                                        --------    --------    --------    --------
          Total liabilities and shareholders'
            equity....................................  $120,108    $ 69,332    $ 30,291    $ 12,202
                                                        ========    ========    ========    ========
For the Period:
  Total interest income...............................  $  8,380    $  4,031    $  1,492    $    105
  Total interest expense..............................     3,286       1,194         297          26
                                                        --------    --------    --------    --------
          Net interest income.........................     5,094       2,837       1,195          79
  Provision for loan losses...........................       874         344         192          23
                                                        --------    --------    --------    --------
          Net interest income after provision for loan
            losses....................................     4,220       2,493       1,003          56
  Noninterest income..................................       362         225          76          40
  Noninterest expense.................................     3,108       1,896       1,316         372
                                                        --------    --------    --------    --------
          Income (loss) before income taxes...........     1,474         822        (237)       (276)
  Income tax expense..................................       507          93          --          --
                                                        --------    --------    --------    --------
          Net income (loss)...........................  $    967    $    729    $   (237)   $   (276)
                                                        ========    ========    ========    ========
  Net income (loss) per share.........................  $   1.15    $   1.11    $  (0.47)   $  (0.55)
                                                        ========    ========    ========    ========
  Weighted average number of shares outstanding.......   842,157     658,452     508,088     500,000
                                                        ========    ========    ========    ========
Actual shares outstanding at year end.................   842,157     842,157     651,617     500,000
                                                        ========    ========    ========    ========
Book value per share..................................  $  12.22    $  11.07    $   9.68    $   9.45
                                                        ========    ========    ========    ========
Ratios and Other Data:
  Return (loss) on average assets.....................      1.02%       1.62%      (1.19)%    (13.44)%
  Return (loss) on average equity.....................      9.82       10.85       (5.20)     (27.27)
  Average equity to average assets....................     10.36       14.95       22.97       49.27
  Net yield on average earning assets.................      9.70        9.98        8.59        5.62
  Average earning assets to average interest-bearing
     liabilities......................................      1.37        1.53        1.73        2.26
  Noninterest expense to average assets...............      3.27        4.22        6.62       18.11
  Nonperforming assets as percent of total assets.....        --          --          --          --
  Allowance for loan losses to total loans............      1.27        1.50        1.34        1.23
  Dividend payout ratio...............................        --          --          --          --

---------------

(1) Period from date of inception (April 22, 1994) through December 31, 1994.

                           COMMERCIAL BANK OF NEVADA

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is provided to afford the reader an understanding of the major elements of Commercial's financial condition, results of operation, capital resources and liquidity. It should be read in conjunction with the financial statements and notes thereto and other information appearing elsewhere in this Prospectus.

GENERAL

     Commercial is an FDIC-insured, state chartered bank headquartered in Las Vegas, Nevada. Commercial commenced operations on October 17, 1994. Commercial has two branch offices located in the greater Las Vegas area, and its main business is to attract deposits and to invest those funds in loans, including both secured and unsecured commercial loans, consumer loans, construction and residential mortgage loans, and the origination of loans secured by commercial real estate properties.

     At December 31, 1997, Commercial had total assets of $120.1 million, an increase of 73.2% over the $69.3 million recorded at December 31, 1996, and total shareholders' equity of $10.3 million, up 10.4% over the $9.3 million at December 31, 1996. For the twelve months ended December 31, 1997 it had net earnings of $967,000, an improvement of approximately $238,000 from the earnings reported for the twelve months ending December 31, 1996 of $729,000.

     During the year ended December 31, 1997, net loans increased 127.7% to $83.0 million from $36.5 million as of December 31, 1996. Commercial's portfolio of investment securities increased 181.6% to $10.2 million as of December 31, 1997 from $3.6 million at December 31, 1996. Commercial's deposits increased to $108.6 million as of December 31, 1997 from $59.7 million at December 31, 1996. The 82.0% increase in deposits reflected Commercial's strategy of continuing to accept and retain deposit accounts for which funds can be prudently invested.

REGULATION AND LEGISLATION

     As a state-chartered bank, Commercial is subject to extensive regulation by the Nevada Department of Business and Industry, Financial Institutions Division ("Nevada Department") and the FDIC. Commercial files reports with the Nevada Department and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as opening additional branch offices and mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Nevada Department and the FDIC to monitor Commercial's compliance with various regulatory requirements and safety and soundness. As a Nevada corporation, Commercial is subject to that state's banking laws and to certain regulations by the Nevada Department.

CREDIT RISK

     Commercial's business activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond the control of Commercial. While Commercial has instituted underwriting guidelines and credit review procedures to protect Commercial from avoidable credit losses, some losses will inevitably occur.

     The following tables set forth certain information regarding non-accrual loans and other real estate owned, the ratios of such loans and real estate owned to total assets as of the dates indicated, and certain other related information:

                                                            AT DECEMBER 31,
                                                 -------------------------------------
                                                  1997      1996      1995      1994
                                                 -------   -------   -------   -------
                                                        (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  Real estate loans:
     Residential...............................  $    --   $    --   $    --   $    --
     Commercial................................       --        --        --        --
  Commercial loans.............................       --        --        --        --
  Consumer and other loans.....................       --        --        --        --
                                                 -------   -------   -------   -------
          Total nonaccrual loans...............       --        --        --        --
Loans 90 or more days past due and accruing....       --        --        --        --
                                                 -------   -------   -------   -------
          Total nonperforming loans............       --        --        --        --
Other real estate owned:
  Real estate acquired by foreclosure or deed
     in lieu of foreclosure or in-substance
     foreclosures..............................       --        --        --        --
                                                 -------   -------   -------   -------
          Total nonperforming assets...........  $    --   $    --   $    --   $    --
                                                 =======   =======   =======   =======
          Total nonperforming loans to total
            assets.............................       --%       --%       --%       --%
                                                 =======   =======   =======   =======
          Total nonperforming assets to total
            assets.............................       --%       --%       --%       --%
                                                 =======   =======   =======   =======

     The composition of Commercial's loan portfolio is as follows:

                                                            AT DECEMBER 31,
                                                 -------------------------------------
                                                  1997      1996      1995      1994
                                                 -------   -------   -------   -------
                                                        (DOLLARS IN THOUSANDS)
Real estate loans:
  Construction and land development............  $28,933   $12,994   $ 7,042   $   113
  Commercial...................................   22,554     6,966       686        --
  Residential..................................    8,463     2,473       868        --
                                                 -------   -------   -------   -------
          Total real estate loans..............   59,950    22,433     8,596       113
Commercial, financial and industrial...........   23,270    13,208     6,830     1,737
Consumer installment...........................    1,532     1,702       746        16
                                                 -------   -------   -------   -------
                                                  84,752    37,343    16,172     1,866
Less unearned net loan fees....................      644       319        78         2
                                                 -------   -------   -------   -------
          Total loans..........................  $84,108   $37,024   $16,094   $ 1,864
                                                 =======   =======   =======   =======

     The following tables set forth information with respect to activity in Commercial's allowance for loan losses during the periods indicated:

                                                       YEAR ENDED DECEMBER 31,
                                               ----------------------------------------
                                                1997       1996       1995      1994(1)
                                               -------    -------    -------    -------
                                                        (DOLLARS IN THOUSANDS)
Average loans outstanding....................  $56,341    $28,475    $ 7,867    $  147
                                               =======    =======    =======    ======
Allowance at beginning of period.............  $   554    $   215    $    23    $   --
                                               -------    -------    -------    ------
  Loans charged off:
     Real estate loans.......................       --         --         --        --
     Commercial loans........................      370         --         --        --
     Consumer loans..........................       --          4         --        --
                                               -------    -------    -------    ------
          Total loans charged-off............      370          4         --        --
  Recoveries.................................        9         --         --        --
                                               -------    -------    -------    ------
     Net charge-offs.........................      361          4         --        --
     Provision for loan losses charged to
       operating expenses....................      874        343        192        23
                                               -------    -------    -------    ------
     Allowance at end of period..............  $ 1,067    $   554    $   215    $   23
                                               =======    =======    =======    ======
     Net charge-offs to average loans
       outstanding...........................     0.64%      0.01%        --%       --%
                                               =======    =======    =======    ======
     Allowance to period-end loans...........     1.27%      1.50%      1.34%     1.23%
                                               =======    =======    =======    ======
          Period end total loans.............  $84,108    $37,024    $16,094    $1,864
                                               =======    =======    =======    ======

---------------

(1) Period from date of inception (April 22, 1994) through December 31, 1994.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience.

     This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions.

     In addition, the Federal Deposit Insurance Corporation (FDIC) and the Financial Institutions Division of the Department of Business and Industry of the State of Nevada, as an integral part of their examination processes, periodically review Commercial's allowance for loan losses, and may require Commercial to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

     The following tables set forth the allocation of the allowance for loan losses at the end of each reported period:

                                                                AT DECEMBER 31, 1997
                                                              -------------------------
                                                                        % OF LOANS IN
                                                                       EACH CATEGORY TO
                                                              AMOUNT     TOTAL LOANS
                                                              ------   ----------------
Real estate loans:
  Construction..............................................  $  136         34.1%
  Other.....................................................     506         36.6
Commercial, financial and industrial........................     287         27.5
Consumer installment........................................      26          1.8
Unallocated.................................................     112          N/A
                                                              ------        -----
          Total allowance...................................  $1,067        100.0%
                                                              ======        =====

                                                                AT DECEMBER 31, 1996
                                                              -------------------------
                                                                        % OF LOANS IN
                                                                       EACH CATEGORY TO
                                                              AMOUNT     TOTAL LOANS
                                                              ------   ----------------
Real estate loans:
  Construction..............................................   $ 41          34.8%
  Other.....................................................    101          25.3
Commercial, financial and industrial........................    391          35.3
Consumer installment........................................      9           4.6
Unallocated.................................................     12           N/A
                                                               ----         -----
          Total allowance...................................   $554         100.0%
                                                               ====         =====

                                                                AT DECEMBER 31, 1995
                                                              -------------------------
                                                                        % OF LOANS IN
                                                                       EACH CATEGORY TO
                                                              AMOUNT     TOTAL LOANS
                                                              ------   ----------------
Real estate loans:
  Construction..............................................   $ 13          43.5%
  Other.....................................................     72           9.6
Commercial, financial and industrial........................    125          42.3
Consumer installment........................................      4           4.6
Unallocated.................................................      1           N/A
                                                               ----         -----
          Total allowance...................................   $215         100.0%
                                                               ====         =====

                                                                AT DECEMBER 31, 1994
                                                              -------------------------
                                                                        % OF LOANS IN
                                                                       EACH CATEGORY TO
                                                              AMOUNT     TOTAL LOANS
                                                              ------   ----------------
Real estate loans:
  Construction..............................................   $--            6.0%
  Other.....................................................    --             --
Commercial, financial and industrial........................    23           93.1
Consumer installment........................................    --            0.9
Unallocated.................................................    --            N/A
                                                               ---          -----
          Total allowance...................................   $23          100.0%
                                                               ===          =====

RESULTS OF OPERATIONS

     The operating results of Commercial depend primarily on its net interest income, which is equal to the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, which consist primarily of deposits.

     Net interest income is determined by reference to (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("net interest spread"), and (ii) the relative amounts of interest-earning assets and interest bearing liabilities. Commercial's net interest spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows.

     In addition, Commercial's net earnings are also affected by the level of nonperforming loans and real estate owned, as well as the level of its non-interest income and non-interest expenses, such as salaries and employee benefits, occupancy, check and data processing and equipment costs and provisions for loan losses.

     The following tables set forth for the periods indicated information regarding (i) the total dollar amount of interest income of Commercial from earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost;
(iii) net interest income; (iv) net interest spread; and (v) net interest margin. Average balances are based upon daily balances.

                                                                YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------------------------------------------
                                            1997                          1996                          1995
                                ----------------------------   ---------------------------   ---------------------------
                                AVERAGE               YIELD/   AVERAGE              YIELD/   AVERAGE              YIELD/
                                BALANCE    INTEREST    RATE    BALANCE   INTEREST    RATE    BALANCE   INTEREST    RATE
                                --------   --------   ------   -------   --------   ------   -------   --------   ------
                                                                 (DOLLARS IN THOUSANDS)
Earning assets:
  Loans.......................  $ 56,341    $6,540    11.61%   $28,475    $3,325     11.68%  $ 7,867    $  896    11.39%
  Investment securities.......    13,525       916     6.77      3,666       246      6.71     4,002       263     6.57
  Federal funds sold..........    14,893       818     5.49      7,290       399      5.47     4,716       276     5.85
  Interest-bearing deposits...     1,639       106     6.47        944        61      6.46       776        57     7.35
                                --------    ------             -------    ------             -------    ------
  Total earning assets........    86,398     8,380     9.70     40,375     4,031      9.98    17,361     1,492     8.59
                                            ------    -----               ------    ------              ------    -----
Non-earning assets............     8,680                         4,538                         2,504
                                --------                       -------                       -------
         Total assets.........  $ 95,078                       $44,913                       $19,865
                                ========                       =======                       =======
Interest-bearing liabilities
  Money market and NOW
    accounts..................  $ 24,048       956     3.98    $15,192       580      3.82   $ 8,127       224     2.76
  Savings accounts............     1,434        56     3.91        587        20      3.41       148         3     2.03
  Certificates of deposit.....    37,422     2,274     6.08     10,623       594      5.59     1,788        70     3.91
                                --------    ------             -------    ------             -------    ------
         Total
           interest-bearing
           liabilities........    62,904     3,286     5.22     26,402     1,194      4.52    10,063       297     2.95
                                            ------    -----               ------    ------              ------    -----
Noninterest-bearing
  liabilities.................    22,327                        11,795                         5,240
Shareholders' equity..........     9,847                         6,716                         4,562
                                --------                       -------                       -------
         Total liabilities and
           shareholders'
           equity.............  $ 95,078                       $44,913                       $19,865
                                ========                       =======                       =======
Net interest income...........              $5,094                        $2,837                        $1,195
                                            ======                        ======                        ======
Net interest spread(1)........                         4.48%                          5.46%                        5.64%
                                                      =====                         ======                        =====
Net interest margin(2)........                         5.90%                          7.03%                        6.88%
                                                      =====                         ======                        =====
Ratio of average earning
  assets to average
  interest-bearing
  liabilities.................      1.37                          1.53                          1.73
                                ========                       =======                       =======

---------------

(1) Represents the difference between the yield on earning assets and the cost of interest-bearing liabilities.
(2) Represents the net interest income divided by average earning assets.

RATE/VOLUME ANALYSIS

     The following tables set forth certain information regarding changes in interest income and interest expense of Commercial for the periods indicated. For each category of earning assets and interest bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                                              YEAR ENDED DECEMBER 31, 1997 VS. 1996
                                                             ----------------------------------------
                                                                    INCREASE (DECREASE) DUE TO
                                                             ----------------------------------------
                                                                                   RATE/
                                                              RATE      VOLUME     VOLUME     TOTAL
                                                             -------   --------   --------   --------
                                                                          (IN THOUSANDS)
Interest earning assets:
  Loans....................................................   $ (20)    $3,255      $ (20)    $3,215
  Investment securities....................................       2        662          6        670
  Federal funds sold.......................................       1        416          2        419
  Interest-bearing deposits................................      --         45         --         45
                                                              -----     ------      -----     ------
          Total............................................     (17)     4,378        (12)     4,349
                                                              -----     ------      -----     ------
Interest-bearing liabilities:
  Deposits:
     Money market and NOW accounts.........................      24        338         14        376
     Savings accounts......................................       3         29          4         36
     Certificates of deposit...............................      52      1,498        130      1,680
                                                              -----     ------      -----     ------
          Total............................................      79      1,865        148      2,092
                                                              -----     ------      -----     ------
Net change in net interest income..........................   $ (96)    $2,513      $(160)    $2,257
                                                              =====     ======      =====     ======

                                                              YEAR ENDED DECEMBER 31, 1996 VS. 1995
                                                             ----------------------------------------
                                                                    INCREASE (DECREASE) DUE TO
                                                             ----------------------------------------
                                                                                   RATE/
                                                              RATE      VOLUME     VOLUME     TOTAL
                                                             -------   --------   --------   --------
                                                                          (IN THOUSANDS)
Interest earning assets:
  Loans....................................................   $  23     $2,347      $  59     $2,429
  Investment securities....................................       6        (22)        (1)       (17)
  Federal funds sold.......................................     (18)       151        (10)       123
  Interest-bearing deposits................................      (7)        12         (1)         4
                                                              -----     ------      -----     ------
          Total............................................       4      2,488         47      2,539
                                                              -----     ------      -----     ------
Interest-bearing liabilities:
  Deposits:
     Money market and NOW accounts.........................      86        195         75        356
     Savings accounts......................................       2          9          6         17
     Certificates of deposit...............................      30        346        148        524
                                                              -----     ------      -----     ------
          Total............................................     118        550        229        897
                                                              -----     ------      -----     ------
Net change in net interest income..........................   $(114)    $1,938      $(182)    $1,642
                                                              =====     ======      =====     ======

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity management assures that adequate funds are available to meet deposit withdrawals, loan demand and maturing liabilities. Insufficient liquidity can result in higher costs of obtaining funds, while excessive liquidity can lead to a decline in earnings due to the cost of foregoing alternative investments. The ability to renew and acquire additional deposit liabilities is a major source of liquidity. Commercial's principal source of funds is primarily within the local market of Commercial and consists of deposits, interest and principal payments on loans and investment securities and borrowings.

     Asset liquidity is provided by cash and assets which are readily marketable, or which can be pledged, or which will mature in the near future. These include cash, federal funds sold and U.S. Government backed securities, U.S. Government Agencies Securities, and Municipal Securities. Total fair market value of all pledged securities are not included as liquid assets. Liability liquidity is provided by access to core funding sources, principally various customers' interest bearing and noninterest bearing deposit accounts. Commercial does not have nor does it solicit brokered deposits. Federal funds purchased and short term borrowings are additional sources of liquidity. These sources are short term in nature and are used, as necessary, to fund asset growth and meet short term liquidity needs.

     As of December 31, 1997 and December 31, 1996, Commercial's liquidity ratio was approximately 28.93% and 49.95% respectively of total deposits.

     The following table sets forth the carrying value of Commercial's investment portfolio as of the dates indicated:

                                                                DECEMBER 31,
                                                        -----------------------------
                                                         1997       1996       1995
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Securities Held-to-Maturity:
  U.S. Government agencies............................  $ 8,650    $ 2,500    $ 3,999
  Municipal bonds.....................................    1,210        245         --
  Small Business Administration loan pool.............      308        866      1,044
                                                        -------    -------    -------
          Total investment securities.................  $10,168    $ 3,611    $ 5,043
                                                        =======    =======    =======

     The following table sets forth the contractual maturity distribution by carrying amount and weighted average yield to maturity of Commercial's investment securities portfolio at December 31, 1997:

                                                    ONE THROUGH        FIVE THROUGH
                               ONE YEAR OR LESS      FIVE YEARS         TEN YEARS        OVER TEN YEARS
                               ----------------   ----------------   ----------------   ----------------    TOTAL
                               AMOUNT   % YIELD   AMOUNT   % YIELD   AMOUNT   % YIELD   AMOUNT   % YIELD   AMOUNT
                               ------   -------   ------   -------   ------   -------   ------   -------   -------
                                                             (DOLLARS IN THOUSANDS)
Securities Held-to-Maturity:
  U.S. Government agencies...   $901     5.33     $5,249    6.40     $2,500    6.94      $ --       --     $ 8,650
  Municipal bonds............     --       --         45    4.70        200    4.96       965     5.11       1,210
  Small Business
    Administration loan
    pool.....................     --       --        308    9.23         --      --        --       --         308
                                ----              ------             ------              ----              -------
         Total...............   $901              $5,602             $2,700              $965              $10,168
                                ====              ======             ======              ====              =======

REGULATORY CAPITAL REQUIREMENTS

     For the purpose of evaluating the minimum capital adequacy of a financial institution, Federal banking regulators have adopted regulations which make reference to the institution's "Tier 1 leverage" capital and also to its "total" capital. In most instances, "Tier 1 leverage" capital will consist solely of funds permanently committed to the institution (i.e., shareholders' equity), less net intangible assets.

     Conversely, "total" capital (comprised of the sum of Tier 1 and supplementary, or Tier 2 capital) includes not only shareholders' equity, but the allowance for loan losses (subject to limitations). Under FDIC regulations, Commercial is required to meet certain minimum capital thresholds. The requirement is not a valuation allowance and has not been created by charges against earnings; rather, it represents a restriction on shareholders' equity.

     The following chart compares the minimum capital ratios required by the FDIC to the ratios maintained by Commercial.

                                                                                   MINIMUM AMOUNT AND
                                                                ACTUAL               RATIO REQUIRED
                                                        ----------------------   ----------------------
                                                            AMOUNT       RATIO       AMOUNT       RATIO
                                                            ------       -----       ------       -----
                                                        (IN THOUSANDS)           (IN THOUSANDS)
As of December 31, 1997:
  Total Capital (to Risk Weighted Assets).............     $11,310       12.4%       $7,325        8.0%
  Tier 1 Capital (to Risk Weighted Assets)............      10,243       11.2         3,663        4.0
  Tier 1 Capital (to Average Assets)..................      10,243        9.3         4,403        4.0

ASSET AND LIABILITY MANAGEMENT

     As part of its asset and liability management, Commercial has emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to aid in managing Commercial's earnings. Management believes that these processes and procedures provide Commercial with better capital planning, asset mix and volume controls, loan pricing guidelines, and deposit interest rate guidelines which should result in controls and less exposure to interest rate risk.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitive "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest earning assets and interest bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as rate-sensitive assets to rate-sensitive liabilities. A gap ratio of
1.0 represents perfect matching. A gap is considered positive when the interest rate sensitive assets exceed interest rate sensitive liabilities. A gap is considered negative when interest rate sensitive liabilities exceed interest rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

     In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on Commercial's results of operations, management continues to monitor asset and liability management policies to better match the maturities and repricing terms of Commercial's interest earning assets and interest bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of adjustable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a significant portion of liquid assets (cash and short-term investments).

     Commercial has also maintained a relative large portfolio of liquid assets (cash and assets maturing or repricing in one year or less) in order to reduce its vulnerability to shifts in market rates of interest. At December 31, 1997 and December 31, 1996, 17.81% and 40.00%, respectively, of Commercial's total assets consisted of cash, federal funds sold, and short-term U.S. Government securities, and its overall liquidity ratio was approximately 28.93% and 49.95% of total deposits.

     Commercial seeks to maintain a large stable core deposit base by providing quality service to its customers without significantly increasing its cost of funds or operating expenses. The success of Commercial's core deposit strategy is demonstrated by the growth of its money-market deposit accounts, savings accounts and NOW accounts, which, in the aggregate, totaled $26.0 million, representing 24% of total deposits at December 31, 1997 and $18.7 million or 31% of such deposits at December 31, 1996.

     As of December 31, 1997, Commercial's cumulative one-year interest rate sensitivity gap ratio was 13.5%. Although management believes that the implementation of the referenced strategies has reduced the potential adverse effects of changes in interest rates on Commercial's results of operation, any substantial and prolonged increase in market interest rates could have an adverse impact on Commercial's results of operations. Management monitors Commercial's interest rate sensitivity gap on a monthly basis. Commercial's management monitors interest rate risk by reviewing several areas of Commercial's operation, such as liquidity, volatile liability dependence and rate sensitivity, operating within the targets and guidelines of Commercial's Funds Management policy.

     The following table sets forth certain information relating to Commercial's earning assets and interest-bearing liabilities at December 31, 1997 that are estimated to mature or are scheduled to reprice within the period shown:

                                                            MORE THAN       MORE
                                                           ONE YEAR TO      THAN
                                                ONE YEAR   FIVE YEARS    FIVE YEARS    TOTAL
                                                --------   -----------   ----------   --------
                                                            (DOLLARS IN THOUSANDS)
EARNING ASSETS
Mortgage and Commercial Loans(1):
  Adjustable Rate (all property types)........  $62,859      $ 1,357      $    --     $ 64,216
  Fixed Rate..................................    8,593        2,207        6,494       17,294
                                                -------      -------      -------     --------
          Total mortgage and commercial
            loans.............................   71,452        3,564        6,494       81,510
Consumer and other loans(1)...................    1,205          326           --        1,531
Investment securities(2)......................      901        5,602        3,665       10,168
Federal funds sold............................   13,400           --           --       13,400
Interest-bearing deposits.....................    3,550           --           --        3,550
                                                -------      -------      -------     --------
          Total Earning Assets................   90,508        9,492       10,159      110,159
                                                -------      -------      -------     --------
INTEREST BEARING LIABILITIES(3):
  Money market and NOW accounts...............   24,409           --           --       24,409
  Savings accounts............................    1,623           --           --        1,623
  Certificates of deposit.....................   49,597           57           --       49,654
                                                -------      -------      -------     --------
          Total Interest-Bearing
            Liabilities.......................   75,629           57           --       75,686
                                                -------      -------      -------     --------
  Rate Sensitivity GAP........................  $14,879      $ 9,435      $10,159     $ 34,473
                                                -------      -------      -------     --------
  Cumulative Rate Sensitivity GAP.............  $14,879      $24,314      $34,473     $ 34,473
                                                =======      =======      =======     ========
  Rate Sensitivity GAP Ratio..................     1.20%      166.53%          --%        1.46%
  Cumulative Rate Sensitivity GAP Ratio.......     1.20%        1.32%        1.46%        1.46%
  Ratio of Cumulative GAP to Total Earning
     Assets...................................    13.51%       22.07%       31.29%       31.29%

---------------

(1) In preparing the table above, adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.
(2) Investments are scheduled based on maturity dates.
(3) Checking accounts, NOW accounts, savings accounts and money market deposit accounts are regarded as ready accessible withdrawable accounts. All other time accounts are scheduled through the maturity dates.

LOAN MATURITIES

     The table below sets forth the contractual maturity of Commercial's commercial loan and construction loan portfolios at December 31, 1997. Demand loans, secured exclusively by passbook savings or CD's and having no stated schedule of repayments and no stated maturity, are reported as due within one year. The table does not reflect anticipated prepayments.

                      MATURITY SCHEDULE OF SELECTED LOANS

                                                             0 - 12     1 - 5    OVER 5
                                                             MONTHS     YEARS    YEARS     TOTAL
                                                             -------   -------   ------   -------
                                                                        (IN THOUSANDS)
Commercial, financial, and agricultural....................  $14,831   $ 7,865   $  575   $23,271
Real Estate -- Construction................................   16,630     7,982    4,320    28,932
                                                             -------   -------   ------   -------
          Total............................................  $31,461   $15,847   $4,895   $52,203
                                                             =======   =======   ======   =======
Fixed Interest Rate........................................  $ 6,257   $ 1,396   $   27   $ 7,680
Variable Interest Rate.....................................   25,204    14,451    4,868    44,523

     The following table shows the distribution of, and certain other information relating to Commercial's deposit accounts, by type:

                                                                   AT DECEMBER 31,
                                              ----------------------------------------------------------
                                                     1997                1996                1995
                                              ------------------   -----------------   -----------------
                                                          % OF                % OF                % OF
                                               AMOUNT    DEPOSIT   AMOUNT    DEPOSIT   AMOUNT    DEPOSIT
                                              --------   -------   -------   -------   -------   -------
                                                                (DOLLARS IN THOUSANDS)
Demand deposits.............................  $ 32,975     30.3%   $17,105     28.6%   $10,586     44.2%
Money market and NOW deposits...............    24,409     22.5     17,768     29.8     11,649     48.6
Savings deposits............................     1,623      1.5        947      1.6        315      1.3
                                              --------    -----    -------    -----    -------    -----
         Subtotal...........................    59,007     54.3     35,820     60.0     22,550     94.1
                                              --------    -----    -------    -----    -------    -----
Certificates of deposit
  2.00-3.99%................................       457      0.4         29       --        715      3.0
  4.00-5.99.................................     4,598      4.2     11,867     19.9        688      2.9
  6.00-7.99                                     44,599     41.1     11,980     20.1         --       --
  8.00-9.99.................................        --       --         --       --         --       --
                                              --------    -----    -------    -----    -------    -----
         Total certificates of deposit......    49,654     45.7     23,876     40.0      1,403      5.9
                                              --------    -----    -------    -----    -------    -----
         Total deposits.....................  $108,661    100.0%   $59,696    100.0%   $23,953    100.0%
                                              ========    =====    =======    =====    =======    =====

     The following table shows the average amount of and the average rate paid on each of the following deposit accounts categories during the periods indicated.

                                                                YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------------------
                                                     1997                1996                1995
                                               -----------------   -----------------   -----------------
                                               AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE
                                               BALANCE    RATE     BALANCE    RATE     BALANCE    RATE
                                               -------   -------   -------   -------   -------   -------
                                                                (DOLLARS IN THOUSANDS)
Noninterest bearing checking accounts........  $21,583    0.00%    $11,602    0.00%    $ 5,200    0.00%
Money market and NOW accounts................   24,048    3.98      15,192    3.82       8,127    2.76
Savings accounts.............................    1,434    3.91         587    3.41         148    2.03
Certificates of deposit......................   37,422    6.08      10,623    5.59       1,788    3.91
                                               -------             -------             -------
         Total deposits......................  $84,487    3.89     $38,004    3.14     $15,263    1.95
                                               =======             =======             =======

     The following table presents for various interest rate categories the amount of outstanding certificates of deposit at December 31, 1997 which mature during the periods indicated:

MATURITY                                                      (IN THOUSANDS)
--------                                                      --------------
1998........................................................     $49,597
1999........................................................          57
                                                                 -------
          Total.............................................     $49,654
                                                                 =======

     Jumbo certificates ($100,000 and over) outstanding as of December 31, 1997 mature as follows:

MATURITY                                                      (IN THOUSANDS)
--------                                                      --------------
Due within three months or less.............................     $ 7,499
Due over three months to six months.........................       9,884
Due over six months to one year.............................       8,608
Due over one year...........................................          --
                                                                 -------
          Total.............................................     $25,991
                                                                 =======

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

     General. Net income for the year ended December 31, 1997 was $967,000 or $1.15 per share compared to a net income of $729,000 or $1.11 per share for December 31, 1996. The increase in earnings of $238,000 was due primarily to an increase in Commercial's assets, particularly loans.

     Interest Income and Expense. Interest income increased $4,349,000, or 108%, to $8,380,000 during the year ended December 31, 1997. Interest on loans increased $3,215,000 to $6,540,000 due to an increase in the average loan portfolio from $28,475,000 during 1996 to $56,341,000 during 1997. Interest on investment securities increased $670,000 to $916,000 due to an increase in the average securities portfolio from $3,666,000 during 1996 to $13,525,000 in 1997.

     Interest expense increased $2,092,000, or 175%, to $3,286,000 during the year ended December 31, 1997. The increase is due to an increase in average interest bearing liabilities form $26,402,000 during 1996 to $62,904,000 during 1997.

     Provisions for Credit Losses. The provision for loan losses increased from $344,000 for the year ended December 31, 1996 to $874,000 during 1997. The allowance for loan losses increased from $554,000 at December 31, 1996 to $1,067,000 at December 31, 1997. Commercial had no nonperforming loans as of December 31, 1997 and December 31, 1996.

     Noninterest Income and Expense. Total noninterest income increased 61% from $225,000 for the year ended December 31, 1996 to $362,000 for the year ended December 31, 1997. This increase is due to normal growth. Total noninterest expense increased 64% from $1,896,000 for the year ended December 31, 1996 to $3,108,000 for the year ended December 31, 1997. This increase is due to normal growth.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

     General. The net income for the year ended December 31, 1996 was $729,000 or $1.11 per share compared to a net loss of $237,000 or ($0.47) per share for 1995. The increase in earnings was due primarily to increases in both net interest income and noninterest income.

     Interest Income. Interest income increased $2,539,000 or 170% during the year ended December 31, 1996. Interest on loans increased $2,429,000 to $3,325,000 due to an increase in the average loan portfolio from $7,867,000 during 1995 to $28,475,000 during 1996. Interest on investment securities decreased $17,000 from $263,000 during 1995 to $246,000 during 1996, due to a decrease in the average amount invested in securities during 1996 as compared to 1995.

     Interest Expense. Interest expense increased from $297,000 for the year ended December 31, 1995 to $1,194,000 for the year ended December 31, 1996. This increase was due primarily to an increase in average interest bearing liabilities from $10,063,000 during 1995 to $26,402,000 during 1996.

     Noninterest Income and Expense. Total noninterest income increased 196%, from $76,000 for the year ended December 31, 1995 to $225,000 for the year ended December 31, 1996. The increase is primarily due to normal growth. Total noninterest expense increased 44% from $1,316,000 for the year ended December 31, 1995 to $1,896,000 for the year ended December 31, 1996. The increase was primarily due to normal growth.

     Income tax expense. Income tax expense differs from the amount of income tax determined by applying the U.S. Federal income tax rate of 34% to pretax income for the years ended December 31, 1996 and 1995 due primarily to a $176,000 decrease in the deferred tax asset valuation allowance in 1996 and a $78,000 increase in the valuation allowance in 1995.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared on the traditional basis of accounting, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of Commercial are monetary in nature. As a result, interest rates have a more significant impact on Commercial's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

CURRENT ACCOUNTING DEVELOPMENT

     The FASB issued Statement No. 131 Disclosures about Segments of an Enterprise and Related Information. Statement No. 131 modifies the disclosure requirements for reportable segments and is effective for Commercial's year ending after December 31, 1997. Commercial has not determined the effect of the adoption of this Statement would have on Commercial's financial statements.

YEAR 2000 COMPLIANCE

     Commercial is conducting a comprehensive review of computer systems to identify the systems that could be affected by the Year 2000 Issue, and is developing an implementation plan to resolve the issue.

     The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. Commercial is heavily dependent on computer processing in the conduct of its business activities.

     Based on the review of the computer systems, management does not believe the cost of making the systems Year 2000 compliant will be significant to their results of operations or financial position.

                             BUSINESS OF BANCGROUP

GENERAL

     BancGroup is a bank holding company registered under the BHCA. It was organized in 1988 under the laws of Delaware and has operated under its current name and management since 1981. BancGroup operates a wholly owned commercial banking subsidiary, Colonial Bank, in the states of Alabama, Georgia, Florida and Tennessee. Colonial Bank conducts a full service commercial banking business through 134 branches in Alabama, five branches in Tennessee, 13 branches in Georgia and 75 branches in Florida. BancGroup has also entered into agreements to acquire two additional banks (including Commercial). Colonial Mortgage Company, a subsidiary of Colonial Bank, is a mortgage banking company which services approximately $12.9 billion in residential loans and which originates residential mortgages in 37 states through four divisional offices. The above amounts and numbers were calculated as of December 31, 1997. At December 31, 1997, BancGroup had consolidated total assets of $6.9 billion and consolidated stockholders' equity of $494.3 million. BancGroup's commercial banking loan portfolio is comprised primarily of commercial real estate loans (27%) and residential real estate loans (42%), a significant portion of which is located within the States of Alabama and Florida, BancGroup's growth in loans over the past several years has been concentrated in commercial and residential real estate loans.

RECENTLY COMPLETED AND OTHER PROPOSED BUSINESS COMBINATIONS

     Since December 31, 1997, BancGroup has merged four banking institution into
BancGroup: ASB, United American Holding Corporation, South Florida Banking Corp. and First Central Bank, with aggregate assets and stockholders' equity acquired of $740.7 million and $61.6 million. These acquisitions are included in the pro forma statements contained herein.

     See "The Colonial BancGroup, Inc. and Subsidiaries -- Condensed Pro Forma Statements of Condition (Unaudited)."

YEAR 2000 COMPLIANCE

     Most computer software programs and processing systems, including those used by BancGroup and its subsidiaries in their operations, have not been designed to accommodate entries beyond the year 1999 in date fields. Failure to address the anticipated consequences of this design deficiency could have material adverse effects on the business and operations of any business, including BancGroup, that relies on computers and associated technologies. In response to the challenges of addressing such consequences in the banking industry, bank regulatory agencies, including the Federal Reserve, BancGroup's primary regulator, have established a Year 2000 Supervision Program and published guidelines for implementing procedures to bring the computer software programs and processing systems into year 2000 compliance.

     In compliance with the guidelines of the Federal Reserve, BancGroup has established a full time Year 2000 task force to address all Year 2000 compliance issues as well as enhancements to computer and communications systems resulting from upgrades initiated in response to Year 2000 issues. Currently BancGroup is in the process of implementing its plans to bring all major computer systems into Year 2000 compliant status by December 31, 1998, allowing the full year 1999 for testing of any systems changes. The major computer systems involved are:

     - Colonial Bank's mainframe based systems: These systems are provided by third party vendors of national stature. Upgrades to these systems are in progress which will bring the systems into Year 2000 compliant status and provide enhancements to current capabilities. The costs associated with these upgrades are part of BancGroup's ongoing operating costs.

     - Colonial Mortgage Company's (CMC) servicing and production systems: CMC's systems are primarily in-house systems and are currently being rewritten to Year 2000 compliant status. The cost of the rewrites is estimated to be $1.0 million and is incremental to the Company's ongoing operating costs. In addition, CMC's computer hardware is being upgraded to Year 2000 compliant status. This upgrade will also provide additional capacity for the servicing systems as well as an enhanced capability for the servicing systems and an enhanced capability for production. The additional annual costs of the mainframe upgrade (approximately $240,000) are expected to be absorbed through growth in the servicing portfolio and through increased production. CMC expects to maintain an average servicing cost per loan below $48.00 in 1998 and future years.

     - Branch automation operating systems: Colonial Bank's branch automation operating systems are being converted to Windows NT from OS/2. This conversion along with establishment of any intranet and increased capacity of communication lines is the most cost effective method of bringing the operating system to Year 2000 compliant status while allowing for more efficient flow of information to and from the branches and provided the highest assurance of continuing vendor support for the Company's branch automation solution. The incremental operating cost for these upgrades (approximately $400,000 annually) is expected to be absorbed through operational efficiencies and increased revenue. The Company will incur a one-time pretax charge of approximately $2.0 million to write off the remaining book value of the current branch automation equipment that is not Windows NT compatible.

     BancGroup expects to incur additional third party costs totaling approximately $300,000 related to assessing the status of the Company's systems and defining its strategy to bring all systems in to Year 2000 compliance. These costs have been and will continue to be expensed as incurred and are not significant to BancGroup's on-going operating costs. The costs to bring other miscellaneous systems into Year 2000 compliance are not expected to be material.

     The above reflects management's current assessment and estimates. Various factors could cause actual results to differ materially from those contemplated by such assessments, estimates and forward-looking statements. Some of these factors may be beyond the control of BancGroup, including but not limited to, vendor representation, technological advancements, economic factors and competitive considerations.

     Management's evaluation of Year 2000 compliance and technological upgrades is an on-going process involving continual evaluation. Unanticipated problems could develop and alternative solutions may be available that could cause current solutions to be more difficult or costly than currently anticipated.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     As of February 27, 1998, BancGroup had issued and outstanding 48,092,093 shares of BancGroup Common Stock with 8,476 stockholders of record. Each such share is entitled to one vote. In addition, as of that date, 1,803,259 shares of BancGroup Common Stock were subject to issue upon exercise of options pursuant to BancGroup's stock option plans and up to 349,500 shares of BancGroup Common Stock were issuable upon conversion of BancGroup's 1986 Debentures. There are currently 100,000,000 shares of BancGroup Common Stock authorized.

     The following table shows those persons who are known to BancGroup to be beneficial owners as of February 27, 1998 of more than five percent of outstanding BancGroup Common Stock.

                                                                            PERCENTAGE
                                                               COMMON        OF CLASS
NAME AND ADDRESS                                                STOCK     OUTSTANDING(1)
----------------                                              ---------   --------------
Robert E. Lowder(2).........................................  2,903,645        6.01%
  Post Office Box 1108
  Montgomery, AL 36101
James K. Lowder.............................................  2,200,372        4.58%
  Post Office Box 250
  Montgomery, AL 36142
Thomas H. Lowder............................................  2,146,488        4.46%
  Post Office Box 11687
  Birmingham, AL 35202

---------------

(1) Percentages are calculated for each person assuming the issuance of shares of BancGroup Common Stock pursuant to BancGroup's stock option plans, if any, that are held by such person.
(2) Robert E. Lowder is the brother of James K. and Thomas H. Lowder. Robert E. Lowder disclaims any beneficial ownership interest in the shares owned by his brothers.
(3) Includes 191,020 shares of BancGroup Common Stock subject to options under BancGroup's stock option plans.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table indicates for each director, executive officer, and all executive officers and directors of BancGroup as a group the number of shares of outstanding Common Stock of BancGroup beneficially owned as of February 27, 1998.

                                                                  SHARES OF BANCGROUP
                                                                   BENEFICIALLY OWNED
                                                              ----------------------------
                                                                               PERCENTAGE
                                                               COMMON           OF CLASS
DIRECTORS NAME                                                  STOCK          OUTSTANDING
--------------                                                ---------        -----------
Lewis Beville...............................................      1,816               *
Young J. Boozer.............................................     16,226(1)            *
William Britton.............................................     15,616               *
Jerry J. Chesser............................................    149,196               *
Augustus K. Clements, III...................................     18,708               *
Robert S. Craft.............................................     17,458               *
Patrick F. Dye..............................................     30,960(2)            *
James L. Hewitt.............................................    440,692(3)
Clinton O. Holdbrooks.......................................    276,400(4)            *
D. B. Jones.................................................     21,989(5)            *
Harold D. King..............................................    148,581               *
Robert E. Lowder............................................  2,903,654(6)         6.01%
John Ed Mathison............................................     29,454               *
Milton E. McGregor..........................................         --               *
John C.H. Miller, Jr........................................     38,352(7)            *
Joe D. Mussafer.............................................     20,679               *
William E. Powell, III......................................     14,353               *
J. Donald Prewitt...........................................    222,924(8)            *
Jack H. Rainer..............................................      2,690               *
Jimmy Rane..................................................      1,108(9)            *
Frances E. Roper............................................    366,814               *
Simuel Sippial..............................................      2,882               *
Ed V. Welch.................................................     30,949               *
CERTAIN EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
Young J. Boozer, III........................................     71,665(1)(10)        *
Michelle Condon.............................................     19,098(10)           *
P.L. ("Mac") McLeod, Jr. ...................................     62,343(10)           *
W. Flake Oakley, IV.........................................     42,316(10)           *
All Executive Officers & Directors as a Group...............  4,965,923           10.24%

---------------

   * Represents less than 1%.
 (1) Includes 1,000 shares of Common Stock out of 2,000 shares owned by Young J. Boozer, and Young J. Boozer, III EX U/W Phyllis C. Boozer.
 (2) Includes 25,000 shares of Common Stock subject to options exercisable under BancGroup's stock option plans.
 (3) Includes 62,682 shares of Common Stock subject to stock options.
 (4) Includes 24,524 shares of Common Stock subject to options under BancGroup's stock option plans and 64,498 shares held by Mr. Holdbrooks as trustee.
 (5) Mr. Jones holds power to vote 20,733 of these shares as trustee.
 (6) Includes 191,020 shares of Common Stock subject to options under BancGroup's stock option plans.
 (7) Includes 20,000 shares of Common Stock subject to options under BancGroup's stock option plans.
 (8) Includes 63,604 shares of Common Stock subject to stock options.
 (9) Mr. Rane's Keogh Plan owns 1,000 shares of BancGroup Common Stock.

(10) Young J. Boozer, III, Michelle M. Condon, P.L. ("Mac") McLeod, Jr. and W. Flake Oakley hold options respecting 25,000, 9,245, 28,000 and 18,000 shares of Common Stock, respectively, pursuant to BancGroup's stock option plans, not counting options that are not exercisable within 60 days due to vesting requirements.

MANAGEMENT INFORMATION

     Certain information regarding the biographies of the directors and executive officers of BancGroup, executive compensation and related party transactions is included in (i) BancGroup's Annual Report on Form 10-K for the fiscal year ending December 31, 1997, at item 10 (ii) BancGroup's Proxy Statement for its 1998 Annual Meeting, at items 10, 11 and 13.

                             BUSINESS OF COMMERCIAL

GENERAL

     Commercial was chartered by the State of Nevada as a bank on October 1, 1994. Commercial's deposits are insured by the FDIC.

     Commercial has operated as a traditional commercial financial institution attracting checking, savings and money market account deposits from individuals and businesses, and using such deposits to originate commercial and residential real estate loans which are secured by property located primarily in the cities of Las Vegas, North Las Vegas, and Henderson, Nevada. Commercial also originates commercial loans, lines of credit and consumer loans. Its income is primarily derived from interest and fees received in connection with lending activities. Interest on deposits and general administrative expenses are Commercial's major expense items.

     Commercial currently employs 54 individuals and engages in the general business of personal and commercial banking primarily in the greater Las Vegas area. For its primary sources of funds, Commercial relies on personal and business deposits, money market deposit accounts, and certificates of deposit. Commercial's primary sources of income include interest and fees earned from residential and commercial mortgage loans, including construction and permanent mortgage loans, secured and unsecured commercial and consumer loans, revolving credit lines, and automobile loans. Interest on deposits and general administrative expenses are Commercial's major expense items.

MARKET AREA

     Commercial operates three locations in the greater Las Vegas area. Las Vegas is one of the fastest growing metropolitan areas in the United States. The major economic base in Commercial's market area includes tourism, retail and real estate development and construction businesses. Commercial believes that its offices are situated so as to take advantage of the economic and demographic growth in the market area.

PROPERTIES

     Commercial's main facility is in a commercial office suite located at 2820 West Charleston Boulevard, Las Vegas, Nevada 89102. Commercial leases six separate office suites at this location, occupying approximately 10,500 square feet. Commercial also operates a branch facility located at 4299 East Sunset Road, Henderson, Nevada 89014. Commercial owns the Henderson location which is a 2,500 square foot building situated on a 21,000 square foot parcel of property from which this branch operates. The last location is a 4,932 square foot branch facility leased at 7451 West Lake Mead, Las Vegas, Nevada 89128.

     Management of Commercial believes that its offices are convenient to both commercial and individual customers and that such accessibility is a competitive advantage.

COMPETITION

     Commercial ranks 7th among Nevada financial institutions in Las Vegas area deposits with a market share of 2.13%. Total deposits held by financial institutions in Las Vegas totaled $5.1 billion as of December 31, 1997. The market share leaders in Las Vegas include First Republic Savings Bank with a 29.68% market share, First Security Bank with a 16.04% market share, Nevada State Bank with a 15.41% market share, Citibank with a 15.03% market share and Pioneer Citizens with a 14.43% market share.

     Total population in Clark County is estimated at 1,119,705 as of July, 1996. Population growth for Clark County is forecast at a rate of 6.8%. The total population of Las Vegas as of July, 1996 is estimated at 485,622, an increase of 7.9% from 1995. The projected population growth for Las Vegas and Clark County is estimated to be 5.1% for 1998 and 4.8% for 1999.

PRINCIPAL HOLDERS OF COMMON STOCK

     Commercial's authorized capital stock consists of 2,500,000 shares of Commercial Common Stock, par value $1.00 per share, of which 842,157 shares are issued and outstanding as of the Record Date.

     The following table sets forth information as of the Record Date regarding the ownership of Commercial Common Stock by each director and executive officer of Commercial, by each person known to Commercial to be the beneficial owner of more than five percent of the Commercial Common Stock and by all directors and executive officers as a group. Unless otherwise indicated, all persons shown in the table have sole voting and investment power with regard to the shares shown:

                                                                 SHARES
                                                              BENEFICIALLY   PERCENTAGE
NAME AND POSITION OF BENEFICIAL OWNER                           OWNED(1)     OWNERSHIP
-------------------------------------                         ------------   ----------
Andras F. Babero, Esq., Director............................      6,200         0.73%
William E. Bannen, M.D., Director...........................      5,100         0.61
Robyne J. Brooks-Townsend, Director.........................      8,500         1.01
Gerald L. Ehrens, Director..................................      3,150         0.37
Robert Forbuss, Director....................................     12,700         1.51
John S. Gaynor, President and CEO...........................      4,850         0.58
Leonard E. Goodall, Ph.D., Director.........................     11,950         1.42
Richard M. Helgren, Executive Vice President and COO........      8,000         0.95
Sue Lowden, Director........................................     10,100         1.20
Perry E. Muscelli, Director.................................     23,000         2.73
Robin Panek, Senior Vice President and CFO..................        500         0.06
Jerry E. Polis, Chairman of the Board.......................    134,700        15.99
William K. Stephan, M.D., Director..........................      7,500         0.89
Edward A. Wilson, CPA, Director.............................     14,000         1.66
All Directors, Executive Officers and Principal Shareholders
  as a Group (14 persons)                                       250,250        29.71%

---------------

(1) The stock ownership information shown has been furnished to Commercial by the named persons and group. Beneficial ownership as reported in the table and elsewhere in the Proxy Statement has been determined in accordance with Commission regulations.

                         ADJOURNMENT OF SPECIAL MEETING

     Approval of the Merger Agreement by Commercial shareholders requires the affirmative vote of at least a majority of the total votes eligible to be cast at the Special Meeting. In the event there are an insufficient number of shares of Commercial Common Stock present in person or by proxy at the Special Meeting to approve the Agreement, Commercial's Board of Directors intends to adjourn the Special Meeting to a later date provided a majority of the shares present and voting on the motion have voted in favor of such adjournment. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting. Proxies voted against the Agreement and abstentions will not be voted to adjourn the Special Meeting. Abstentions and broker non-votes will not be voted on this matter but will not count as "no votes." If it is necessary to adjourn the Special Meeting and the adjournment is for a period of not more than 30 days from the original date of the Special Meeting, no notice of the time and place of the adjourned meeting need be given the shareholders other than an announcement made at the Special Meeting.

     The effect of any such adjournment would be to permit Commercial to solicit additional proxies for approval of the Merger Agreement. While such an adjournment would not invalidate any proxies previously filed as long as the record date for the adjourned meeting remained the same, including proxies files by shareholders voting against the Agreement, an adjournment would afford Commercial time to solicit additional proxies in favor of the Agreement.

                                 OTHER MATTERS

     The Board of Directors of Commercial is not aware of any business to come before the Special Meeting other than those matters described above in this Prospectus. If, however, any other matters not now known should properly come before the Special Meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors of Commercial.

             DATE FOR SUBMISSION OF BANCGROUP SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in BancGroup's proxy solicitation materials for its 1999 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at BancGroup's main office at One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101, no later than 120 calendar days in advance of the date of March 14, 1998.

                                 LEGAL MATTERS

     Certain legal matters regarding the shares of BancGroup Common Stock of BancGroup offered hereby are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, of which John C. H. Miller, Jr., a director of BancGroup, is a partner. Such firm received fees for legal services performed in 1997 of $1,659,399. John C. H. Miller, Jr. as of February 27, 1998 beneficially owns 38,352 shares of Common Stock. Mr. Miller also received employee-related compensation from BancGroup in 1997 of $43,485. Certain legal matters relating to the Merger are being passed upon for Commercial by the law firm of Kolesar & Leatham, Chtd., Las Vegas, Nevada.

                                    EXPERTS

     Coopers & Lybrand L.L.P. serves as the independent accountants for BancGroup. The consolidated financial statements of BancGroup as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997 are incorporated by reference in this Prospectus in reliance upon the report of such firm, given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

     Commercial's financial statements as of December 31, 1997 and 1996, and for each of the three years ended December 31, 1997, included in this Prospectus have been audited by McGladrey & Pullen, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF COMMERCIAL PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE SECRETARY OF COMMERCIAL PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING VOTING IN PERSON.

                           COMMERCIAL BANK OF NEVADA

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
INDEPENDENT AUDITOR'S REPORT................................   F-2

FINANCIAL STATEMENTS
  Balance sheets as of December 31, 1997 and 1996...........   F-3
  Statements of operations for the years ended December 31,
     1997, 1996 and 1995....................................   F-4
  Statements of stockholders' equity for the years ended
     December 31, 1997, 1996 and 1995.......................   F-5
  Statements of cash flows for the years ended December 31,
     1997, 1996 and 1995....................................   F-6
  Notes to financial statements.............................   F-7

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Commercial Bank of Nevada
Las Vegas, Nevada

     We have audited the accompanying balance sheets of Commercial Bank of Nevada as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commercial Bank of Nevada, as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ MCGLADREY & PULLEN, LLP

                                          McGLADREY & PULLEN, LLP

Las Vegas, Nevada
March 4, 1998

                           COMMERCIAL BANK OF NEVADA

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                  1997          1996
                                                              ------------   -----------
                                         ASSETS
Cash and due from banks (Notes 2 and 9).....................  $  7,086,043   $ 5,580,387
Federal funds sold (Note 9).................................    13,400,000    21,655,000
                                                              ------------   -----------
          Cash and cash equivalents.........................    20,486,043    27,235,387
Interest-bearing deposits in other financial institutions
  (Note 9)..................................................     3,550,000     1,000,000
Securities held-to-maturity, estimated fair values of
  $10,207,478 in 1997 and $3,642,823 in 1996 (Notes 3 and
  8)........................................................    10,167,574     3,611,077
Loans receivable, net of allowance for loan losses of
  $1,066,970 in 1997 and $554,000 in 1996 (Notes 4, 5 and
  13).......................................................    83,040,972    36,470,139
Accrued interest receivable.................................       642,885       293,292
Bank premises and equipment, net (Note 6)...................     1,879,510       523,472
Deferred tax asset (Note 7).................................        80,000        71,000
Other assets................................................       260,549       127,795
                                                              ------------   -----------
          Total assets......................................  $120,107,533   $69,332,162
                                                              ============   ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Non-interest bearing demand...............................  $ 32,975,001   $17,105,247
  Interest bearing:
     Demand.................................................    24,408,707    17,767,518
     Savings................................................     1,622,853       947,300
     Time, $100,000 and over................................    25,991,064    12,386,130
     Other time.............................................    23,663,018    11,490,044
                                                              ------------   -----------
          Total deposits....................................   108,660,643    59,696,239
Accrued interest and other liabilities......................     1,157,361       313,830
                                                              ------------   -----------
          Total liabilities.................................   109,818,004    60,010,069
                                                              ------------   -----------
Commitments and Contingencies (Notes 9, 12 and 15)
Stockholders' Equity (Notes 10, 11 and 16)
  Common stock, $1.00 par value, 2,500,000 shares
     authorized; 842,157 shares issued and outstanding......       842,157       842,157
  Surplus...................................................     8,263,727     8,263,727
  Retained earnings.........................................     1,183,645       216,209
                                                              ------------   -----------
          Total stockholders' equity........................    10,289,529     9,322,093
                                                              ------------   -----------
          Total liabilities and stockholders' equity........  $120,107,533   $69,332,162
                                                              ============   ===========

                       See Notes to Financial Statements.

                           COMMERCIAL BANK OF NEVADA

                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                              1997         1996         1995
                                                           ----------   ----------   ----------
Interest income on:
  Loans receivable.......................................  $6,539,753   $3,325,182   $  896,549
  Securities held-to-maturity............................     916,746      245,766      263,325
  Federal funds sold.....................................     817,865      398,751      275,956
  Interest-bearing deposits in other financial
     institutions........................................     106,161       61,197       56,710
                                                           ----------   ----------   ----------
          Total interest income..........................   8,380,525    4,030,896    1,492,540
Interest expense on deposits.............................   3,286,126    1,194,488      297,450
                                                           ----------   ----------   ----------
          Net interest income............................   5,094,399    2,836,408    1,195,090
Provision for loan losses (Note 5).......................     874,362      343,592      192,200
                                                           ----------   ----------   ----------
          Net interest income after provision for loan
            losses.......................................   4,220,037    2,492,816    1,002,890
                                                           ----------   ----------   ----------
Other income:
  Service charges........................................     172,825      118,958       56,882
  Mortgage loan pre-underwriting fees....................     111,743       49,115           --
  Other..................................................      77,910       56,618       19,518
                                                           ----------   ----------   ----------
                                                              362,478      224,691       76,400
                                                           ----------   ----------   ----------
Other expense:
  Salaries, wages and employee benefits (Note 12)........   1,500,805      861,267      582,700
  Occupancy, including rent expense to a related party of
     $203,000 in 1997, $160,000 in 1996 and $118,000 in
     1995 (Note 9).......................................     283,501      217,864      156,058
  Advertising and public relations.......................     163,164      146,822       94,053
  Depreciation and amortization..........................     234,566      136,310      118,825
  Supplies...............................................     103,702       59,174       80,844
  Data processing........................................     143,571       91,993       77,130
  Professional fees......................................      92,664      111,682       42,154
  Insurance..............................................      45,063       29,549       30,242
  Directors fees.........................................     157,442       71,258           --
  Other..................................................     383,401      170,024      134,426
                                                           ----------   ----------   ----------
                                                            3,107,879    1,895,943    1,316,432
                                                           ----------   ----------   ----------
          Income (loss) before income taxes..............   1,474,636      821,564     (237,142)
Income tax expense (Note 7)..............................     507,200       92,500           --
                                                           ----------   ----------   ----------
          Net income (loss)..............................  $  967,436   $  729,064   $ (237,142)
                                                           ==========   ==========   ==========
          Basic earnings (loss) per share................  $     1.15   $     1.11   $    (0.47)
                                                           ==========   ==========   ==========
          Diluted earnings (loss) per share..............  $     1.15   $     1.05   $    (0.47)
                                                           ==========   ==========   ==========

                       See Notes to Financial Statements.

                           COMMERCIAL BANK OF NEVADA

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                             COMMON STOCK
                                        ----------------------                 RETAINED
                                        OUTSTANDING                            EARNINGS
                                          SHARES       AMOUNT     SURPLUS     (DEFICIT)       TOTAL
                                        -----------   --------   ----------   ----------   -----------
Balance, December 31, 1994............    500,000     $500,000   $4,500,000   $ (275,713)  $ 4,724,287
  Exercise of warrants (Note 10)......    151,617      151,617    1,667,787           --     1,819,404
  Net loss............................         --           --           --     (237,142)     (237,142)
                                          -------     --------   ----------   ----------   -----------
Balance, December 31, 1995............    651,617      651,617    6,167,787     (512,855)    6,306,549
  Exercise of warrants (Note 10)......    190,540      190,540    2,095,940           --     2,286,480
  Net income..........................         --           --           --      729,064       729,064
                                          -------     --------   ----------   ----------   -----------
Balance, December 31, 1996............    842,157      842,157    8,263,727      216,209     9,322,093
  Net income..........................         --           --           --      967,436       967,436
                                          -------     --------   ----------   ----------   -----------
Balance, December 31, 1997............    842,157     $842,157   $8,263,727   $1,183,645   $10,289,529
                                          =======     ========   ==========   ==========   ===========

                       See Notes to Financial Statements.

                           COMMERCIAL BANK OF NEVADA

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                           1997           1996           1995
                                                       ------------   ------------   ------------
Cash Flows from Operating Activities:
  Net income (loss)..................................  $    967,436   $    729,064   $   (237,142)
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities:
     Depreciation and amortization...................       234,566        136,310        118,825
     Provision for loan losses.......................       874,362        343,592        192,200
     Deferred taxes..................................        (9,000)       (71,000)            --
     (Increase) in accrued interest receivable and
       other assets..................................      (507,847)       (58,030)       (68,444)
     Increase (decrease) in accrued interest and
       other liabilities.............................       843,531        282,263        (23,555)
                                                       ------------   ------------   ------------
          Net cash provided by (used in) operating
            activities...............................     2,403,048      1,362,199        (18,116)
                                                       ------------   ------------   ------------
Cash Flows from Investing Activities:
  Purchase of securities held-to-maturity............   (21,241,558)    (1,495,000)    (8,469,547)
  Proceeds from maturities of securities
     held-to-maturity................................    14,685,061      2,927,379      6,800,000
  Purchase of interest-bearing deposits..............    (3,550,000)    (1,000,000)    (1,000,000)
  Maturity of interest-bearing deposits..............     1,000,000      1,000,000             --
  Net increase in loans receivable...................   (47,445,195)   (20,935,141)   (14,229,639)
  Purchase of bank premises and equipment............    (1,565,104)      (191,994)      (120,808)
                                                       ------------   ------------   ------------
          Net cash used in investing activities......   (58,116,796)   (19,694,756)   (17,019,994)
                                                       ------------   ------------   ------------
Cash Flows from Financing Activities:
  Net increase in deposits...........................    48,964,404     35,743,358     16,530,030
  Proceeds from exercise of stock warrants...........            --      2,286,480      1,819,404
                                                       ------------   ------------   ------------
          Net cash provided by financing
            activities...............................    48,964,404     38,029,838     18,349,434
                                                       ------------   ------------   ------------
          Increase (decrease) in cash and cash
            equivalents..............................    (6,749,344)    19,697,281      1,311,324
Cash and cash equivalents, beginning of year.........    27,235,387      7,538,106      6,226,782
                                                       ------------   ------------   ------------
Cash and cash equivalents, end of year...............  $ 20,486,043   $ 27,235,387   $  7,538,106
                                                       ============   ============   ============
Supplemental Disclosure of Cash Flow Information
  Cash payments for:
     Interest........................................  $  2,846,616   $    987,126   $    286,076
                                                       ============   ============   ============
     Income taxes....................................  $    254,512   $     63,500   $         --
                                                       ============   ============   ============

                       See Notes to Financial Statements.

                           COMMERCIAL BANK OF NEVADA

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of operations

     Commercial Bank of Nevada (the Bank) provides a full range of banking services to its commercial and consumer customers through two branches located in the Las Vegas, Nevada metropolitan area.

     The Bank grants commercial, construction, residential and consumer loans to customers. The Bank's business is concentrated in Southern Nevada, and the loan portfolio includes a significant credit exposure to the real estate industry of this area. As of December 31, 1997, real estate loans accounted for approximately 71% of total loans. Substantially all of these loans are secured by first liens with an initial loan to value ratio of generally not more than 75%. In addition, approximately 35% of commercial loans are unsecured. The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers. The Bank's policy for requiring collateral is to obtain collateral whenever it is available or desirable, depending upon the degree of risk the Bank is willing to take.

     A summary of the Bank's significant accounting policies follows:

  Use of estimates in the preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and cash equivalents

     For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing) and federal funds sold. Cash flows from loans originated by the Bank and deposits are reported net.

     The Bank maintains amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

  Securities held-to-maturity

     Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts that are recognized in interest income, computed by the interest method over their contractual lives.

     The sale of a security within three months of its maturity date or after at least 85% of the principal outstanding has been collected is considered a maturity for purposes of classification and disclosure.

  Loans receivable

     Loans receivable are stated at the amount of unpaid principal, reduced by unearned fees and an allowance for loan losses.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior

                           COMMERCIAL BANK OF NEVADA
loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the Federal Deposit Insurance Corporation (FDIC) and the Financial Institutions Division of the Department of Business and Industry of the State of Nevada, as an integral part of their examination processes, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

     Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

  Interest and fees on loans

     Interest on loans is recognized over the terms of the loans and is calculated under the effective interest method. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

     Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the contractual life.

     As a service for customers, the Bank has entered into agreements with unaffiliated mortgage companies to complete applications, loan documents and perform pre-underwriting activities for long-term residential mortgages. The mortgage loan pre-underwriting fees from these agreements are recognized as income when received.

  Bank premises and equipment

     Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Improvements to leased property are amortized over the lesser of the term of the lease or life of the improvements.

  Organizational expenses

     Certain organizational expenses have been capitalized and included in other assets. These assets are being amortized using the straight-line method over 60 months.

  Income taxes

     Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax

                           COMMERCIAL BANK OF NEVADA
assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  Off-balance-sheet instruments

     In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statement when they are funded.

  Earnings (loss) per share

     Basic earnings (loss) per share has been computed on the weighted average number of shares outstanding for 1997, 1996 and 1995 of 842,157, 658,452 and 508,088, respectively. Pursuant to FASB Statement No. 128, Earnings per Share, no adjustment is made to the weighted average shares in 1995 for diluted earnings per share purposes since the Bank reported a net loss and common stock equivalents would result in anti-dilutive per share amounts. The incremental shares attributed to outstanding warrants during 1996 was 34,038 under the treasury stock method resulting in adjusted weighted average number of shares of 692,490. There were no common stock equivalents outstanding during 1997.

  Fair values of financial instruments

     FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

     Management uses its best judgment in estimating the fair value of the Bank's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction at December 31, 1997. The estimated fair value amounts for 1997 have been measured as of its year end, and have not been reevaluated or updated for purposes of these financial statements subsequent to that date. As such, the estimated fair values of these financial instruments subsequent to the reporting date may be different than the amounts reported at year end.

     The information in Note 14 should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only required for a limited portion of the Bank's assets.

     Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Bank's disclosures and those of other companies or banks may not be meaningful.

     The following methods and assumptions were used by the Bank in estimating the fair values of its financial instruments:

     Cash and cash equivalents and interest-bearing deposits in other financial institutions

          The carrying amounts reported in the balance sheet for cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions approximate their fair value.

     Securities held-to-maturity

          Fair value for securities held-to-maturity is based on quoted market prices where available or on quoted markets for similar securities in the absence of quoted prices on the specific security.

     Loans receivable

          For variable rate loans that reprice frequently and that have experienced no significant change in credit risk, fair value is based on carrying value. Variable rate loans comprised approximately 79% of the loan portfolio at December 31, 1997. Fair value of all other loans is estimated based on discounted cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar

                           COMMERCIAL BANK OF NEVADA
     credit quality. Prepayments prior to the repricing date are not expected to be significant. Loans are expected to be held to maturity and any unrealized gains or losses are not expected to be realized.

     Accrued interest receivable and payable

          The carrying amounts reported in the balance sheet for accrued interest receivable and payable approximate their fair value.

     Deposit liabilities

          The fair value disclosed for demand deposits approximate their carrying amounts which represent the amount payable on demand. The carrying amount for variable rate certificates of deposit approximate their fair value. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits. Substantially all of the Bank's certificates of deposit at December 31, 1997 mature in less than one year. Early withdrawals of fixed rate certificates of deposit are not expected to be significant.

     Off-balance-sheet instruments

          Fair value for off-balance-sheet instruments (lending commitments and standby letters of credit) are based on quoted fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

  Current accounting development

     The FASB issued Statement No. 131 Disclosures about Segments of an Enterprise and Related Information. Statement No. 131 modifies the disclosure requirements for reportable segments and is effective for the Bank's year ending after December 31, 1997. The Bank has not determined the effect of the adoption of this Statement would have on the Bank's financial statements.

NOTE 2. RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. The total of these reserve balances was approximately $384,000 at December 31, 1997.

NOTE 3. SECURITIES HELD-TO-MATURITY

     Carrying amounts and estimated fair values of securities held-to-maturity as of December 31 are summarized as follows:

                                                                  1997
                                           ---------------------------------------------------
                                            AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                              COST         GAINS       (LOSSES)      VALUES
                                           -----------   ----------   ----------   -----------
U. S. Government agencies................  $ 8,649,611    $10,059      $(3,939)    $ 8,655,731
Municipal bonds..........................    1,209,935     36,415           --       1,246,350
Small Business Administration loan
  pool...................................      308,028         --       (2,631)        305,397
                                           -----------    -------      -------     -----------
                                           $10,167,574    $46,474      $(6,570)    $10,207,478
                                           ===========    =======      =======     ===========

                           COMMERCIAL BANK OF NEVADA

                                                                  1996
                                            -------------------------------------------------
                                            AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                               COST        GAINS       (LOSSES)      VALUES
                                            ----------   ----------   ----------   ----------
U. S. Government agencies.................  $2,499,808    $ 1,490      $(2,662)    $2,498,636
Municipal bonds...........................     245,000         --           --        245,000
Small Business Administration loan pool...     866,269     32,918           --        899,187
                                            ----------    -------      -------     ----------
                                            $3,611,077    $34,408      $(2,662)    $3,642,823
                                            ==========    =======      =======     ==========

     Securities held-to-maturity with carrying amounts of $1,558,028 and $866,269 at December 31, 1997 and 1996, respectively, were pledged as collateral on a line of credit or for other purposes as required or permitted by law.

     The amortized cost and fair value of securities held-to-maturity as of December 31, 1997 by contractual maturities are shown below. Maturities may differ from contractual maturities in the Small Business Administration (SBA) loan pool because the loans underlying the security may be repaid without any penalties. Therefore, this security is listed separately in the maturity summary.

                                                               AMORTIZED       FAIR
                                                                 COST          VALUE
                                                              -----------   -----------
Due in one year or less.....................................  $   900,730   $   897,343
Due after one year through five years.......................    5,293,966     5,298,375
Due after five years through ten years......................    2,699,915     2,712,739
Due after ten years.........................................      964,935       993,624
SBA loan pool...............................................      308,028       305,397
                                                              -----------   -----------
                                                              $10,167,574   $10,207,478
                                                              ===========   ===========

     No sales of securities, or realized gains or losses, were recorded during the years ended December 31, 1997, 1996 and 1995.

NOTE 4. LOANS RECEIVABLE

     The composition of the Bank's loan portfolio as of December 31 is as follows:

                                                                 1997          1996
                                                              -----------   -----------
Commercial, financial and industrial........................  $23,269,550   $13,208,024
Real estate:
  Construction and land development.........................   28,933,000    12,994,000
  Commercial................................................   22,554,000     6,966,000
  Residential...............................................    8,463,000     2,473,000
Consumer installment........................................    1,532,000     1,702,000
                                                              -----------   -----------
                                                               84,751,550    37,343,024
Less:
  Allowance for loan losses.................................   (1,066,970)     (554,000)
  Unearned net loan fees....................................     (643,608)     (318,885)
                                                              -----------   -----------
                                                              $83,040,972   $36,470,139
                                                              ===========   ===========

     As of December 31, 1997 and 1996, the Bank had no loans which were classified as impaired loans.

                           COMMERCIAL BANK OF NEVADA

NOTE 5. ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses for the years ended December 31 are as follows:

                                                           1997        1996       1995
                                                        ----------   --------   --------
Balance, beginning....................................  $  554,000   $214,840   $ 22,640
  Provision charged to operating expense..............     874,362    343,592    192,200
  Amounts charged off, net of recoveries..............    (361,392)    (4,432)        --
                                                        ----------   --------   --------
Balance, ending.......................................  $1,066,970   $554,000   $214,840
                                                        ==========   ========   ========

NOTE 6. BANK PREMISES AND EQUIPMENT

     The major classes of bank premises and equipment and the total accumulated depreciation and amortization as of December 31 are as follows:

                                                                 1997        1996
                                                              ----------   ---------
Land........................................................  $  425,000   $      --
Equipment and furniture.....................................   1,048,827     570,020
Building and leasehold improvements.........................     746,116     121,016
Automobiles.................................................      76,411      52,476
                                                              ----------   ---------
                                                               2,296,354     743,512
Less accumulated depreciation and amortization..............    (416,844)   (220,040)
                                                              ----------   ---------
                                                              $1,879,510   $ 523,472
                                                              ==========   =========

NOTE 7. INCOME TAX MATTERS

     The cumulative tax effects of the primary temporary differences as of December 31 are shown in the following table:

                                                                1997        1996
                                                              ---------   --------
Deferred tax asset, allowance for loan losses...............  $ 277,000   $146,000
                                                              ---------   --------
Deferred tax liabilities:
  Premises and equipment....................................    (46,000)   (31,000)
  Other.....................................................   (151,000)   (44,000)
                                                              ---------   --------
Total deferred tax liabilities..............................   (197,000)   (75,000)
                                                              ---------   --------
Net deferred tax asset......................................  $  80,000   $ 71,000
                                                              =========   ========

     At December 31, 1997 and 1996, no valuation allowance was considered necessary as management believes it is more likely than not that the deferred tax assets will be realized due to taxes paid in prior years or future operations.

     The provision for income taxes charged to operations for the years ended December 31 consist of the following:

                                                           1997       1996       1995
                                                         --------   --------   --------
Current tax expense....................................  $516,200   $163,500   $     --
Deferred tax (credit)..................................    (9,000)   (71,000)        --
                                                         --------   --------   --------
                                                         $507,200   $ 92,500   $     --
                                                         ========   ========   ========

                           COMMERCIAL BANK OF NEVADA

     The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate of 34% to pretax income for the years ended December 31, as follows:

                                                          1997       1996        1995
                                                        --------   ---------   --------
Computed "expected" tax expense.......................  $501,400   $ 279,300   $(80,600)
Increase (decrease) in income taxes resulting from:
  Change in valuation allowance.......................        --    (176,000)    78,000
  Other...............................................     5,800     (10,800)     2,600
                                                        --------   ---------   --------
                                                        $507,200   $  92,500   $     --
                                                        ========   =========   ========

NOTE 8. FEDERAL FUNDS LINES

     The Bank has entered into agreements under which it can borrow up to $5,600,000 of federal funds purchased. The interest rate charged on borrowings is determined by the lending institutions at the time of borrowings. A $1,000,000 line is secured by the Small Business Administration loan pool with an amortized cost of approximately $308,000 at December 31, 1997. The $4,600,000 line is unsecured. The agreements can be terminated by the lending institutions at any time. There was no balance outstanding at December 31, 1997 or 1996, respectively.

NOTE 9. COMMITMENTS AND CONTINGENCIES

  Financial instruments with off-balance-sheet risk

     The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the balance sheets.

     The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     A summary of the contract amount of the Bank's exposure to off-balance-sheet risk as of December 31 is as follows:

                                                                1997          1996
                                                             -----------   -----------
Commitments to extend credit...............................  $34,319,000   $20,221,000
Unsecured credit card commitments..........................      497,000       256,000
Standby letters of credit..................................      296,000        50,000
                                                             -----------   -----------
                                                             $35,112,000   $20,527,000
                                                             ===========   ===========

  Commitments to extend credit

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property

                           COMMERCIAL BANK OF NEVADA
and equipment, residential real estate and income-producing commercial properties. Commitments to extend credit includes approximately $5,328,000 in unsecured commitments as of December 31, 1997.

  Standby letters of credit

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required as the Bank deems necessary.

  Lease commitments

     The Bank leases certain premises under noncancelable operating leases expiring from February 1999 to June 2001 from an entity owned by a shareholder of the Bank. Included in the schedule below is the Bank's operating lease for its third branch, which opened in the first quarter of 1998, of which payments began in January 1998 and expire in December 2012. The following is a schedule of future minimum rental payments under these leases at December 31, 1997:

                                                      RELATED
                                                       PARTY        OTHER        TOTAL
                                                     ----------   ----------   ----------
1998...............................................  $  249,178   $  149,000   $  398,178
1999...............................................     154,374      149,000      303,374
2000...............................................     139,462      149,000      288,462
2001...............................................      71,562      149,000      220,562
2002...............................................          --      149,000      149,000
Thereafter.........................................          --    1,842,013    1,842,013
                                                     ----------   ----------   ----------
          Total....................................  $  614,576   $2,587,013   $3,201,589
                                                     ==========   ==========   ==========

     Rental expense from these operating leases for the years ended December 31, 1997, 1996 and 1995, was approximately $203,000, $160,000 and $118,000, respectively.

  Concentration by institution

     The Bank has a concentration of funds on deposit at Zion's First National Bank (Zion's), First USA Bank (First USA) and First Security Bank (First Security) at December 31, 1997 as follows:

                                                      ZION'S     FIRST USA    FIRST SECURITY
                                                    ----------   ----------   --------------
Federal funds sold................................  $8,400,000   $5,000,000     $       --
Due from banks....................................     598,000           --        917,000
Interest-bearing deposits.........................          --      500,000      3,000,000
                                                    ----------   ----------     ----------
                                                    $8,998,000   $5,500,000     $3,917,000
                                                    ==========   ==========     ==========

                           COMMERCIAL BANK OF NEVADA

NOTE 10. STOCK WARRANTS

     During the years ended December 31, 1996 and 1995, the Bank issued shares of common stock upon the exercise of certain warrants. The following is a summary of warrant activity for the years ended December 31, 1996 and 1995:

                                                                          EXERCISE
                                                              WARRANTS     PRICE
                                                              --------    --------
Outstanding at December 31, 1994............................  500,000      $12.00
  Exercised.................................................  151,617       12.00
  Expired...................................................   98,383       12.00
                                                              -------
Outstanding at December 31, 1995............................  250,000       12.00
  Exercised.................................................  190,540       12.00
  Expired...................................................   59,460       12.00
                                                              -------
Outstanding at December 31, 1996............................       --          --
                                                              =======

NOTE 11. REGULATORY CAPITAL

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                           COMMERCIAL BANK OF NEVADA

     At December 31, 1997 and 1996, the Bank's actual capital amounts and ratios are presented in the following table:

                                                                                 TO BE WELL
                                                           FOR CAPITAL       CAPITALIZED UNDER
                                                             ADEQUACY        PROMPT CORRECTIVE
                                        ACTUAL               PURPOSES        ACTION PROVISIONS
                                  -------------------   ------------------   ------------------
                                    AMOUNT      RATIO     AMOUNT     RATIO     AMOUNT     RATIO
                                  -----------   -----   ----------   -----   ----------   -----
As of December 31, 1997:
Total Capital (to Risk-Weighted
  Assets).......................  $11,310,000   12.4%   $7,325,000    8.0%   $9,157,000   10.0%
Tier I Capital (to Risk-Weighted
  Assets).......................   10,243,000   11.2     3,663,000    4.0     5,494,000    6.0
Tier I Capital (to Average
  Assets).......................   10,243,000    9.3     4,403,000    4.0     5,504,000    5.0
As of December 31, 1996:
Total Capital (to Risk-Weighted
  Assets).......................  $ 9,827,000   21.7%   $3,621,000    8.0%   $4,527,000   10.0%
Tier I Capital (to Risk-Weighted
  Assets).......................    9,273,000   20.5     1,811,000    4.0     2,716,000    6.0
Tier I Capital (to Average
  Assets).......................    9,273,000   15.8     2,354,000    4.0     2,943,000    5.0

     Additionally, State of Nevada banking regulations restrict distribution of the net assets of the Bank because such regulations require the sum of the Bank's stockholders' equity and reserve for loan losses to be at least 6% of the average of the Bank's total daily deposit liabilities for the preceding 60 days. As a result of these regulations, approximately $6,066,000 and $3,324,000 of the Bank's stockholders' equity was restricted at December 31, 1997 and 1996, respectively.

NOTE 12. 401(K) PLAN

     The Bank adopted a qualified 401(k) plan in April 1997 for all employees who have completed one year of service and have attained the age of 21. Participants are able to defer between 1% and 15% of their annual compensation. The Bank contributes matching funds (100% of the first 3% deferred up to $1,500 per eligible employee) which amounted to approximately $29,000 in 1997.

NOTE 13. LOANS AND OTHER TRANSACTIONS WITH RELATED PARTIES

     Stockholders of the Bank and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with, the Bank in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties.

     The aggregate activity in such loans for the years ended December 31 is as follows:

                                                               1997          1996        1995
                                                            -----------   ----------   ---------
Balance, beginning........................................  $ 2,110,000   $  352,000   $      --
  New loans, including renewals...........................    5,316,000    2,402,000     543,000
  Repayments..............................................   (2,078,000)    (644,000)   (191,000)
                                                            -----------   ----------   ---------
Balance, ending...........................................  $ 5,348,000   $2,110,000   $ 352,000
                                                            ===========   ==========   =========

                           COMMERCIAL BANK OF NEVADA

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of the Bank's financial instruments at December 31, 1997 is as follows:

                                                              CARRYING         FAIR
                                                               AMOUNT         VALUE
                                                            ------------   ------------
Financial assets:
  Cash and due from banks.................................  $  7,086,043   $  7,086,043
  Federal funds sold......................................    13,400,000     13,400,000
  Interest-bearing deposits in other financial
     institutions.........................................     3,550,000      3,550,000
  Securities held-to-maturity.............................    10,167,574     10,207,478
  Loans receivable, net...................................    83,040,972     83,040,972
  Accrued interest receivable.............................       642,885        642,885
Financial liabilities:
  Deposits................................................   108,660,643    109,130,431
  Accrued interest payable................................       670,324        670,324
Unrecognized financial instruments:
  Commitments to extend credit............................            --             --
  Standby letters of credit...............................            --             --

  Interest rate risk

     The Bank assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Bank's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Bank. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Also, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Bank's overall interest rate risk.

  Fair value of commitments

     The estimated fair value of fee income on letters of credit at December 31, 1997 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 1997.

NOTE 15. YEAR 2000 COMPLIANCE

     The Bank is conducting a comprehensive review of computer systems to identify the systems that could be affected by the Year 2000 Issue, and is developing an implementation plan to resolve the issue.

     The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Bank is heavily dependent on computer processing in the conduct of its business activities.

     Based on the review of the computer systems, management does not believe the cost of making the systems Year 2000 compliant will be significant to their results of operations or financial position.

                           COMMERCIAL BANK OF NEVADA

NOTE 16. SUBSEQUENT EVENT

     In February 1998, the Bank entered into an agreement and plan of merger with The Colonial BancGroup, Inc. (Colonial). Under the terms of the agreement, stockholders of the Bank will be entitled to shares of Colonial's common stock in a 1 to 1 exchange ratio, which may be adjusted as defined in the agreement. In addition, the agreement provides Colonial the right to purchase up to 19.9% of the Bank's stock at $34 per share given the occurence of certain events which are generally related to the potential acquisition of Commercial Bank of Nevada by another party. The agreement is subject to the approval of the stockholders of the Bank as well as approval of certain regulatory agencies. It is intended that the transaction will be accounted for as a pooling of interests under generally accepted accounting principles.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         THE COLONIAL BANCGROUP, INC.,

                                 COLONIAL BANK

                                      AND

                           COMMERCIAL BANK OF NEVADA

                                  DATED AS OF
                               FEBRUARY 25, 1998

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 25(th)day of February 1998, by and among COMMERCIAL BANK OF NEVADA ("Acquired Bank"), a Nevada state-chartered bank, COLONIAL BANK ("Colonial Bank"), an Alabama banking corporation and THE COLONIAL BANCGROUP, INC. ("BancGroup"), a Delaware corporation.

                                   WITNESSETH

     WHEREAS, Acquired Bank operates as a Nevada state-chartered bank with its principal office in Las Vegas, Nevada; and

     WHEREAS, BancGroup is a bank holding company with its Subsidiary bank, Colonial Bank, operating in Alabama, Florida, Georgia and Tennessee; and

     WHEREAS, Acquired Bank wishes to merge with Colonial Bank as of the Effective Date; and

     WHEREAS, it is the intention of BancGroup, Colonial Bank and Acquired Bank that such Merger shall qualify for federal income tax purposes as a "reorganization" within the meaning of section 368(a) of the Code, as defined herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE 1

                                      NAME

     1.1 Name. The name of the corporation resulting from the Merger shall be "Colonial Bank."

                                   ARTICLE 2

                         MERGER -- TERMS AND CONDITIONS

     2.1 Applicable Law. On the Effective Date, Acquired Bank shall be merged with and into Colonial Bank (herein referred to as the "Resulting Corporation" whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the ABC and the ABCA and, to the extent applicable, the NBC. The offices and facilities of Acquired Bank and of Colonial Bank shall become the offices and facilities of the Resulting Corporation.

     2.2 Corporate Existence. On the Effective Date, the corporate existence of Acquired Bank and of Colonial Bank shall, as provided in the ABC and the ABCA and the NBC, as applicable, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Bank and Colonial Bank. All rights, franchises and interests of Acquired Bank and Colonial Bank, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Bank and Colonial Bank, respectively, on the Effective Date.

     2.3 Articles of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the articles of incorporation and bylaws of Colonial Bank as they exist immediately before the Effective Date.

     2.4 Resulting Corporation's Officers and Board. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of Colonial Bank as of the Effective Date.

     2.5 Shareholder Approval. This Agreement shall be submitted to the shareholders of Acquired Bank at the Shareholders Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Acquired Bank as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in section 2.7 hereof.

     2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Bank or Colonial Bank, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, Colonial Bank and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Acquired Bank or Colonial Bank, or otherwise, to take any and all such action.

     2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Articles of Merger to be issued by the appropriate authority under the ABCA (such time being herein called the "Effective Date"). Assuming all other conditions to the Closing have been or will be satisfied as of the Closing, the Closing shall take place at the offices of BancGroup, in Montgomery, Alabama, at 5:00 p.m. on a date specified by BancGroup that shall be as soon as reasonably practicable after the later to occur of the Shareholder Meeting or all required regulatory approvals under
Section 8.2, or at such other place and time that the Parties may mutually agree.

                                   ARTICLE 3

                       CONVERSION OF ACQUIRED BANK STOCK

     3.1 Conversion of Acquired Bank Stock. On the Effective Date, each share of common stock of Acquired Bank outstanding and held by Acquired Bank's shareholders (the "Acquired Bank Stock") shall be converted by operation of law and without any action by any holder thereof into one share of BancGroup Common Stock (1:1 exchange ratio)(the "Merger Consideration"), provided that the Market Value for BancGroup is not less than $30.00 per share or greater than $38.00 per share. If the Market Value is less than $30.00, then each share of Acquired Bank Stock outstanding at the Effective Date shall be converted into the number of shares of BancGroup Common Stock that shall equal $30.00 divided by the Market Value. If the Market Value is greater than $38.00, then each share of Acquired Bank Stock shall be converted into such number of shares of BancGroup Common Stock that shall equal $38.00 divided by the Market Value. The appropriate ratio that is used to calculate the Merger Consideration based upon the Market Value as set forth above is referred to as the "Exchange Ratio". The "Market Value" shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by NYSE on each of the ten consecutive trading days ending on the trading day five calendar days preceding the Effective Date. As of the date hereof, there are 842,157 shares of Acquired Bank Stock outstanding.

     3.2 Surrender of Acquired Bank Stock. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Bank Stock who is entitled to receive BancGroup Common Stock shall be entitled, upon surrender to BancGroup of their certificate or certificates representing shares of Acquired Bank Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as BancGroup may reasonably require and, if BancGroup reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as BancGroup may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of BancGroup Common Stock into and for which the shares of Acquired Bank Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Bank Stock and which is to be converted into BancGroup Common Stock shall for all purposes evidence ownership of the BancGroup Common Stock into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such BancGroup Common Stock shall be made until the certificates previously representing shares of Acquired Bank Stock shall have been properly tendered.

     3.3 Fractional Shares. No fractional shares of BancGroup Common Stock shall be issued, and each holder of shares of Acquired Bank Stock having a fractional interest arising upon the conversion of such shares into shares of BancGroup Common Stock shall, at the time of surrender of the certificates previously representing Acquired Bank Stock, be paid by BancGroup an amount in cash equal to the Market Value of such fractional share.

     3.4 Adjustments. In the event that prior to the Effective Date BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Acquired Bank Stock shall be converted.

     3.5 BancGroup Stock. The shares of Common Stock of BancGroup issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of BancGroup after the Effective Date.

     3.6 Dissenters' Rights. Any shareholder of Acquired Bank who shall not have voted in favor of this Agreement, or who votes against this Agreement, and who has complied with the applicable procedures set forth in the NBC, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Acquired Bank Stock. If after the Effective Date a dissenting shareholder of Acquired Bank fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares of Acquired Bank Stock, BancGroup shall issue and deliver the consideration to which such holder of shares of Acquired Bank Stock is entitled under Section 3.1 (without interest) upon surrender of such holder of the certificate or certificates representing shares of Acquired Bank Stock held by him.

                                   ARTICLE 4

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

     BancGroup represents, warrants and covenants to and with Acquired Bank as follows:

     4.1 Organization. (a) BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.

     (b) Colonial Bank is an Alabama state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama. Colonial Bank has the necessary corporate powers to carry on its business as presently conducted.

     4.2 Capital Stock. (a) The authorized capital stock of BancGroup consists of (A) 100,000,000 shares of Common Stock, $2.50 par value per share, of which as of January 22, 1998, 42,724,780 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (not counting additional shares subject to issue pursuant to stock option and other plans and convertible debentures), and (B) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of BancGroup Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Bank.

     (b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancGroup.

     4.3 Financial Statements; Taxes. (a) BancGroup has delivered to Acquired Bank copies of the following financial statements of BancGroup.

          (i) Consolidated balance sheets as of December 31, 1995, December 31, 1996, and September 30, 1997;

          (ii) Consolidated statements of operations for each of the three years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1997;

          (iii) Consolidated statements of cash flows for each of the three years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1997; and

          (iv) Consolidated statements of changes in shareholders' equity for the three years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1997.

All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, shareholders' equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancGroup for the nine months ended September 30, 1997, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) All Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

     4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

     4.5 Absence of Material Adverse Change. Since the date of the most recent balance sheet provided under section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

     4.6 Approval of Agreements. Prior to the Effective Date, the board of directors of Colonial Bank shall have approved this Agreement and the transactions contemplated by it and shall have authorized the execution and delivery of this Agreement. This Agreement constitutes the legal, valid and binding obligation of Colonial Bank and BancGroup, enforceable against them in accordance with its terms. Approval of this Agreement by the shareholders of BancGroup is not required by applicable Law. Subject to the matters referred to in section 8.2, and subject to BancGroup's board of directors' approval of the shares to be issued in the merger, BancGroup and Colonial Bank have full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

     4.7 Tax Treatment. BancGroup has no present plan to sell or otherwise dispose of any of the Assets of Acquired Bank, subsequent to the Merger, and BancGroup intends to continue the historic business of Acquired Bank.

     4.8 Title and Related Matters. BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, that are material to the business of BancGroup, reflected in the most recent balance sheet referred to in section 4.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

     4.9 Subsidiaries. Each Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Subsidiaries considered as one enterprise; the banking Subsidiary of BancGroup has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted to subsidiaries of registered bank holding companies.

     4.10 Contracts. Neither BancGroup nor any of its Subsidiaries is in violation of its respective certificate of incorporation or bylaws or in Default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound.

     4.11 Litigation. Except as disclosed or reserved for in BancGroup's financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which is likely to have any Material Adverse Effect or prospective Material Adverse Effect, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented. To the Knowledge of BancGroup, each of BancGroup and its Subsidiaries has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on BancGroup and its Subsidiaries taken as a whole.

     4.12 Compliance. BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses.

     4.13 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Shareholders' Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Acquired Bank or any of its representatives expressly for use in the Proxy Statement or information included in the Proxy Statement regarding the business of Acquired Bank, its operations, Assets and capital.

     4.14 SEC Filings. (a) BancGroup has heretofore delivered to Acquired Bank copies of BancGroup's: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) 1996 Annual Report to Shareholders; (iii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1997; and (iv) all reports on Form 8-K, filed by BancGroup with the SEC since December 31, 1996. Since December 31, 1996, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act and the 1934 Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The documents incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Shareholders Meeting.

     4.15 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement.

     4.16 Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Acquired Bank and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fees, brokerage commissions or other like payments.

     4.17 Government Authorization. BancGroup and its Subsidiaries have all Permits that, to the Knowledge of BancGroup and its Subsidiaries, are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

     4.18 Absence of Regulatory Communications. Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

     4.19 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Bank by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

     4.20 Environment Laws. The officers signing this agreement are not aware of any violation of Environment Laws which taken in the aggregate would have a Material Adverse Effect.

                                   ARTICLE 5

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED BANK

     Acquired Bank represents, warrants and covenants to and with BancGroup, as follows:

     5.1 Organization. Acquired Bank is a Nevada state bank. Each Acquired Bank Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

     5.2 Capital Stock. (i) As of the date of this Agreement, the authorized capital stock of Acquired Bank consisted of 2,500,000 shares of common stock, $1.00 par value per share, 842,157 shares of which are issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the foregoing, and except for the Stock Option Agreement, Acquired Bank does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. There are no outstanding options or warrants.

     5.3 Subsidiaries.  Acquired Bank has no Subsidiaries.

     5.4 Financial Statements; Taxes. (a) Acquired Bank has delivered to BancGroup copies of the following financial statements of Acquired Bank:

          (i) Statements of financial condition as of December 31, 1995 and 1996, and as of September 30, 1997;

          (ii) Statements of income for each of the three years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1997;

          (iii) Statements of stockholders' equity for each of the three years ended December 31, 1994, 1995, and 1996, and for the nine months ended September 30, 1997; and

          (iv) Statements of cash flows for the three years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1997.

     All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Bank and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Acquired Bank. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Acquired Bank did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, stockholders' equity and cash flows present fairly the results of operation, changes in shareholders equity and cash flows of Acquired Bank for the periods indicated. The foregoing representations insofar as they relate to the unaudited interim financial statements of Acquired Bank for the nine months ended September 30, 1997, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) Except as set forth on Schedule 5.4(b), all Tax returns required to be filed by or on behalf of Acquired Bank have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Acquired Bank, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Bank accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Bank may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Bank, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Bank. Acquired Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) Each Acquired Bank Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired Bank Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

     5.5 Absence of Certain Changes or Events. Except as set forth on Schedule 5.5, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Acquired Bank Company has

     (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury);

     (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

     (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

     (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities except that Acquired Bank may pay cash dividends at its current rate and at times consistent with past practice;

     (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

     (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

     (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

     (h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

     (i) except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

     (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

     (k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;

     (l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

     (m) entered into any other material transaction other than in the ordinary course of business; or

     (n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

     Between the date hereof and the Effective Date, no Acquired Bank Company, without the express written approval of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 5.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Bank Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of BancGroup.

     5.6 Title and Related Matters.

     (a) Title. Except as set forth in Schedule 5.6(a), Acquired Bank has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of Acquired Bank, reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Bank, the material structures and equipment of each Acquired Bank Company comply in all material respects with the requirements of all applicable Laws.

     (b) Leases. Schedule 5.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Bank Company, either as lessor or lessee.

     (c) Personal Property. Schedule 5.6(c) sets forth a depreciation schedule of each Acquired Bank Company's fixed Assets as of September 30, 1997.

     (d) Computer Hardware and Software. Schedule 5.6(d) contains a description of all agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Bank Company. Acquired Bank is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to perform satisfactorily the tasks and functions to be performed by them in the business of any Acquired Bank Company.

     5.7 Commitments. Except as set forth in Schedule 5.7, no Acquired Bank Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days' (or less) notice,
(ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Acquired Bank Company. Complete and accurate copies of all Contracts, plans and other items so listed have been made or will be made available to BancGroup for inspection.

     5.8 Charter and Bylaws. Schedule 5.8 contains true and correct copies of the articles of incorporation and bylaws of each Acquired Bank Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of BancGroup.

     5.9 Litigation. There is no Litigation (whether or not purportedly on behalf of Acquired Bank) pending or, to the Knowledge of Acquired Bank, threatened against or affecting any Acquired Bank Company (nor does Acquired Bank have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Acquired Bank, and no Acquired Bank Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Acquired Bank. To the Knowledge of Acquired Bank, each Acquired Bank Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Acquired Bank.

     5.10 Material Contract Defaults. Except as disclosed on Schedule 5.10, no Acquired Bank Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Acquired Bank, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     5.11 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Acquired Bank Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Bank Company.

     5.12 Governmental Authorization. Each Acquired Bank Company has all Permits that, to the Knowledge of Acquired Bank, are or will be legally required to enable any Acquired Bank Company to conduct its business in all material respects as now conducted by each Acquired Bank Company.

     5.13 Absence of Regulatory Communications. Except as provided in Schedule 5.13, no Acquired Bank Company is subject to, nor has any Acquired Bank Company received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

     5.14 Absence of Material Adverse Change. To the Knowledge of Acquired Bank, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Bank Company.

     5.15 Insurance. Each Acquired Bank Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Bank reasonably believes to be adequate for the type of business conducted by such company. No Acquired Bank Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Bank Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, and except as set forth on Schedule 5.15, no Acquired Bank Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Bank Company at all times from the date hereof to the Effective Date.

     5.16 Pension and Employee Benefit Plans.

     (a) To the Knowledge of Acquired Bank, all employee benefit plans of each Acquired Bank Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Schedule 5.16, no Acquired Bank Company sponsors or otherwise maintains a "pension plan" within the meaning of section 3(2) of ERISA or any other retirement plan other than the 401(k) plan of Acquired Bank that is intended to qualify under section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Acquired Bank, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Acquired Bank Company.

     (b) To the Knowledge of Acquired Bank, no amounts payable to any employee of any Acquired Bank Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

     5.17 Buy-Sell Agreement. To the Knowledge of Acquired Bank, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Bank, any similar agreement or any voting agreement or voting trust in respect of any such shares.

     5.18 Brokers. Except as set forth in Schedule 5.18, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Bank directly with BancGroup and without the intervention of any other person, either as a result of any act of Acquired Bank, or otherwise, in such manner as to give rise to any valid claim against Acquired Bank for a finder's fee, brokerage commission or other like payment.

     5.19 Approval of Agreements. The board of directors of Acquired Bank has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Bank of this Agreement. Subject to the matters referred to in section 8.2, Acquired Bank has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Bank in accordance with this Agreement, Acquired Bank shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

     5.20 Disclosure. No representation or warranty, nor any statement or certificate furnished or to be furnished to BancGroup by Acquired Bank, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

     5.21 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Shareholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of Acquired Bank, its Assets, properties, operations, and capital stock or to information furnished in writing by Acquired Bank or its representatives expressly for inclusion in the Proxy Statement.

     5.22 Loans; Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on the most recent financial statements furnished by Acquired Bank have been calculated in accordance with prudent and customary banking practices and are adequate in all material respects to reflect the risk inherent in the loans of Acquired Bank. Acquired Bank has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. Each loan reflected as an Asset on the financial statements of Acquired Bank is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles and complies with all Laws to which it is subject. Acquired Bank does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22, Acquired Bank has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

     5.23 Environmental Matters. Except as provided in Schedule 5.23, to the Knowledge of Acquired Bank, each Acquired Bank Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the "Environmental Laws"), and Acquired Bank has no Knowledge that any Acquired Bank Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Bank Company. To the Knowledge of Acquired Bank, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Acquired Bank, with respect to Assets of by any Acquired Bank Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed;
(ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (iii) there are no underground storage tanks on any premises owned or leased by any Acquired Bank Company. Acquired Bank has no Knowledge of any facts which might suggest that any Acquired Bank Company has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject any Acquired Bank Company to any Liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990) or any similar principles. Moreover, to the Knowledge of Acquired Bank, no Acquired Bank Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained.

     5.24 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Bank Company and any union or labor organization covering any of Acquired Bank Company's employees and none of said employees are represented by any union or labor organization.

     5.25 Labor Disputes. To the Knowledge of Acquired Bank, each Acquired Bank Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Bank Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Bank, no unfair labor practice complaint against any Acquired Bank Company is pending before the National Labor Relations Board. Relations between management of each Acquired Bank Company and the employees are amicable and there have not been, nor to the Knowledge of Acquired Bank, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Bank, are there plans for any such attempts.

     5.26 Derivative Contracts. No Acquired Bank Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Acquired Bank's financial statements delivered under section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

                                   ARTICLE 6

                              ADDITIONAL COVENANTS

     6.1 Additional Covenants of BancGroup. BancGroup covenants to and with Acquired Bank as follows:

          (a) Registration Statement and Other Filings. Provided that Acquired Bank cooperates fully and supplies all requested relevant information on a timely basis, BancGroup shall as soon as reasonably practicable prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Acquired Bank and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. BancGroup shall use reasonable good faith efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement. BancGroup shall provide to counsel for Acquired Bank (i) copies of drafts of all filings made pursuant to this section 6.1(a) in advance of filing, (ii) copies of documents as filed, and (iii) copies of any correspondence between BancGroup and any Agencies, including the SEC, respecting the filings made pursuant to this section 6.1(a).

          (b) Blue Sky Permits. BancGroup shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or "blue sky" Permits and approvals required to carry out the transactions contemplated by this Agreement.

          (c) Financial Statements.  BancGroup shall furnish to Acquired Bank:

             (i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

             (iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

             (iv) With reasonable promptness, such additional financial data as Acquired Bank may reasonably request.

          (d) No Control of Acquired Bank by BancGroup. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Bank shall continue to reside solely in Acquired Bank's officers and board of directors.

          (e) Listing. Prior to the Effective Date, BancGroup shall use its reasonable efforts to list the shares of BancGroup Common Stock to be issued in the Merger on the NYSE or other quotations system on which such shares are primarily traded.

          (f) Employee Benefit Matters. (i) On the Effective Date, all employees of any Acquired Bank Company shall, at BancGroup's option, either become employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of this Agreement. All employees of any Acquired Bank Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank to the same extent as Colonial Bank employees, except as stated otherwise in this section. Employees of any Acquired Bank Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of Colonial Bank as new employees of Colonial Bank, and the time of employment of such employees who are employed at least 30 hours per week with any Acquired Bank Company as of the Effective Date shall be counted as employment under such dental and medical plans of Colonial Bank for purposes of calculating any 30 day waiting period and pre-existing condition limitations. To the extent permitted by applicable Law, the period of service with the appropriate Acquired Bank Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized only for vesting and eligibility purposes under Colonial Bank's benefit plans. In addition, if the Effective Date falls within an annual period of coverage under any group health plan of the Resulting Corporation and its Subsidiaries, each such Acquired Bank Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Bank Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the Resulting Corporation and its Subsidiaries.

          (g) Indemnification. (i) Subject to the conditions set forth in the succeeding paragraphs, for a period of two years after the Effective Date BancGroup shall, and shall cause Colonial Bank to, indemnify, defend and hold harmless each person entitled to indemnification from the Acquired Bank (each being an "Indemnified Party") against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Date (including without limitation the transactions contemplated by this Agreement) to the extent authorized under the articles of incorporation and bylaws of Acquired Bank and applicable law.

          (ii) Any Indemnified Party wishing to claim indemnification under this subsection (g), upon learning of any such liability or Litigation, shall promptly notify BancGroup thereof. In the event of any such Litigation (whether arising before or after the Effective Date) (i) BancGroup or Colonial Bank shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, BancGroup shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancGroup or Colonial Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup or Colonial Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that BancGroup shall be obligated pursuant to this subsection to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) BancGroup shall not be liable for any settlement effected without its prior consent; and provided further provided that BancGroup and Colonial Bank shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (iii) In consideration of and as a condition precedent to the effectiveness of the indemnification obligations provided by BancGroup in this section to a director or officer of the Acquired Bank, such director or officer of the Acquired Bank shall have delivered to BancGroup on or prior to the Effective Date a letter in form reasonably satisfactory to BancGroup concerning claims such directors or officers may have against Acquired Bank. In the letter, the directors or officers shall: (i) acknowledge the assumption by BancGroup as of the Effective Date of all Liability (to the extent Acquired Bank is so liable) for claims for indemnification arising under section 6.1(g) hereof; (ii) affirm that they do not have nor are they aware of any claims they might have (other than those referred to in the following clause (iii)) against Acquired Bank;
     (iii) identify any claims or any facts or circumstances of which they are aware that could give rise to a claim for indemnification under section 6.1(g)(i) hereof; and (iv) release as of the Effective Date any and all claims that they may have against any Acquired Bank Company other than (A) those referred to in the foregoing clause (iii) and disclosed in the letter of the director or officer, (B) claims by third parties which have not yet been asserted against such director or officer (other than claims arising from facts and circumstances of which such director or officer is aware but which are not disclosed in such director or executive officer's letter),
     (C) claims by third parties arising from any transaction contemplated by this Agreement or disclosed in any schedule to this Agreement, and (D) claims by third parties arising in the ordinary course of business of any Acquired Bank Company after the date of the letter.

          (iv) Acquired Bank hereby represents and warrants to BancGroup that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by BancGroup to provide the indemnification required by this section 6.1(g) other than as disclosed in the letters of the directors and executive officers referred to in section 6.1(g)(iii) hereof or described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

     6.2 Additional Covenants of Acquired Bank. Acquired Bank covenants to and with BancGroup as follows:

          (a) Operations. (i) Acquired Bank will conduct its business and the business of each Acquired Bank Company in a proper and prudent manner and will use its best efforts to maintain its relationships with its depositors, customers and employees. No Acquired Bank Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Bank permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date. Acquired Bank shall contact any person who may be required to execute an undertaking under Section 10.5 hereof to request such undertaking and shall take all such reasonable steps as are necessary to obtain such undertaking. Acquired Bank will take no action that would prevent or impede the Merger from qualifying (i) for pooling-of-interests accounting treatment or (ii) as a tax-free reorganization with the meaning of Section 368 of the Code.

          (ii) If requested by BancGroup, Acquired Bank shall use its best efforts to cause all officers and directors that own any stock of Acquired Bank and all other shareholders of Acquired Bank who own more than 5% of Acquired Bank's outstanding shares of common stock, to execute an acknowledgment that such person has no present plan, intention, or binding commitment to sell or otherwise dispose of the BancGroup Common Stock to be received in the Merger within twelve (12) months after the Effective Date.

          (b) Shareholders Meeting; Best Efforts. Acquired Bank will cooperate with BancGroup in the preparation of the Registration Statement and any regulatory filings and will cause the Shareholders Meeting to be held for the purpose of approving the Merger as soon as reasonably practicable after the effective date of the Registration Statement, and will use its best efforts to bring about the transactions contemplated by this Agreement, including shareholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

          (c) Prohibited Negotiations. Except with respect to this Agreement and the transactions contemplated hereby, no Acquired Bank Company nor any affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by an Acquired Bank Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Acquired Bank's Board of Directors as advised in writing by counsel to such Board of Directors, no Acquired Bank Company or any Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and each Acquired Bank Company shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Acquired Bank may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised in writing by counsel to such Board of Directors. Acquired Bank shall promptly notify BancGroup orally and in writing in the event that any Acquired Bank Company receives any inquiry or proposal relating to any such Acquisition Proposal. Acquired Bank shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than BancGroup conducted heretofore with respect to any of the foregoing. Acquired Bank shall enter into the Stock Option Agreement with BancGroup dated as of the date of this Agreement.

          (d) Director Recommendation. The members of the Board of Directors of Acquired Bank agree to support publicly the Merger.

          (e) Shareholder Voting. Acquired Bank shall on the date of execution of this Agreement obtain and submit to BancGroup an agreement from its directors substantially in the form set forth in Exhibit A.

          (f) Financial Statements and Monthly Status Reports. Acquired Bank shall furnish to BancGroup:

             (i) As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of Acquired Bank for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Bank as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Bank by independent auditors in connection with each annual, interim or special audit of the books of Acquired Bank made by such accountants;

             (iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Acquired Bank may file with the SEC or any other Agency;

             (iv) With reasonable promptness, such additional financial data as BancGroup may reasonably request; and

             (v) Within ten calendar days after the end of each month (or, if the financial statements referred to in clause (d) are not then available, as soon as possible thereafter) commencing with the next calendar month following the date of this Agreement and ending at the Effective Date, a written description of (a) any non-compliance with the terms of this section 6.2, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable in connection with the transactions contemplated by this Agreement; (b) the status, as of the date of the report, of all existing or threatened litigation against any Acquired Bank Company; (c) copies of minutes of any meeting of the board of directors of any Acquired Bank Company and any committee thereof occurring in the month for which such report is made, including all documents presented to the directors at such meetings; and (d) monthly financial statements, including a balance sheet and income statement.

          (g) Fiduciary Duties. Prior to the Effective Date, (i) no director or officer (each an "Executive") of any Acquired Bank Company shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of any Acquired Bank Company, (ii) all Executives, at all times, shall satisfy their fiduciary duties to Acquired Bank and its Subsidiaries, and (iii) such Executives shall not (except as required in the course of his or her employment with any Acquired Bank Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Acquired Bank, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Bank Company or confidential information belonging to third parties which any Acquired Bank Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Bank Company.

          (h) Certain Practices.  (a) Beginning with the date of this Agreement,
     (i) Acquired Bank shall consult with BancGroup and advise BancGroup in advance of all of the Acquired Bank's loan requests over $100,000 or of any other loan request outside the normal course of business, except for single-family residential loan requests and renewals of existing loans which do not increase the outstanding principal amount of the loan, (ii) Acquired Bank shall furnish to BancGroup promptly upon their availability copies of all minutes of loan committee meetings of the Bank for meetings occurring after the date of this Agreement, and (iii) Acquired Bank will consult with BancGroup to coordinate various business issues on a basis mutually satisfactory to Acquired Bank and BancGroup. Acquired Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulation.

                                   ARTICLE 7

                        MUTUAL COVENANTS AND AGREEMENTS

     7.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, BancGroup and Acquired Bank each agrees to use its best efforts promptly to take, or cause to betaken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

     7.2 Press Release. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

     7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports,

Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-8 registration statements and similar documents.

     7.4 Access to Properties and Records. Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein.

     7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                                   ARTICLE 8

                    CONDITIONS TO OBLIGATIONS OF ALL PARTIES

     The obligations of BancGroup and Acquired Bank to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

     8.1 Approval by Shareholders. At the Shareholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Bank as is required by applicable Law and Acquired Bank's articles of incorporation and bylaws.

     8.2 Regulatory Authority Approval. (a) Orders, Consents and approvals, in form and substance reasonably satisfactory to BancGroup and Acquired Bank, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of BancGroup would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (b) Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of BancGroup would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     8.3 Litigation. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contem-plated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

     8.4 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

     8.5 Tax Opinion. An opinion of Coopers & Lybrand L.L.P., shall have been received in form and substance reasonably satisfactory to the Acquired Bank and BancGroup to the effect that (i) the Merger will constitute a "reorganization" within the meaning of section 368 of the Code; (ii) no gain or loss will be recognized by BancGroup or Acquired Bank; (iii) no gain or loss will be recognized by the shareholders of Acquired Bank who receive shares of BancGroup Common Stock except to the extent of any taxable "boot" received by such persons from BancGroup, and except to the extent of any dividends received from Acquired Bank prior to the Effective Date; (iv) the basis of the BancGroup Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Bank common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Bank shareholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such shareholder in the Merger; (v) the holding period of the BancGroup Common Stock will include the holding period of the shares of Acquired Bank common stock exchanged therefor if such shares of Acquired Bank common stock were capital assets in the hands of the exchanging Acquired Bank shareholder; and (vi) cash received by an Acquired Bank shareholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Bank common stock was a capital asset in his or her hands as of the Effective Date).

                                   ARTICLE 9

                   CONDITIONS TO OBLIGATIONS OF ACQUIRED BANK

     The obligations of Acquired Bank to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Bank may waive such conditions in writing:

     9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Acquired Bank, all representations and warranties of BancGroup contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and BancGroup shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     9.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup which would impair the rights of Acquired Bank or its shareholders pursuant to this Agreement.

     9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Acquired Bank shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

          (a) the Board of Directors of BancGroup has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (c) the certificate of incorporation and bylaws of BancGroup referenced in section 4.4 hereof remain in full force and effect;

          (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Bank's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Acquired Bank for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 9 insofar as they relate to BancGroup have been satisfied.

     9.4 Opinion of Counsel. Acquired Bank shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, reasonably acceptable to Acquired Bank and containing the legal opinions set forth in Exhibit B hereto subject to such qualifications and exceptions as counsel for BancGroup shall deem appropriate.

     9.5 NYSE Listing. The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

     9.6 Other Matters. There shall have been furnished to such counsel for Acquired Bank certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

     9.7 Material Events. There shall have been no determination by the board of directors of Acquired Bank that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

                                   ARTICLE 10

                     CONDITIONS TO OBLIGATIONS OF BANCGROUP

     The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as BancGroup may waive such conditions in writing:

     10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Acquired Bank contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and Acquired Bank shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     10.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Acquired Bank which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Acquired Bank which would impair BancGroup's rights pursuant to this Agreement.

     10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from Acquired Bank executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Bank dated as of the Closing certifying that:

          (a) the Board of Directors of Acquired Bank has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) the shareholders of Acquired Bank have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

          (c) each person executing this Agreement on behalf of Acquired Bank is an officer of Acquired Bank holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (d) the articles of incorporation and bylaws of Acquired Bank referenced in section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Bank's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Acquired Bank for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 10 insofar as they relate to Acquired Bank have been satisfied.

     10.4 Opinion of Counsel. BancGroup shall have received an opinion of Kolesar and Leatham, counsel to Acquired Bank, dated as of the Closing, reasonably acceptable to BancGroup and containing the legal opinions set forth in Exhibit C hereto subject to such qualifications and exceptions as counsel for Acquired Bank shall deem appropriate.

     10.5 Controlling Shareholders. Each shareholder of Acquired Bank who may be an "affiliate" of Acquired Bank, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a "distribution" (within the meaning of Rule 145) of the Common Stock which he or she receives upon the Effective Date and that such Common Stock will be held subject to all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder, and that such person will not sell or otherwise reduce risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Acquired Bank recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

     10.6 Other Matters. There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Acquired Bank and copies of such other documents as such counsel may reasonably have requested for such purpose.

     10.7 Dissenters. The number of shares as to which shareholders of Acquired Bank have exercised dissenters rights of appraisal under section 3.6 does not exceed 10% of the outstanding shares of common stock of Acquired Bank.

     10.8 Material Events. There shall have been no determination by the board of directors of BancGroup that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NYSE or any exchange on which BancGroup Common Stock may be traded.

     10.9 Pooling of Interests. BancGroup shall have received the written opinion of Coopers & Lybrand L.L.P., that the Merger will qualify for the pooling of interests method of accounting under generally accepted accounting principles.

     10.10 Employment Agreement. Employment Agreements, in form and substance reasonably satisfactorily to BancGroup, shall have been executed by John Gaynor and Richard Helgren.

     10.11 Non Compete Agreement. Certain key employees selected by Acquired Bank's President and approved by BancGroup shall, prior to the Effective Date, execute agreements in form and substance reasonably acceptable to BancGroup. The agreements shall provide that such key employees will not compete with BancGroup for a period of at least one (1) year from the Effective Date. In consideration for this agreement the key employees shall each receive compensation which shall not exceed in the aggregate $200,000. The amount of such compensation which each key employee is to receive shall be proposed (within thirty (30) days of the execution of this Agreement) by the Acquired Bank's President subject to the approval of BancGroup, provided that no one such key employee shall receive more that 50% of the aggregate compensation.

                                   ARTICLE 11

                 TERMINATION OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the last sentences of Sections 7.4 and 6.2(c), and Sections 7.2, 13.3, Article 11, Article 12, Article 15, any applicable definitions of Article 14, shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate. Information provided in such Exhibits and Schedules is provided only in response to the specific section of this Agreement which calls for such information.

                                   ARTICLE 12

                                    NOTICES

     All notices or other communications which are required or permitted hereunder shall be in writing and delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth, below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

          (a) If to Acquired Bank to John Gaynor, at Commercial Bank of Nevada, 2820 West Charleston Boulevard, Las Vegas, Nevada 89102, facsimile 702-877-1174, with copies to Mark Haynie, 14651 Dallas Parkway, Suite 136, Dallas, Texas 75240, facsimile 972-716-1850, or as may otherwise be specified by Acquired Bank in writing to BancGroup.

          (b) If to BancGroup, to W. Flake Oakley, IV and William A. McCrary, One Commerce Street, Suite 803, Montgomery, Alabama, 36104, facsimile (334) 240-5069, with a copy to Willard H. Henson, Miller, Hamilton, Snider & Odom, L.L.C., One Commerce Street, Suite 802, Montgomery, Alabama 36104, facsimile (334) 265-4533, or as may otherwise be specified in writing by BancGroup to Acquired Bank.

                                   ARTICLE 13

                            AMENDMENT OR TERMINATION

     13.1 Amendment. This Agreement may be amended by the mutual consent of BancGroup and Acquired Bank before or after approval of the transactions contemplated herein by the shareholders of Acquired Bank.

     13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Bank, as follows:

          (a) by the mutual consent of the respective boards of directors of Acquired Bank and BancGroup;

          (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in section 10.1 of this Agreement in the case of BancGroup and section 9.1 of this Agreement in the case of Acquired Bank;

          (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to Acquired Bank or
     Article 10 as to BancGroup shall not have been satisfied in full;

          (d) by the board of directors of either BancGroup or Acquired Bank if all transactions contemplated by this Agreement shall not have been consummated on or prior to September 30, 1998, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this section 13.2(d); or

     13.3 Damages. In the event of termination pursuant to section 13.2, this Agreement shall become void and have no effect, except as provided in Article 11 and except that Acquired Bank and BancGroup shall be liable for damages for any willful breach of warranty, representation, covenant or other agreement contained in this Agreement.

                                   ARTICLE 14

                                  DEFINITIONS

     (a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

ABC........................  The Alabama Banking Code.

ABCA.......................  The Alabama Business Corporation Act.

Acquired Bank..............  Commercial Bank of Nevada, a Nevada state bank.

Acquired Bank Company......  Shall mean Acquired Bank, any Subsidiary of
                             Acquired Bank, or any person or entity acquired as a Subsidiary of Acquired Bank in the future and owned by Acquired Bank at the Effective Date.

Acquired Bank Stock........  Shares of common stock, par value $1.00 per share, of Acquired Bank.

Acquisition Proposal.......  Shall mean, with respect to a Party, any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

Agencies...................  Shall mean, collectively, the Federal Trade
                             Commission, the United States Department of
                             Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement..................  Shall mean this Agreement and Plan of Merger and the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets.....................  Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

BancGroup..................  The Colonial BancGroup, Inc., a Delaware
                             corporation with its principal offices in Montgomery, Alabama.

Closing....................  The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the Merger in accordance with this Agreement.

Code.......................  The Internal Revenue Code of 1986, as amended.

Common Stock...............  BancGroup's Common Stock authorized and defined in the restated certificate of incorporation of BancGroup, as amended.

Colonial Bank..............  An Alabama state banking corporation which is a wholly owned subsidiary of BancGroup.

Consent....................  Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract...................  Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default....................  Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

Effective Date.............  Means the date and time at which the Merger becomes effective as defined in section 2.7 hereof.

Environmental Laws.........  Means the laws, regulations and governmental requirements referred to in section 5.23 hereof.

ERISA......................  The Employee Retirement Income Security Act of
                             1974, as amended.

Exchange Ratio.............  The ratio obtained as set forth in Section 3.1(a).

Exhibits...................  A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

GAAP.......................  Means generally accepted accounting principles applicable to banks and bank holding companies, consistently applied during the periods involved.

Knowledge..................  Means the actual knowledge of the Chairman,
                             President, Chief Financial Officer, Chief
                             Accounting Officer, Chief Credit Officer, General Counsel or any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup, or of Acquired Bank, in the case of knowledge of Acquired Bank.

Law........................  Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Agency.

Liability..................  Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien.......................  Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Litigation.................  Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities, relating to or affecting a Party, its business, its Assets (including Contracts related to it) or transactions contemplated by this Agreement.

Loan Property..............  Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss.......................  Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys' fees and expenses, and consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

Market Value...............  Shall represent the per share market value of the
                             BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten (10) consecutive trading days ending on the trading day five calendar days preceding the Effective Date.

Material...................  For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect....  On a Party shall mean an event, change or occurrence which has a material adverse impact on
                             (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (w) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger.....................  The merger of Acquired Bank with Colonial Bank as contemplated in this Agreement.

Merger Consideration.......  The distribution of BancGroup Common Stock for each share of Acquired Bank Stock (and cash for fractional shares) as provided in section 3.1(a) hereof.

NBC........................  The Nevada Banking Code, or where applicable, the
                             Nevada Corporation Code.

NYSE.......................  The New York Stock Exchange.

Order......................  Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party......................  Shall mean Acquired Bank, or BancGroup, and
                             "Parties" shall mean Acquired Bank, Colonial Bank and BancGroup.

Permit.....................  Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person.....................  A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement............  The proxy statement used by Acquired Bank to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to the shareholders of Acquired Bank.

Registration Statement.....  The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Acquired Bank, to register the shares of BancGroup Common Stock offered to stockholders of the Bank pursuant to his Agreement, including the Proxy Statement.

Resulting Corporation......  Colonial Bank, as the surviving corporation resulting from the Merger.

SEC........................  United States Securities and Exchange Commission.

Shareholders Meeting.......  The special meeting of shareholders of Acquired
                             Bank called to approve the transactions
                             contemplated by this Agreement.

Stock Option Agreement.....  The agreement dated as of the date hereof between
                             BancGroup and Acquired Bank granting to BancGroup the right to acquire up to 19.9% of Acquired Bank Stock.

Subsidiaries...............  Shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes...............  Means any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

1933 Act...................  The Securities Act of 1933, as amended.

1934 Act...................  The Securities Exchange Act of 1934, as amended.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1 Expenses.

     (a) Except as otherwise provided in this Section 15.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that BancGroup shall bear and pay the filing fees payable in connection with the Registration Statement and printing costs incurred in connection with the printing of the Registration Statement.

     (b) Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     15.2 Benefit and Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     15.3 Governing Law. Except as the provisions of the NBC apply to the Merger, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Alabama, without regard to any conflict of Laws.

     15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

     15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

     15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

     15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

     15.8 Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

     15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

     15.10 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and reasonable expenses of attorneys and costs of investigation).

     15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

     15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

     15.13 Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, Acquired Bank and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:                                                 COMMERCIAL BANK OF NEVADA

By:                  /s/ JOHN S. GAYNOR                 By:                  /s/ JERRY E. POLIS
      ------------------------------------------------        ------------------------------------------------
Its:  President & CEO                                   Its:  Chairman

(CORPORATE SEAL)

ATTEST:                                                 THE COLONIAL BANCGROUP, INC.

By:                  /s/ GLENDA ALLRED                  By:                 /s/ W. FLAKE OAKLEY
      ------------------------------------------------        ------------------------------------------------
Its:  Assistant Secretary                               Its:  Chief Financial Officer

(CORPORATE SEAL)

ATTEST:                                                 COLONIAL BANK

By:                  /s/ GLENDA ALLRED                  By:                 /s/ W. FLAKE OAKLEY
      ------------------------------------------------        ------------------------------------------------
Its:  Assistant Secretary                               Its:  Chief Financial Officer

(CORPORATE SEAL)

                                                                      APPENDIX B

March 30, 1998

Members of the Board of Directors
Commercial Bank of Nevada
2820 West Charleston Blvd.
Las Vegas, Nevada 89102

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Commercial Bank of Nevada, Las Vegas, Nevada ("Bank") of the terms of the proposed merger of Bank with and into Colonial Bank, a wholly owned subsidiary of The Colonial BancGroup, Inc., Montgomery, Alabama ("BancGroup") as defined in the Agreement and Plan of Merger, executed on February 25, 1998 (the "Agreement"). Pursuant to the Agreement and subject to the terms and conditions therein, each share of Bank Stock issued and outstanding immediately prior to the Effective Date of the Merger shall, on and at the Effective Date of the Merger, pursuant to the Agreement and without any further action on the part of Bank or the holders of Bank Stock, be cancelled and cease to be an issued and outstanding share of Bank Stock, and shall be exchanged for and converted into the right to receive one share of BancGroup Stock, provided that the Market Value for BancGroup is not less than $30.00 per share or greater than $38.00 per share. If the Market Value is less than $30.00, then each share of Bank Stock outstanding at the Effective Date shall be converted into the number of shares of BancGroup Common Stock that shall equal $30.00 divided by the Market Value. If the Market Value is greater than $38.00, then each share of Bank Stock shall be converted into such number of shares of BancGroup Common Stock that shall equal $38.00 divided by the Market Value.

     As part of its investment banking business, Hoefer & Arnett, Incorporated is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. We have not previously provided investment banking and financial advisory services to Bank.

     In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) Annual Reports to Shareholders of BancGroup for the year ended December 31, 1997 and of Bank and BancGroup for the year ended December 31, 1996; (iii) Quarterly FDIC Call reports for the quarters ended December 31, 1997, September 30, 1997, June 30, 1997, March 31, 1997 and December 31, 1996; (iv) certain other publicly available financial and other information concerning Bank and BancGroup; and (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry. We have held discussions with senior management of Bank and BancGroup concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

     We have reviewed with senior management of Bank earnings projections for 1998 through 2002 for Bank as a stand-alone entity, assuming the merger does not occur, prepared by Bank. We reviewed with senior management of BancGroup earnings projections for 1998 through 2002 for BancGroup as a stand-alone entity, assuming the merger does not occur, as well as projected operating cost savings and earnings enhancement opportunities expected to be achieved in each such years resulting from the merger. Certain pro forma financial projections for the combined entity were derived by us based partially upon the projections discussed above, as well as our own assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included projected operating cost savings and earnings enhancement opportunities derived by us partially based upon the projections discussed above to be realizable in the merger.

     In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the managements of Bank and BancGroup as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings and earnings enhancement opportunities (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings and earnings enhancement opportunities reflect the best currently available estimates and judgments of the applicable managements. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowances for loan losses for Bank and BancGroup are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Bank or BancGroup, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the Common Shares of Bank of the terms of the proposed merger of Bank with and into Colonial Bank and does not address Bank's underlying business decision to proceed with the merger.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Bank and BancGroup, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Bank and BancGroup; (ii) the assets and liabilities of Bank and BancGroup, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of proposed merger of Bank with and into Colonial Bank are fair, from a financial point of view, to the holders of the Common Shares of Bank.

     It is understood that this letter is for the information of the Board of Directors of Bank and does not constitute a recommendation to the Board of Directors or to any shareholder of Bank with respect to any approval of the merger. We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                          Respectfully Submitted,

                                          /s/ HOEFER & ARNETT, INCORPORATED

                                          Hoefer & Arnett, Incorporated

                                                                      APPENDIX C

NEVADA REVISED STATUTES, SECTIONS 92A.300 THROUGH 92A.500

MERGERS AND EXCHANGES OF INTEREST -- RIGHTS OF DISSENTING OWNERS

NRS 92A.300.  Definitions.

     As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (Added to NRS by 1995, 2086)

NRS 92A.305.  "Beneficial stockholder" defined.

     "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record. (Added to NRS by 1995, 2087)

NRS 92A.310.  "Corporate action" defined.

     "Corporate action" means the action of a domestic corporation. (Added to NRS by 1995, 2087).

NRS 92A.315.  "Dissenter" defined.

     "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.410 to 92A.480, inclusive. (Added to NRS by 1995, 2087).

NRS 92A.320.  "Fair value" defined.

     "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (Added to NRS by 1995, 2087).

NRS 92A.325.  "Stockholder" defined.

     "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation. (Added to NRS by 1995, 2087).

NRS 92A.330.  "Stockholder of record" defined.

     "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation. (Added to NRS by 1995, 2087).

NRS 92A.335.  "Subject corporation" defined.

     "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (Added to NRS by 1995, 2087).

NRS 92A.340.  Computation of interest.

     Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances. (Added to NRS by 1995, 2087).

NRS 92A.350.  Rights of dissenting partner of domestic limited partnership.

     A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (Added to NRS by 1995, 2088).

NRS 92A.360.  Rights of dissenting member of domestic limited-liability company.

     The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity. (Added to NRS by 1995, 2088).

NRS 92A.370.  Rights of dissenting member of domestic nonprofit corporation.

     1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1. (Added to NRS by 1995, 2088).

NRS 92A.380.  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

     1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the domestic corporation is a party:

             (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

             (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

          (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

          (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation. (Added to NRS by 1995, 2087).

NRS 92A.390.  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

     1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

          (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

          (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

             (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

               (I) The surviving or acquiring entity; or

                (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

             (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

     2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130. (Added to NRS by 1995, 2088).

NRS 92A.400.  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

     1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

     2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

          (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights;

          and

          (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. (Added to NRS by 1995, 2089).

NRS 92A.410.  Notification of stockholders regarding right of dissent.

     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

     2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430. (Added to NRS by 1995, 2089; A 1997, 730).

NRS 92A.420.  Prerequisites to demand for payment for shares.

     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

          (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b) Must not vote his shares in favor of the proposed action.

     2. A stockholder who does not satisfy the requirements of subsection 1 is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2089).

NRS 92A.430.  Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

     1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

     2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

          (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

          (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

          (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089).

NRS 92A.440.  Demand for payment and deposit of certificates; retention of rights of stockholder.

     1. A stockholder to whom a dissenter's notice is sent must:

          (a) Demand payment;

          (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

          (c) Deposit his certificates, if any, in accordance with the terms of the notice.

     2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2090; A 1997, 730).

NRS 92A.450.  Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

     1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

     2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action. (Added to NRS by 1995, 2090).

NRS 92A.460.  Payment for shares: General requirements.

     1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

          (a) Of the county where the corporation's registered office is located; or

          (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

     2. The payment must be accompanied by:

          (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

          (b) A statement of the subject corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

          (e) A copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2090)

NRS 92A.470. Payment for shares: Shares acquired on or after date of dissenter's notice.

     1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

     2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480. (Added to NRS by 1995, 2091).

NRS 92A.480.  Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

     1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares. (Added to NRS by 1995, 2091).

NRS 92A.490.  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

     1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

     3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

          (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

          (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470. (Added to NRS by 1995, 2091).

NRS 92A.500. Legal proceeding to determine fair value: Assessment of costs and fees.

     1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

          (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115. (Added to NRS by 1995, 2092).

                                                                      APPENDIX D

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of February 25, 1998 (the "Agreement"), by and between Commercial Bank of Nevada, a Nevada state-chartered bank ("Issuer"), and The Colonial BancGroup, Inc., a Delaware corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger dated as of February 25, 1998 (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into Colonial Bank, a wholly owned subsidiary of Grantee, with Colonial Bank as the surviving corporation; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

          1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

          2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase from time to time up to 167,589 shares (as adjusted as set forth herein) (the "Option Shares"), of Common Stock, par value $1.00 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") equal to $34.00; provided, however, that in no event shall the number of shares for which this option is exercisable exceed 19.9% of the outstanding shares of Issuer Common Stock.

          3. Exercise of Option. (a) Provided that (i) Grantee shall not be in material breach of the agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Date, or (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event, (C) termination of the Merger Agreement in accordance with the terms thereof after the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee due to a material breach by Issuer in accordance with Section 13.2(b) of the Merger Agreement or a termination due to the failure to fulfill conditions set forth in Sections 8.1, 10.1, 10.3, 10.4, 10.6, 10.7 or 10.9 of the Merger Agreement), or (D) eighteen months after termination of the Merger Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event, provided that the termination of the Merger Agreement was due to one of the reasons listed in the parenthetical of Clause (C) above; and provided further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

             (b) As used herein, a "Purchase Event" means any of the following events:

                (i) Without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed, or publicly announced an intention to authorize, recommend, or propose, or shall have entered into any agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation, or other business combination involving Issuer, (B) the disposition, by sale, lease, exchange, or otherwise, of assets of Issuer or any of its subsidiaries representing in either case all or substantially all of the consolidated assets of Issuer, or (C) the issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 25% or more of the voting power of Issuer; or

                (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "1934 Act")) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934
           Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of Issuer Common Stock.

             (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

                (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the 1934 Act), or shall have filed a registration statement under the 1933 Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

                (ii) (1) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, (2) such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, (3) the Issuer's Board of Directors or any person representing such Board shall have commenced negotiations with any person other than Grantee regarding an Acquisition Transaction, or (4) Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced (or otherwise disclosed to the Issuer prior to such public announcement) that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed to Issuer an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the 1933 Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under the BHC Act, the Bank Merger Act, or the Change in Bank Control Act of 1978, or other appropriate banking agency, for approval to engage in an Acquisition Transaction.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the 1934 Act.

             (d) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with Grantee in the filing of the required notice or application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods).

          4. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 11(f) hereof.

             (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

             (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE STOCK REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE LAW AND THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 25, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that: (i) the reference to restrictions arising under the 1933 Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the United States Securities and Exchange Commission ("SEC"), or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the 1933 Act; and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of a substitute certificate without such reference if the Option Shares evidenced by such certificate containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

          5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

             (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

             (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue (and at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance), upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any statutory preemptive rights of any stockholder of Issuer.

          6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

             (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

             (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

          7. Adjustment upon Changes in Capitalization, etc. (a) In the event of a change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, subject to the limitation set forth in Section 2 hereof, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a) or a sale of the Issuer Common Stock for cash at its fair market value), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, the shares of Issuer Common Stock subject to the Option, together with any shares of Issuer Common Stock previously issued pursuant hereto, equal 19.9% of the number of shares of Issuer Common Stock then issued and outstanding.

             (b) In the event that Issuer shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of the Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or
        (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), the Issuer (in each case, such person being referred to as the "Substitute Option Issuer").

             (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

             (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

             (e) The following terms have the meanings indicated:

                (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with the Issuer (if other than the Issuer), (y) the Issuer in a merger in which the Issuer is the continuing or surviving person, and (z) the transferee of all or substantially all of the Issuer's assets.

                (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

                (iii) "Assigned Value" shall mean the highest of (x) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person after the date hereof (other than Grantee), (y) the price per share of the Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with the Issuer, or (z) the highest closing sales price per share of Issuer Common Stock quoted on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS") (or if Issuer Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee or, if there is no such information available, the value of such shares as determined by a nationally recognized investment banking firm compensated and selected by Grantee) within the six-month period immediately preceding the Agreement; provided, however, that in the event of a sale of all or substantially all of the Issuers' assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Issuer as determined by a nationally recognized investment banking firm selected by Grantee (or by a majority in interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale.

                (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event -- higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger, or sale, provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the Issuer, the person merging into the Issuer or by any company which controls or is controlled by such merger person, as Grantee may elect, and provided further that if there is no such trading information available, the price of such shares shall be determined by a nationally recognized investment banking firm selected by Grantee.

             (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause
        (f).

        This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

             (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assumes in writing all the obligations of Issuer hereunder and takes all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer) (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities as defined in Rule 144 under the 1933 Act or any successor provision).

             (h) The provisions of Sections 8, 9, and 10 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer," "Option," "Purchase Price," and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price," and "Substitute Common Stock," respectively.

          8. Repurchase at the Option of Grantee. (a) Subject to the last sentence of Section 3(a), at the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 30 days immediately thereafter, Issuer shall, to the extent permitted by applicable law, repurchase from Grantee the Option and all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its right under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

                (i) The aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

                (ii) The excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

                (iii) The excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

             (b) If Grantee exercises its right under this Section 8, Issuer shall, to the extent permitted by applicable law, with 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Board of Governors of the Federal Reserve System or other regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to this Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Board of Governors of the Federal Reserve System or any other regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee. If the Board of Governors of the Federal Reserve System or other agency prohibits the repurchase in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request, or (ii) to the extent permitted by the Board of Governors of the Federal Reserve System or other agency, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Options Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Grantee shall notify Issuer of its determination under the preceding sentence within five (5) days of receipt of notice of disapproval of the repurchase.

             Notwithstanding anything herein to the contrary, all of the Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

             (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i); (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii); or (iii) the highest closing sales per share of Issuer Common Stock quoted on the NASDAQ/NMS (or if Issuer Common Stock is not quoted on the market or securities exchange on which such shares are traded as traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of the Agreement.

             (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934
        Act) shall have been formed which beneficially owns or has the right the acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii), or 7(b)(iii) shall be consummated.

             (e) In connection with the application of the provisions of this
        Section 8, Grantee acknowledges that Issuer's ability to fund the
        Section 8 Repurchase Consideration in accordance with the provisions of this Section 8 may be dependant upon the ability of Issuer to obtain the prior approval of the Board of Governors of the Federal Reserve System and applicable provisions of Florida law and that, unless there has been an agreement of the type described in Section 7(b), Issuer's obligations under this Section 8 do not impose on the Issuer an obligation to otherwise finance the payment of the Section 8 Repurchase Consideration through the incurrence of indebtedness or the issuance of capital instruments or securities by Issuer in either case sufficient in amount to satisfy the payment of the Section 8 Repurchase Consideration. Accordingly, Issuer shall not be deemed to be in breach of this Section 8 if, after making its best efforts to obtain regulatory authorization for a capital distribution required to pay the
        Section 8 Repurchase Consideration, it is unable to do so.

          9. Quotation: Listing. If the Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the NASDAQ/NMS or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

          10. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the Option of the Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of the Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          11. Miscellaneous.

             (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

             (b) Waiver and Amendments. Any provision of this Agreement may be waived at any time in writing by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

             (c) Entire Agreement: No Third-Party Beneficiary:
        Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and
        (b) is not intended to confer upon any person other than the parties hereto (other than any transferee of the Option Shares or any permitted transferee of this Agreement pursuant to Section 11(h)) any rights or remedies hereunder. If any terms, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to Acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Grantee to Acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

             (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Alabama without regard to any applicable conflicts of law rules.

             (e) Descriptive Headings. The description headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

             (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Issuer to:            Commercial Bank of Nevada
                            2820 West Charleston Boulevard
                            Las Vega, Nevada 89102
                            Telecopy Number: (702) 877-1174

                            Attention: John Gaynor
                                   President and CEO

with a copy to:             Haynie, Rake & Repass, P.C.
                            14651 Dallas Parkway
                            Dallas, Texas 75240
                            Telecopy Number: (972) 716-1850

                            Attention: Mark Haynie

If to Grantee to:           The Colonial BancGroup, Inc.
                            P.O. Box 1108
                            Montgomery, Alabama 36101
                            Telecopy Number: (334) 240-5069

                            Attention: W. Flake Oakley, IV
                                   Chief Financial Officer
with a copy to:             William A. McCrary
                            Vice President & Legal Counsel
                            One Commerce Street
                            Montgomery, Alabama 36104
                            Telecopy Number: (334) 240-5315

             (g) Counterparts. This Agreement and all amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

             (h) Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

             (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

             (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief, and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

ATTEST:                                                 COMMERCIAL BANK OF NEVADA

By:                  /s/ JERRY E. POLIS                 By:                  /s/ JOHN S. GAYNOR
      ------------------------------------------------        ------------------------------------------------
Its:  Chairman                                          Its:  President & CEO

(CORPORATE SEAL)

ATTEST:                                                 THE COLONIAL BANCGROUP, INC.

By:                  /s/ GLENDA ALLRED                  By:                 /s/ W. FLAKE OAKLEY
      ------------------------------------------------        ------------------------------------------------
Its:  Assistant Secretary                               Its:  Chief Financial Officer

(CORPORATE SEAL)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to section 145 of the Delaware General Corporation Law, as amended, and the Restated Certificate of Incorporation of the Registrant, officers, directors, employees, and agents of the Registrant are entitled to indemnification against liabilities incurred while acting in such capacities on behalf of the Registrant, including reimbursement of certain expenses. In addition, the Registrant maintains an officers and directors insurance policy pursuant to which certain officers and all directors of the Registrant are entitled to indemnification against certain liabilities, including reimbursement of certain expenses, and the Registrant has indemnity agreements ("Indemnification Agreements") with certain officers and all of its directors pursuant to which such persons may be indemnified by the Registrant against certain liabilities, including expenses.

         The Indemnification Agreements are intended to provide additional indemnification to directors and officers of BancGroup beyond the specific provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, a company may indemnify its directors and officers in circumstances other than those under which indemnification and the advance of expenses are expressly permitted by applicable statutory provisions.

         Under the Delaware General Corporation Law, a director, officer, employee or agent of a corporation (i) must be indemnified by the corporation for all expenses incurred by him (including attorneys' fees) when he is successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, (ii) may be indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any such proceeding (other than a proceeding by or in the right of the corporation) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses (including attorneys' fees) incurred by him in the defense or settlement of a proceeding brought by or in the right of the corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided that no indemnification may be made under the circumstances described in clause (iii) if the director, officer, employee or agent is adjudged liable to the corporation, unless a court determines that, despite the adjudication of liability but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification for the expenses which the court shall deem proper. The indemnification described in clauses (ii) and (iii) above (unless ordered by a court) may be made only as authorized in a specific case upon determination by
(i) a majority of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion, or (iii) the stock holders, that indemnification is proper in the circumstances because the applicable standard of conduct has been met. Expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the advance if it is ultimately determined that he is not entitled to be indemnified by the corporation. Expenses (including attorneys' fees) incurred by other employees and agents may be advanced by the corporation upon terms and conditions deemed appropriate by the board of directors.

         The indemnification provided by the Delaware General Corporation Law has at least two limitations that are addressed by the Indemnification
Agreements: (i) BancGroup is under no obligation to advance expenses to a director or officer, and (ii) except in the case of a proceeding in which a director or officer is successful on the merits or otherwise, indemnification of a director or officer is discretionary rather than mandatory.

         The Indemnification Agreements, therefore, cover any and all expenses (including attorneys' fees and all other charges paid or payable in connection therewith) incurred in connection with investigating, defending, being a witness or participating in (including an appeal), or preparing to defend, be a witness in or participate in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or otherwise, related to the fact that such director or officer is or was a director, officer, employee or agent of BancGroup or is or was serving at the request of BancGroup as a director, officer, employee, agent, partner, committee member or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such director or officer in any such capacity.

         The Indemnification Agreements also provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the director or officer to reimburse BancGroup for all amounts so advanced if it is subsequently determined, as provided in the Indemnification Agreements, that the director or officer is not entitled to indemnification.

         The Indemnification Agreements further provide that the director or officer is entitled to indemnification for, and advancement of, all expenses (including attorneys' fees) incurred in any proceeding seeking to collect from BancGroup an indemnity claim or advancement of expenses under the Indemnification Agreements, BancGroup's Certificate of Incorporation, or the Delaware General Corporation Law, regardless of whether the director or officer is successful in such proceeding.

         The Indemnification Agreements impose upon BancGroup the burden of proving that the director or officer is not entitled to indemnification in any particular case, and the Indemnification Agreements negate certain presumptions which might otherwise be drawn against a director or officer in certain circumstances. Further, the Indemnification Agreements provide that if BancGroup pays a director or officer pursuant to an Indemnification Agreement, BancGroup will be subrogated to such director's or officer's rights to recover from third parties.

         The Indemnification Agreements stipulate that a director's or officer's rights under such contracts are not exclusive of any other indemnity rights a director or officer may have; however, the Indemnification Agreements prevent double payment. The Indemnification Agreements require the maintenance of directors' and officers' liability insurance if such insurance can be maintained on terms, including rates, satisfactory to BancGroup.

         The benefits of the Indemnification Agreements would not be available if (i) the action with respect to which indemnification is sought was initiated or brought voluntarily by the officer or director (other than an action to enforce the right to indemnification under the Indemnification Agreements); (ii) the officer or director is paid for such expense or liability under an insurance policy; (iii) the proceeding is for an accounting of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; (iv) the conduct of the officer or director is adjudged as constituting an unlawful personal benefit, or active or deliberate dishonesty or willful fraud or illegality; or
(v) a court determines that indemnification or advancement of expenses is unlawful under the circumstances.

         The Indemnification Agreements would provide indemnification for liabilities arising under the Securities Act of 1933, as amended. BancGroup has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) The following is a list of exhibits that are included in Part II of the Registration Statement. Such exhibits are separately indexed elsewhere in the Registration Statement.


                                   DESCRIPTION


Exhibit 2 Plan of acquisition, reorganization, arrangement, liquidation of successor:

         2.1 Agreement and Plan of Merger between The Colonial BancGroup, Inc., Colonial Bank and Commercial Bank of Nevada, dated as of February 25, 1998, included in the Prospectus portion of this Registration Statement at Appendix A and incorporated herein by reference.

         2.2 Stock Option Agreement between The Colonial BancGroup, Inc. and Commercial Bank of Nevada, dated as of February 25, 1998, included in the Prospectus portion of this Registration Statement at Appendix D and incorporated herein by reference.

Exhibit  4        Instruments defining the rights of security holders:

         4.1 Article 4 of the Restated Certificate of Incorporation of the Registrant filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.

         4.2 Amendment to Article 4 of Registrant's Restated Certificate of Incorporation, dated April 16, 1997, filed as Exhibit 4(A)(2) to the Registrant's Registration Statement on Form S-4 (File No. 333- 26217), effective May 9, 1997, and incorporated herein by reference.

         4.3      Article II of the Bylaws of the Registrant filed as Exhibit
                  4.2 to the Registrant's Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.

         4.4 Dividend Reinvestment and Class A Common Stock Purchase Plan of the Registrant dated January 15, 1986, and Amendment No. 1 thereto dated as of June 10, 1986, filed as Exhibit 4(C) to the Registrant's Registration Statement on Form S-4 (File No. 33-07015), effective July 15, 1986, and incorporated herein by reference.

         4.5      Trust Indenture dated as of March 25, 1986, included as
                  Exhibit 4 to the Registrant's Amendment No. 1 to Registration Statement on Form S-2, file number 33-4004, effective March 25, 1986, and incorporated herein by reference.

         4.6 All other instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries - not filed pursuant to clause 4(iii) of Item 601(b) of Regulation S-K, to be furnished upon request of the Commission.

Exhibit 5 Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to certain Delaware law issues of the securities being registered.

Exhibit  8        Tax Opinion of Coopers & Lybrand L.L.P.

Exhibit  23       Consents of experts and counsel:

         23.1     Consent of Coopers & Lybrand L.L.P.

         23.2     Consent of McGladrey & Pullen, LLP

         23.3     Consent of Hoefer & Arnett, Incorporated

         23.4     Consent of Miller, Hamilton, Snider & Odom, L.L.C.

Exhibit  24       Power of Attorney

Exhibit  99       Additional exhibits:

         99.1     Form of Proxy of Commercial Bank of Nevada

         (b)      Financial Statement Schedules

                  The financial statement schedules required to be included pursuant to this Item are not included herein because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 22.          UNDERTAKINGS.

         (a)      The undersigned hereby undertakes as follows as required by
                  Item 512 of Regulation S-K:

                  (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                  (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately above, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         (d)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (e) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 17th day of April, 1998.

                                       THE COLONIAL BANCGROUP, INC.



                                       By:  /s/ Robert E. Lowder
                                          -------------------------------
                                                Robert E. Lowder
                                                Its Chairman of the Board
                                                of Directors and Chief
                                                Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES                        TITLE                                     DATE



/s/ Robert E. Lowder              Chairman of the Board                       **
-----------------------------     of Directors and Chief Executive
Robert E. Lowder                  Officer


/s/ W. Flake Oakley, IV           Chief Financial                             **
-----------------------------     Officer, Secretary
W. Flake Oakley, IV               and Treasurer (Principal
                                  Financial Officer and
                                  Principal Accounting
                                  Officer)

                                  Director
-----------------------------
Lewis Beville



          *                       Director                                    **
-----------------------------
Young J. Boozer, Jr.

                                  Director
-----------------------------
William Britton



                                  Director
-----------------------------
Jerry J. Chesser



          *                       Director                                    **
-----------------------------
Augustus K. Clements, III


         *                        Director                                    **
-----------------------------
Robert C. Craft



          *                       Director                                    **
-----------------------------
Patrick F. Dye



          *                       Director                                    **
-----------------------------
James Hewitt


                                  Director
-----------------------------
Clinton O. Holdbrooks



                                  Director
-----------------------------
D. B. Jones



       *                          Director                                    **
-----------------------------
Harold D. King

         *                        Director                                    **
-----------------------------
John Ed Mathison



         *                        Director                                    **
-----------------------------
Milton E. McGregor



         *                        Director                                    **
-----------------------------
John C. H. Miller, Jr.



                                  Director
-----------------------------
Joe D. Mussafer



                                  Director
-----------------------------
William E. Powell



                                  Director
-----------------------------
J. Donald Prewitt




        *                         Director                                    **
-----------------------------
Jack H. Rainer



        *                         Director                                    **
-----------------------------
Jimmy Rane



        *                         Director                                    **
-----------------------------
Frances E. Roper

        *                         Director                                    **
-----------------------------
Simuel Sippial



                                  Director
-----------------------------
Ed V. Welch


* The undersigned, acting pursuant to a power of attorney, has signed this Registration Statement on Form S-4 for and on behalf of the persons indicated above as such persons' true and lawful attorney-in-fact and in their names, places and stead, in the capacities indicated above and on the date indicated below.


/s/ W. Flake Oakley, IV
--------------------------
W. Flake Oakley, IV
Attorney-in-Fact

**  Dated: April 17, 1998

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549





                            -------------------------





                                   EXHIBITS TO

                                    FORM S-4


                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933





                            -------------------------






                          THE COLONIAL BANCGROUP, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  EXHIBIT INDEX



EXHIBIT                                                                          PAGE
-------                                                                          ----

Exhibit 2 Plan of acquisition, reorganization, arrangement, liquidation of successor:

         2.1      Agreement and Plan of Merger between The Colonial BancGroup,
                  Inc., Colonial Bank and Commercial Bank of Nevada, dated as of
                  February 25, 1998, included in the Prospectus portion of this registration statement at Appendix A and incorporated herein by reference.

         2.2      Stock Option Agreement between The Colonial BancGroup, Inc.
                  and Commercial Bank of Nevada, dated as of February 25, 1998, included in the Prospectus portion of this Registration
                  Statement at Appendix D and incorporated herein by reference.

Exhibit  4        Instruments defining the rights of security holders:

         4.1      Article 4 of the Restated Certificate of Incorporation of the
                  Registrant filed as Exhibit 4.1 to the Registrant's Current
                  Report on Form 8-K, dated February 21, 1995, including the amendment to Article 4 noted at Exhibit 4(B) above, and incorporated herein by reference.

         4.2      Amendment to Article 4 or Registrant's Restated Certificate of
                  Incorporation, dated April 16, 1997, filed as Exhibit 4(A)(2) to the Registrant's Registration Statement on Form S-4 (File
                  No. 333- 26217), effective May 9, 1997, and incorporated herein by reference.

         4.3      Article II of the Bylaws of the Registrant filed as Exhibit
                  4.2 to the Registrant's Current Report on Form 8-K, dated
                  February 21, 1995, and incorporated herein by reference.

         4.4 Dividend Reinvestment and Class A Common Stock Purchase Plan of the Registrant dated January 15, 1986, and Amendment No. 1 thereto dated as of June 10, 1986, filed as Exhibit 4(C) to the Registrant's Registration Statement on Form S-4 (File No.
                  33-07015), effective July 15, 1986, and incorporated herein by reference.

         4.5      Trust Indenture dated as of March 25, 1986, included as
                  Exhibit 4 to

                  the Registrant's Amendment No. 1 to Registration Statement on
                  Form S-2, file number 33-4004, effective March 25, 1986, and incorporated herein by reference.

         4.6 All other instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries - not filed pursuant to clause 4(iii) of Item 601(b) of Regulation
                  S-K to be furnished upon request of the Commission.

Exhibit 5 Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to certain Delaware law issues of the securities being registered.

Exhibit  8        Tax Opinion of Coopers & Lybrand L.L.P.

Exhibit  23       Consents of experts and counsel:

         23.1     Consent of Coopers & Lybrand L.L.P.

         23.2     Consent of McGladrey & Pullen, LLP

         23.3     Consent of Hoefer & Arnett, Incorporated

         23.4     Consent of Miller, Hamilton, Snider & Odom, L.L.C.

Exhibit  24       Power of Attorney

Exhibit  99       Additional exhibits:

         99.1     Form of Proxy of Commercial Bank of Nevada